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As filed with the Securities and Exchange Commission on December 19, 2002	Registration No. 333-97775

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

mPHASE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	7385	22-2287503

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

587 Connecticut Avenue
Norwalk, Connecticut 06854-1711
Telephone: (203) 838-2741
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin S. Smiley
Chief Financial Officer
mPHASE TECHNOLOGIES, INC.
587 Connecticut Avenue
Norwalk, Connecticut 06854-1711
Telephone: (203) 831-2242
Telecopy: (203) 853-3304
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common stock, no par value	25,000,000	$0.30	$7,500,000	$690.00
Rights to purchase common stock	25,000,000	0	—	—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(e) and Rule 457(g)(1) under the Securities Act of 1933, as amended, on the basis of the proposed offering price per share of our common stock.
(2)	$634.80 was previously paid in connection with the initial filing.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

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SUBJECT TO COMPLETION, December 19, 2002

PROSPECTUS

mPHASE TECHNOLOGIES, INC.
RIGHTS OFFERING
25,000,000 Rights to Purchase
25,000,000 Shares of Common Stock

We are offering up to 25,000,000 shares of common stock. We are offering our common stock in a rights offering. You will receive one subscription right for every five (5) shares of common stock that you owned on _________________, the record date. You will not receive any fractional rights. Each subscription right entitles you to purchase one share of common stock for a subscription price of $0.30 per share. This is your basic subscription privilege. If you fully exercise your rights and other shareholders do not fully exercise their rights, you may elect to purchase additional shares on a pro rata basis with other oversubscribing shareholders. This is your oversubscription privilege. Because a number of our shareholders own fewer than 1,250 shares, as an alternative to exercising their basic subscription privilege and their oversubscription privilege, each such shareholder will be given the right to purchase up to an aggregate of 1,250 shares regardless of the n umber of shares owned.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “XDSL.OB”. On December 18, 2002, the last reported sale price for our common stock was $0.191 per share.

The rights are exercisable beginning on the date of this prospectus. Your subscription privileges expire on ___________, 2003. However, we have the option of extending the expiration date of the subscription period. The rights that have not been subscribed for as of the expiration date of the subscription period may be assigned by us to other purchasers for up to six months following the expiration date of the subscription period.

The rights may be sold or transferred to non-shareholders. We may elect to have the rights listed for trading on the Over-the-Counter Bulletin Board. There is no guarantee that we will get the rights trading if we elect to have the rights listed for trading and there is no assurance that the rights will be traded in a fair and orderly manner.

We urge you to read carefully the “Risk Factors” section beginning on page 9 where we describe specific risks associated with an investment in us and our securities before you make your investment decision.

Subscription Agent: Jersey Transfer & Trust Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2003.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. We urge you to read the entire prospectus carefully. We also encourage you to review the financial statements and other information provided in reports and other documents that we file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, as described under “Where You Can Find More Information.”

OUR BUSINESS

mPhase Technologies, Inc. is a development stage technology company headquartered in Norwalk, Connecticut. We develop and sell high-speed broadband communications. Specifically, equipment which enables or supports Digital Subscriber Line technology commonly referred to as DSL. Our principal product, the Traverser™, is a patented end to end system that may be used by U.S. and international telephone companies and other telecommunications service providers to simultaneously deliver up to 384 channels of digital television programming, high-speed Internet access and voice services over the existing copper telephone wire infrastructure.

The Traverser™ allows these communications service providers to substantially reduce their cost of offering enhanced DSL services by using a technology which does not require fiber optic cable to be installed in their subscribers’ neighborhoods. Communications service providers deploying the Traverser™ can offer digital television, data and voice services as a bundled product or offer each service separately, depending on subscriber demand and the service providers’ objectives. We believe the Traverser™ (especially in international markets) allows telephone service providers to penetrate the multi-channel television programming market and compete with cable access television and direct broadcast satellite service providers. We believe that by using the Traverser™, telephone companies will be able to capitalize on, and compete effectively in, the market for integrated television, data and voice services.

In addition to designing, manufacturing and selling the hardware and software necessary to deliver converged communications services over telephone wires, mPhase has also secured appropriate relationships and licenses with content originators in the U.S. for approximately 90 channels of television programming. Our established relationships and contracts allow telephone companies to secure rights to and purchase a full compliment of television programming directly from our subsidiary company, mPhaseTelevision.Net, Inc. (herein referred to as “mPhaseTV”). By utilizing mPhaseTV’s content services, customers of mPhase do not have to spend the substantial amount of time and resources required to negotiate their own contracts with individual content providers. We believe the establishment of mPhaseTV helps to facilitate the sale of the Traverser™ system by streamlining the process for a telephone company to also become a television service provi der.

We principally market the Traverser™ system to independent telephone companies in the United States and international telephone companies to enable them to offer bundled services and better compete in the emerging market for integrated voice, data and video services. We believe the Traverser™ offers the most cost-effective and reliable multi-service solution for traditional telecommunication service providers available today.

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Since our inception in October 1996, our primary operating activities have consisted of designing, manufacturing and testing the Traverser™ product, establishing relationships with third party equipment developers and contract manufacturers, and commencing test trials and preliminary sales and marketing efforts. We have not yet derived significant revenue from sales of the Traverser™.

We have installed a commercially ready system at Hart Telephone in Hartwell, GA and BMW Manufacturing in Spartansburg, SC. Hart Telephone currently has approximately 120 subscribers receiving 84 channels of television, high-speed Internet and voice services over their existing copper telephone lines. BMW has deployed 62 units and intends to expand the size of their installation this summer. Additionally, mPhase has a number of trial systems installed in other countries that it hopes to convert to commercial installations.

The Traverser™ is priced competitively compared to our competitors’ equipment and is relatively simple to deploy and maintain. Additionally, mPhase intends to release a cost-reduced version of the Traverser™ system in the calendar 4th quarter of next year. mPhase has entered into a contract with an engineering group that is part of an established telecommunications company to achieve significant cost reductions. mPhase has also developed a line of DSL component products. These products are microfilters, splitters and line extenders.

We have generated revenue from the sale of ancillary components related to our DSL technology, including our proprietary POTS Splitter shelves. For the year ending June 30, 2002 and the quarter ending September 30, 2002 (unaudited), sales from our POTS Splitter Shelves were approximately $2,582,446 and $210,077, respectively.

We recently announced the release of our “Intelligent” line of central office POTS Splitters, which we believe significantly lowers the cost of deploying DSL services by reducing the operational cost of loop qualification. The Company recently entered into an exclusive worldwide distribution agreement with Corning Cable Systems for this product.

We are incorporated in New Jersey. Our operations are headquartered at 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711 and our telephone number at the above address is (203) 838-2741.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

What is a right?

You will receive, at no charge, 1 right for every 5 shares of common stock you own as of the record date. Rights enable you to purchase additional shares of common stock for $0.30 per share. For example, if you owned 100 shares of common stock on the record date, and receive 20 rights, you will have the right to purchase 20 shares for $0.30 per share. This is your basic subscription privilege. However, if you own 1,250 or fewer shares you may exercise up to 1,250 rights in lieu of exercising your basic subscription privilege and oversubscription privilege.

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What is the record date?

_________________ at 5:00 p.m. Only our shareholders as of the record date will receive subscription rights.

Why is mPhase offering the rights?

We are seeking additional equity. Our board of directors has chosen to give you the opportunity to buy more shares of common stock at the same price and on the same terms and conditions as each other shareholder.

Has the board of directors made a recommendation regarding this offering?

Our board of directors makes no recommendation to you about whether you should exercise any rights in this offering.

How soon must you act?

The rights expire on___________, 2003 at 5:00 p.m. The subscription agent must actually receive all required documents and payments before that date and time.

May I sell or give away my rights?

Yes, The rights are transferable and it is anticipated that they will trade on the Over-The-Counter Bulletin Board and may be purchased and sold through brokers in the same manner as our common stock until the close of business on the last trading day prior to the end of the subscription period, that trading day being _____________, 2003, unless we extend the date. We cannot guarantee, however, that any market for the rights will develop or, if a market does develop, that the market will remain available throughout the period in which the subscription rights may be exercised.

Will the right trade?

We may elect to have the rights listed for trading on the Over-the-Counter Bulletin Board. There is no guarantee that we will get the rights trading if we elect to have the rights listed for trading.

We cannot guarantee, however, that any market for the rights will develop.

What is the oversubscription privilege?

If you fully exercise your basic subscription privilege, the over subscription privilege entitles you to subscribe for additional shares of common stock at the same subscription price of $0.30 per share that applies to your basic subscription privilege. If there are not enough shares to satisfy each shareholder’s oversubscription privilege then we will issue the shares on a pro rata basis based on the shareholders who exercised their basic subscription privilege.

What are the limitations on the oversubscription privilege?

We will be able to satisfy your exercise of the oversubscription privilege only if our other shareholders receiving rights do not elect to purchase all of the shares offered under their basic subscription privilege. Additionally,

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each shareholder who owns less than 1,250 shares will be given a right to purchase up to 1,250 shares in lieu of such stockholder’s basic and oversubscription privileges. If there are not enough shares to satisfy such shareholder, then we will issue the shares on a pro rata basis.

What if there are unallocated shares?

The Company can allocate shares, which are not subscribed for, at their sole discretion either among current shareholders or non-shareholders. Rights not exercised by the expiration date, __________, 2003, become assignable at the discretion of the Company.

Am I required to subscribe in this offering?

No. You are not required to exercise any rights, purchase any new shares or otherwise take any action in response to this offering.

What will happen if I do not exercise my rights?

You will retain your current number of shares even if you do not exercise your rights. However, if you do not exercise your rights and other shareholders do, the percentage of mPhase that you own will diminish.

Will my country or state of residence affect my ability to participate in the rights offering?

Yes. In order to comply with state blue sky laws or the laws of the country in which you reside, we may not be able to accept subscriptions from those of our shareholders that reside in certain states or countries.

How did we arrive at the offering price?

We determined the offering price of $0.30 per unit based on the current market price of our common stock, the amount of capital we are seeking to raise, our other alternatives for raising capital and other factors we deemed relevant.

May I change or cancel my exercise of rights after I send in the required forms?

No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your rights.

Will my money be returned if this offering is amended, withdrawn or terminated?

If we terminate or cancel this offering, or any submitted subscriptions no longer comply with the amended terms of this offering, we will promptly return your subscription price, but without any payment of interest.

What are the U.S. federal income tax consequences of exercising my rights?

The receipt and exercise of your rights are intended to be nontaxable under U.S. federal law.

When will I receive my new shares?

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If you purchase shares of common stock through the rights offering, you will receive those shares as soon as practicable after the expiration date of the offering.

How much money will we receive from the rights offering?

Our gross proceeds from the rights offering depends on the number of shares that are purchased. If all rights are exercised, then we will receive gross proceeds of approximately $7,500,000 in cash.

How will we use the proceeds from the rights offering?

We will use any proceeds generated from the exercise of rights in this rights offering for general corporate purposes, working capital and for repayment of certain indebtedness.

How many shares will be outstanding after the rights offering?

If we sell all of the shares offered by this prospectus, then we will issue approximately 25,000,000 shares of common stock and then we will have approximately 90,932,341 shares of common stock outstanding.

What should I do if I want to participate in this offering, but my shares are held in the name of my broker, dealer or other nominee?

If you hold your shares of common stock through a broker, dealer or other nominee, for example, through a custodian bank, then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for the shares you wish to purchase. Therefore, you will need to have your record holder act for you.

What fees or charges apply if I purchase shares?

We are not charging any fee or sales commission to issue rights to you or to issue shares of common stock to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

What happens if the maximum number of shares is not subscribed for by the shareholders?

We will attempt to sell any shares of common stock not subscribed for during the subscription period in a public offering to other purchasers for a period of up to six months following the expiration of the subscription period.

How do I exercise my rights? What forms and payment are required to purchase shares?

As a record holder of our shares of common stock, on _________________, you are receiving this prospectus, a subscription certificate evidencing your subscription rights and instructions on how to purchase shares. If you wish to participate in this offering, then, before your rights expire, you must:

•	deliver the subscription price by certified or cashier’s check or bank draft drawn upon a U.S. bank, or a U.S. postal money order,

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or a personal check that clears before expiration of the rights; and
•	deliver a properly completed subscription certificate. The instructions also describe an alternate procedure called “Notice of Guaranteed Delivery,” which allows an extra three days to deliver the subscription warrant if full payment is received before the expiration date and a securities broker or qualified financial institution signs the “Notice of Guaranteed Delivery” form to guaranty that your properly completed subscription warrant will be timely delivered.

To whom should I send forms and payments?

You should send your subscription documents and payment by mail or courier service to:

JERSEY TRANSFER & TRUST COMPANY

201 Bloomfield Avenue
Bloomfield, New Jersey 07044
Attention: Jeffrey Manger

For instructions on how your subscription payment should be sent to the subscription agent, see “The Offering – Required Forms of Payment of Subscription Price” on page 26.

Securities brokers and other qualified financial institutions can use an alternate procedure called “Notice of Guaranteed Delivery.” See “The Offering – Special Procedure under “Notice of Guaranteed Delivery” Form on page 27.

What should I do if I have other questions?

If you have questions, need additional copies of offering documents or otherwise need assistance, please contact the information agent for this offering:

mPHASE TECHNOLOGIES, INC.
587 Connecticut Ave.
Norwalk, CT 06854
Telephone: 877-505-2790
OR SEE OUR WEBSITE

To ask other questions or to receive copies of our recent SEC filings, you also can contact us by mail or telephone, or refer to the other sources described under “Where You Can Find More Information.”

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SUMMARY FINANCIAL DATA

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes included in this prospectus. The statements of operations data from October 2, 1996 (date of inception) to June 30, 1997 are derived from financial statements that have been audited by Schuhalter, Coughlin & Suozzo, LLC, independent auditors. The statement of operations data for the years ended June 30, 1998, 1999, 2000 and 2001 are derived from financial statements that have been audited by Arthur Andersen included in this prospectus. The statement of operations data for the three months ended September 30, 2001 and September 2002 and the balance sheet data as of September 30, 2002 are derived from the unaudited financial statements reviewed by Arthur Andersen, LLP and Rosenberg Rich Baker Berman & Company respectively included in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements. The results for the three months ended September 30, 2002 are not necessarily indicative of the operating results to be expected in the future.

		Year ended June 30,					Three months ended September 30,

	From Inception (October 2, 1996) to June 30, 1997	1998	1999	2000	2001	2002	2001 (Unaudited)	2002 (Unaudited)

STATEMENT OF OPERATIONS DATA:
Total Revenue	$—	$—	$—	$279,476	$10,524,134	$2,582,446	$537,008	$210,077
Costs and Expenses:
Cost of sales	—	—	—	131,756	5,804,673	2,415,129	456,699	197,319
Research and development	192,502	2,297,282	3,562,901	10,156,936	10,779,570	3,819,583	1,111,416	803,294
Licensing fees	37,500	450,000	—	—	—	—	—	—
General and administrative	540,722	1,259,801	4,683,109	17,516,216	16,150,711	6,490,373	2,644,088	870,262
Depreciation & amortization	10,522	29,131	410,303	471,101	660,372	670,183	193,079	130,729
Non-cash compensation charge	—	—	13,002,605	10,343,114	1,170,903	548,550	217,500	22,520

Operating loss	(781,246)	(4,036,214)	(21,658,918)	(38,339,647)	(24,042,095)	(11,361,372)	(4,085,774)	(1,814,047)
Other income (expense), net	—	(304,845)	(1,161,622)	20,000	—	142,236	32,528	40,725
Interest income (expense)	—	—	(17,804)	158,105	43,361	(26,225)	(10,087)	(18,735)

Net loss	$(781,246)	$(4,341,059)	$(22,838,344)	$(38,161,542)	$(23,998,734)	$(11,245,361)	$(4,063,333)	$(1,792,057)
Basic and diluted net loss per share*	$(0.10)	$(0.46)	$(1.42)	$(1.41)	$(0.72)	$(0.23)	$(0.10)	$(0.03)
Shares used in basic and diluted net	7,806,487	9,336,340	16,038,009	26,974,997	33,436,641	26,974,997	42,037,506	60,881,131

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As of September 30, 2002

BALANCE SHEET DATA:
Cash and cash equivalents	$4,125
Working capital (deficit)	(124,676)
Total assets	5,947,154
Total stockholders’ equity (deficit)	(248,237)

*	Does not include any common stock equivalents since their effect would be anti-dilutive.

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RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus and in our reports incorporated by reference into this prospectus before deciding to purchase shares of this offering.

RISKS RELATED TO THIS OFFERING

The rights offering could result in a dilution to your percentage ownership of mPhase.

If you do not exercise any of your rights, then your percentage ownership in mPhase will be reduced if other shareholders exercise their rights. Even if you participate in the rights offering, your percentage ownership of mPhase may be reduced if other shareholders exercise their oversubscription privilege and you do not or if shareholders owning less than 1,250 shares exercise their rights to purchase 1,250 shares.

The price of our common stock may decline before or after the subscription rights expire.

The public trading market price of our common stock may decline after you exercise your subscription rights. If that occurs, you will have committed to buy common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, following the exercise of subscription rights you may not be able to sell your common stock at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of this offering, you may not be able to sell the common stock you purchase in this offering. Certificates representing our common stock purchased will be delivered as soon as practicable after expiration of this offering.

Once you exercise your subscription rights, you may not revoke the exercise even if you no longer desire to invest in us.

Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if circumstances arise after you have subscribed in the offering that eliminate your interest in investing in our common stock, you will be required to purchase the common stock for which you subscribed.

If you do not act promptly and follow instructions carefully, you may not be able to participate in this offering and your current investment could be diluted.

Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by our subscription agent, the Jersey Transfer & Trust Company, prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.

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RISKS RELATED TO FINANCIAL ASPECTS OF OUR BUSINESS

We expect to incur substantial net losses for the foreseeable future and we need to raise substantial additional capital.

We expect to generate operating losses and negative cash flow into the foreseeable future because we must fund our increasing sales, marketing and promotional activities, our equipment production efforts and our continued research and development activities to maintain our technology and develop new technology. We expect to fund these activities through additional public or private offerings of our stock.

We had net losses, including non-cash charges of approximately $1.8 million (unaudited) and $11.3 million for the three-month period ended September 30, 2002 and the fiscal year ended June 30, 2002, respectively. We sold Splitters and Microfilters in the amount of $210,077 for the period between July 1, 2002 and September 30, 2002 (unaudited) and approximately $2.58 million in the fiscal year ended June 30, 2002. We cannot be certain when and if we will achieve sufficient revenues in relation to our expenses to become profitable. We believe that increasing our revenues will depend in large part on our ability to:

—	raise additional capital;
—	finalize the commercial design of the Traverser™ and its management software;
—	decrease the overall cost of our system significantly;
—	generate significant revenue from sales of the Traverser™;
—	gain market acceptance for our products and increase our market share based upon the timing, strength and success of our sales efforts and our strategic and commercial alliances;
—	develop effective marketing and other promotional activities to penetrate our target customer base;
—	develop strategic and commercial relationships that balance our current and long-term ability to capitalize on our technology; and
—	generate and sustain substantial revenue growth while maintaining reasonable expense levels.

Slower revenue growth than we anticipate or operating expenses that exceed our expectations would materially harm our business. If we achieve profitability, we cannot be certain that we will be able to sustain or increase that profitability in the future.

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Our limited operating history makes it difficult for you to evaluate our business and prospects.

As of September 30, 2002, we received no purchase orders for the Traverser™ or programming content offered by our subsidiary mPhaseTV. Our revenue of approximately $2,582,446 for the fiscal year ended June 30, 2002 and $210,077 for the three months ended September 30, 2002 was derived largely from sales of our DSL component products. We generated $20,000 and $5,500 from sales of trial versions of the Traverser™ product for the fiscal years ended June 30, 2000 and June 30, 2001 respectively and $97,700 from the sales of the Traverser™ in the fiscal year ended June 30, 2002. As a result, we have only a limited operating history and no sales of our principal product upon which you may evaluate our business and prospects. You should consider our prospects in light of the heightened risks and unexpected expenses and difficulties frequently encountered by companies in an early stage of development. These risks, expenses and difficulties, which are described further in this section entitled “Risk Factors”, particularly apply to us because the market for equipment that delivers voice, data and video services is new and rapidly evolving. Due to our limited operating history, it will be difficult for you to evaluate whether we will successfully address these risks.

Because our sales cycle is lengthy and variable, the timing of our revenues is difficult to predict, and we may incur marketing expenses with no guarantee of future sales.

Our potential customers view the purchase of the Traverser™ as a significant and strategic decision. As a result, our customers, the foreign and domestic telecommunications service providers, will typically undertake significant evaluation and testing of our products before deployment. This evaluation process frequently results in a lengthy sales cycle, typically ranging from six months to more than a year. Furthermore, we are targeting international communications service providers, which operate under a number of different telecommunications equipment compliance standards. These international service providers will require that we receive local standards approval before we are able to enter into field trials or definitive sales agreements. Furthermore, because we are selling a new product with limited real environment exposure, tests and trials may not necessarily result in purchases of the Traverser™.

Before a customer places an order, we may incur substantial sales and marketing expenses and expend significant management efforts. In addition, because our customers are both domestic and foreign telecommunications service providers, product purchases may frequently be subject to unexpected government regulatory, administrative, processing and other delays on the part of our customers. Moreover, purchase orders for our products may have lengthy payable periods because of payment delay from our customers. As a result, sales forecasted attributable from a potential customer may not be realized and this could result in lower than expected revenues.

We may not be able to obtain sufficient financing to fund our business and, as a result, we may not be able to grow and compete effectively.

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We expect to incur substantial expenses to develop and market our products. We expect to generate losses into the foreseeable future, so we do not expect that the income from our operations will be sufficient to satisfy our cash requirements. We may need additional capital if we need to respond to unforeseen technological or marketing hurdles, or if we desire to take advantage of unanticipated opportunities. Therefore, we will need to seek additional financing from public or private sources. Our success in raising enough additional financing to satisfy our capital requirements will depend on a number of factors, including:

—	market conditions;
—	the success of our product development efforts;
—	the volatility of the price of the Company’s common stock;
—	our operating performance; and
—	investor sentiment.

The status of these factors may make the timing, amount, terms and conditions of additional financing unattractive for us. In addition, to the extent that we are able to obtain additional financing through the issuance of equity securities, our stockholders may experience dilution. If we obtain financing through loans or any other type of debt financing, we may become subject to restrictions on our spending or ability to pay dividends. Funds may not be available at the time or times needed on terms acceptable to us, if at all. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of market opportunities, to develop products or to otherwise respond to competitive pressures effectively.

Our operations may become strained due to our growth.

Upon successful testing and introduction of the Traverser™, we will need to expand our marketing and sales efforts, operations and production, as well as provide customer support. Our management, personnel, systems, procedures, controls and customer service may be inadequate to support such expansion. We expect significant strains on our order and fulfillment process, our quality control systems and customer support once the sales of the Traverser™ commences. To manage expansion effectively, we must implement and improve our operational systems, procedures, controls and customer service on a timely basis and increase our staff or obtain these services through third party contractors. We will also require capital to attain this growth and management. If we are unable to properly manage operations, controls and customer support, or secure financing to implement this growth, our operating results, reputation and customer relationships could be harmed.

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RISKS RELATED TO OUR PRODUCT AND OUR TARGET MARKETS

A significant market for our products may not develop if telephone companies do not successfully deploy broadband services such as high-speed data and video.

Many telephone companies are offering high-speed data services. Most telephone companies have not offered multi-channel video services at all. Unless telephone companies make the strategic decision to enter the market for providing broadband services, a significant market for our products may not develop. Sales of our products largely depend on the increased use and widespread adoption of broadband services and the ability of our customers to market and sell broadband services, including video services, to their customers. Certain critical issues concerning use of broadband services are unresolved and will likely affect their use. These issues include security, reliability, speed and volume, cost, government regulation and the ability to operate with existing and new equipment. Even if telephone companies decide to deploy broadband services, this deployment may not be successful. Telephone companies may delay deployments of broadband services. Factors tha t could cause telephone companies not to deploy, to delay deployment of, or to fail to deploy successfully the services for which our products are designed include the following:

—	industry consolidation;
—	regulatory uncertainties and delays affecting telephone companies;
—	varying quality of telephone companies’ network infrastructure and cost of infrastructure;
—	upgrades and maintenance;
—	inexperience of telephone companies in providing broadband services and the lack of sufficient technical expertise and personnel to install products and implement services effectively;
—	uncertain subscriber demand for broadband services;
—	inability of telephone companies to predict return on their investment in broadband capable infrastructure and equipment; and,
—	decreased capital expenditures by telephone companies.

Unless our products are successfully deployed and marketed by telephone companies, we will not be able to achieve our business objectives and increase our revenues.

Government regulation of our customers and related uncertainty could cause our target customers to delay the purchase of our products.

Our target market consists of domestic and international telecommunications service providers. Domestic communications service providers are regulated by The Federal Communications Commission, or FCC. They also require that equipment located at their facilities comply with FCC, NEBS, UL and ANSI standards. International telecommunications service providers operate under a number of various equipment compliance standards and are regulated by their respective governments and agencies. These international service providers will require that we receive local government and regulatory approval before we are able to enter into field trials or definitive sales agreements.

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In the U.S., The Telecommunications Act of 1996 requires regional Bell operating companies, to offer their competitors cost-based access to some elements of their networks. These telephone companies may not wish to make expenditures for infrastructure and equipment required to provide broadband services if they will be forced to allow competitors access to this infrastructure and equipment. The FCC recently announced that, except in limited circumstances, it will not require incumbent carriers to offer their competitors access to the facilities and equipment used to provide high-speed data services. Nevertheless, other regulatory and judicial proceedings relating to telephone companies’ obligations to provide elements of their network to competitors are pending.

The uncertainties caused by both foreign and domestic regulatory proceedings may cause telephone companies to delay purchasing decisions. The outcomes of any regulatory proceedings may cause these telephone companies not to deploy services for which our products are designed or to further delay deployment. Additionally, telephone companies’ deployment of broadband services may be slowed down or stopped because of the need for telephone companies to obtain permits from city, state, federal or foreign national authorities to implement infrastructure for products such as ours. Any delay in deployment of products by our customers could harm our sales.

Our potential customers will not purchase our products if they do not have the infrastructure necessary to use our products. The Traverser™ is based on the use of copper telephone wire. The copper wire infrastructures installed and maintained by telephone companies vary in quality and reliability. A significant portion of the existing networks have been installed and repaired over many years and are out of date. The copper wiring used by telephone companies is also unshielded, making data transmission susceptible to interference. In addition, copper wiring has a basic transmission property that causes the signal quality to degrade rapidly as the frequency increases or the distance traveled by the signal increases. As a result of these limitations, the Traverser™ may not be a viable solution for customers requiring service at performance levels beyond the current limits of copper telephone wire and this could harm our sales.

Successful implementation of the Traverser™ is highly dependent on the telephone companies’ commitment and ability to continue to maintain their infrastructure so that it will operate at a consistently high performance level. Copper wire infrastructure upgrades may be costly, and telephone companies may not have the necessary financial resources.

This is particularly true for the smaller independent telephone companies and international telephone companies who are an important part of our target market. If our potential customers lack the adequate infrastructure, we may not be able to sell the Traverser™ to them and generate the revenues we anticipate.

Additionally, in order to utilize our products to offer digital video services, our potential customers may need to build a digital headend to receive video broadcasts and install fiber optic cable from these stations to their central offices. The capital expenditures required to install the earth stations may exceed the financial resources of our potential customers. There can be no assurance that our potential customers will make the investment necessary to upgrade their facilities in order to use our products.

Telecommunications service providers are already offering direct broadcast services.

Certain telecommunications service providers, such as Bell Canada, are currently offering Direct Broadcast Services, commonly referred to as “DBS”, a technology which provides multiple channel digital television through satellite distribution to individual satellite dish receptors located at the home. Because there are

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telecommunications service providers that sell DBS services, these telecommunications service providers already provide their subscribers with access to a digital television service and do not require our technology to provide digital video services.

RISKS RELATED TO OUR INDUSTRY

Intense competition in the telecommunications equipment market could limit or prevent our profitability.

The telecommunications sector overall has experienced a significant global downturn in spending over the past year. A number of the industry leaders have faltered resulting in devastating effects across the industry. The dramatic pull back in spending among service providers, coupled with the malaise of the capital markets has halted the growth of the sector. While the Company remains optimistic about the future of broadband, we don't anticipate an upturn of events until service providers in general are able to emerge from their current financial challenges.

In addition to the shifting economic climate, the telecommunications equipment market is also characterized by swift technological change. Currently, communications service providers have the option to offer several broadband solutions in the last mile, including the existing ISDN or T–1 technologies, fiber optic or hybrid coaxial cable and wireless and satellite delivery methods. Communications service providers may use these other technologies instead of DSL to offer their subscribers broadband access.

mPhase's competitors who sell DSL systems like the Traverser™ or other technologies, which incorporate broadband solutions over copper wire include: ADC, Alcatel S.A., Copper Mountain, Advanced Fiber Communications, Innovia, Ericsson, Fujistsu, Lucent Technologies, Marconi, NEC, Next Level Communications, Nortel, Huawei Technologies, Nokia, DVTel, Inc., Turnstone, Paradyne Networks, Samsung, 2Wire, Siemens, TUT Systems, Motorola, and Westell. In addition, we also compete with ImagicTV and Myrio Corporation, which provide infrastructure software products to deliver multi-channel digital television over telephone networks by using Internet Protocol.

If we are unable to compete effectively in the telecommunications market or, in particular, the market for DSL telecommunications equipment, our revenue and future profitability may be materially adversely affected. Most of our current and potential competitors have significantly greater selling and marketing experience, technical capability and manufacturing and financial resources. Our competitors may be able to predict future market trends more accurately than we can and, as a result, develop new technologies that compete with our products or even render our products obsolete. Although we believe that our products have certain technological advantages over our competitors, realizing and maintaining such advantages will require a continued high level of investment in research and development, marketing and customer service and support. Additionally, new competitors with greater market presence and financial resources may enter our market, thereby further intensifying competition.

The demand for our products may not develop.

Technologies that compete with our products include telecommunications-related wireline technologies, cable-based technologies, fixed wireless technologies and satellite technologies. If our potential customers choose these alternative technologies to deploy high-speed services, our business, financial condition and results of operations could be harmed. Our technology may not be able to compete effectively against these technologies on price, performance or reliability. While we believe a market exists for our products, there can be no assurance that our products will gain wide market acceptance or that we will be able to maintain any market share through innovation. The development of our DSL products is a complex and uncertain process requiring accurate

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anticipation of technological and market trends. We may not be successful in our development or introduction of new products.

Our equipment is subject to regulation and certification.

The Federal Communications Commission requires that telephone equipment used in central offices and in residences and businesses be certified in accordance with Parts 15 and 68 of its rules and regulations. Part 15 specifies a maximum allowable amount of electromagnetic radiation from an electronic device in a commercial or residential environment at specific frequencies. Part 68 tests the equipment’s resistance to lightning strikes. The Underwriters Laboratories (UL) 1950 standard applies to our customer premise equipment called the Intelligent Network Interface.

National Equipment Bureau of Standards (NEBS) testing is also recommended for telco equipment and successful completion of such test is required by many domestic telcos in order for them to purchase such equipment. It assures a telco that the equipment is reliable. The testing covers a large range of requirements including criteria for personnel safety, protection of property, and operational continuity. NEBS also covers physical requirements including: Space Planning, Temperature, Humidity, Fire, Earthquake, Vibration, Transportation, Acoustical, Air Quality and Illumination; and electrical criteria including: Electrostatic Discharge (ESD), Electromagnetic Interference (EMI), Lightning and AC Power Fault, Steady State Power Induction, Corrosion, DC Potential Difference, Electrical Safety and Bonding and Grounding. In addition, Underwriters Laboratories also requires certain safety standards be tested and certified.

The Central Office Traverser™ equipment is currently undergoing NEBS testing that will include FCC Part 68 and FCC Part 15 certification. The current Customer Premise Intelligent Network Interface Traverser™ equipment is FCC Part 68 and FCC Part 15 certified and is UL listed. The Traverser™ has not completed all certification testing and there can be no assurance that it will be fully certified. In the event that the Traverser™ fails any portion of the certification testing, the product may need to be redesigned, we may incur significant increases in our development expenses and the production of the Traverser™ will be delayed. We can not sell the Traverser™ if we are not able to obtain certification and we will not be able to conduct our plan of operations as currently contemplated.

Our products may become obsolete.

Our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing products and develop and introduce new products that keep pace with:

—	the increasing use of the Internet;
—	the growth in remote access by telecommuters;
—	the increasingly diverse distribution methods for high quality digital video; and
—	other industry and technological trends.

We expect that our continued and future product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments. If we fail to cost-effectively develop new products that quickly respond to new competition and customer requirements, the demand for our products may fall and we could lose revenues.

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OTHER RISKS ASSOCIATED WITH OUR BUSINESS

We depend on a third party to develop our products.

We rely upon the Georgia Tech Applied Research Corporation (“GTARC”), an affiliate of the Georgia Institute of Technology, for research concerning our digital technology and products. We have entered into a Research Agreement with GTARC, which includes a series of delivery orders providing guidelines for the research and development of portions or components of the Traverser™. GTARC developed working prototypes and the version 1.0 Traverser™. Our business will be materially adversely affected if GTARC does not perform its responsibilities under the agreement on an acceptable basis or terminates our relationship and we are unable to replace their development services on a prompt basis, if at all.

Our success depends in part on our ability to protect our intellectual property. Georgia Tech Research Corporation has been awarded (i) patent #6,154,772 dated November 28, 2000 entitled System and Method For the Delivery of Digital Video and Data over a Communications Channel, (ii) patent #6,208,666 dated March 27, 2001 entitled System and Method for Maintaining Timing Synchronization in a Digital Video Network and (iii) patent #6,323,789 issued November 27, 2001 entitled Method and Apparatus for Combining Plurality of 8B/10B Encoded Data Streams and (iv) patent #6,434,562 issued August 13, 2002, entitled Computer System and Method for Providing Digital Video and Data Over a Communication Channel. Even if patents are obtained, they may not adequately protect our technologies from third party infringement. We may seek foreign patent protection, but foreign patent protection may not be granted. Our failure to protect our intellectual property could materially adver sely affect it.

The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims asserting that the Traverser™ and component parts infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. In the event of an adverse result in any litigation with third parties that could arise in the future, we could be required:

—	to pay substantial damages, including paying treble damages if we are held to have willfully infringed;
—	to halt the manufacture, use and sale of infringing products;
—	to expend significant resources to develop non-infringing technology; and/or
—	to obtain licenses to the infringing technology.

Licenses may not be available from any third party that asserts intellectual property claims against us, on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. In addition, we indemnify our customers for patent infringement claims, and we may be required to obtain licenses on their behalf, which could subject us to significant additional costs.

We depend on third-party manufacturers.

We contract for the manufacture of all of our products and have limited in-house manufacturing capabilities. We rely primarily on other companies to manufacture our products. The efficient operation of our business will depend, in large part, on our ability to have such other companies manufacture our products in a timely manner,

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cost-effectively and in sufficient volumes while maintaining consistent quality. Any manufacturing disruption could impair our ability to fulfill orders and could cause us to lose customers.

Our products use components that may not be available due to excessive market demand. Shortages of these components could increase significantly our costs and adversely impact our profitability. If we are not able to obtain component parts for our equipment, then our sales will be adversely impacted because we may not be able to deliver our equipment to customers in a timely manner.

We have common management with affiliates who supply us with components.

Necdet F. Ergul, our Chairman of the Board, Ronald A. Durando, our President and Chief Executive Officer, and Gustave T. Dotoli, our Chief Operating Officer, respectively, are officers of Microphase Corporation. Necdet F. Ergul is a major shareholder of Microphase Corporation. Microphase provides resources and technology related to the development of the Traverser™, and other DSL products. Microphase may not be the most economical provider of these components and resources and conflicts of interest may arise due to the relationship between us and Microphase. In addition, we will pay to Microphase a royalty comprised of three percent of any commercial product sales of any DSL-related technologies.

Ronald A. Durando and Gustave T. Dotoli are also president and vice–president, respectively, of PacketPort.com. Inc. a company that develops Internet Protocol Telephony products and services. PacketPort.com, Inc. is in the process of launching a complete line of Voice-over-DSL (VoDSL) products.

Janifast Ltd., a Hong Kong corporation, is the manufacturer that produces our components. In addition to the components, Janifast may produce prototype and production runs of the Traverser™. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast Ltd. with an aggregate ownership interest of greater than 75% of Janifast Ltd. Mr. Durando is Chairman of the Board of Directors of Janifast Ltd. and Mr. Ergul is a Director of Janifast Ltd.

We depend on key personnel.

Our success depends upon the services of our senior management and key technical personnel, including our Chief Executive Officer, Ronald A. Durando, our Chief Operating Officer, Gustave T. Dotoli, our Chief Technology Officer, David Klimek and our Chief Financial Officer and General Counsel, Martin S. Smiley. The loss of the services of any of these executive officers or any of our key management, sales or technical personnel could have a material adverse effect on our business and prospects. In addition, our success is largely dependent upon our ability to hire highly qualified managerial, sales and technical personnel. These individuals are in high demand and we may not be able to attract the caliber or quantity of staff that we need.

Our stock price is likely to be highly volatile and could drop unexpectedly.

The price of our common stock has been volatile and may fluctuate substantially. The stock market has periodically experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies such as our company. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects.

Additionally, our stock price may be subject to substantial fluctuations in response to a variety of factors, including:

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—	problems encountered when testing the Traverser™;
—	fluctuations in quarterly operating results;
—	changes in reports by financial analysts;
—	announcements of strategic relationships, acquisitions or capital commitments by us or our competitors;
—	recent technological innovations;
—	new products or services offered by us or our competitors;
—	changes in key personnel;
—	changes in strategic relationships with third parties by us or our competitors; and
—	sales of common stock;

Many of these events or factors are beyond our control.

Anti-takeover provisions in our charter documents and New Jersey law could prevent or delay a change in control of our company that a stockholder may consider favorable.

If a proposal by our directors is approved by its stockholders, certain provisions of our certificate of incorporation and by-laws would make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to or favored by our shareholders. For example, provisions of our certificate of incorporation could include:

—	prohibiting cumulative voting in the election of directors;
—	restricting business combinations with interested stockholders;
—	issuance of preferred stock without stockholder approval;
—	the existence of a rights plan which would have the effect of providing some holders of our common stock with a premium of the market price of our stock;
—	limiting the persons who may call special meetings of stockholders; and
—	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

As a New Jersey corporation, we are also subject to the New Jersey Shareholders Protection Act contained in Section 14A:10A-1. In general, Section 14A:10A-1 prohibits a publicly-held New Jersey corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years following the date the person became an interested shareholder, unless, among other things:

—	the Board of Directors approved the transaction in which such shareholder became an interested shareholder prior to the date the interested shareholder attained such status; and

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—	the business combination is approved by the affirmative vote of the holders of at least 66 2/3% of the corporation’s voting stock not beneficially owned by the interested shareholder at a meeting called for such purpose.

A “business combination” generally includes a merger, sale of assets or stock, or other transaction resulting in a financial benefit to the interested shareholder. In general, an interested shareholder is a person who, together with affiliates and associates, owns, or within five years prior to the determination of interested shareholder status, did own, 10% or more of the corporation’s voting stock.

Certain events could result in a dilution of your ownership of the Common Stock.

As of December 3, 2002, we had 65,932,341 shares of our common stock outstanding and 43,551,945 shares that were reserved for issuance under outstanding warrants, options and senior convertible preferred stock. These common stock equivalents also provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers and certain other transactions. If one or more of these events occurs, the number of shares of our common stock that may be issued upon conversion or exercise would increase.

If converted or exercised, these securities will result in a dilution to your percentage ownership of our common stock. In addition, if we acquire new companies through the issuance of common or preferred stock, your percentage of ownership may be diluted.

FORWARD LOOKING STATEMENTS

When we use the words “believe,” “intend,” “expect,” “may,” “will,” “should,” “anticipate,” or their negatives, or other similar expressions, the statements which include those words are usually forward–looking statements. When we described strategy that involves risks or uncertainties, we are making forward-looking statements.

We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face, including those set forth in the section of this prospectus called “Risk Factors.” Those are representatives of factors that could affect the outcome of the forward-looking statements.

RECENT DEVELOPMENTS

Our working capital condition is in a deficit position as was indicated in the September 30, 2002 consolidated balance sheet included in this prospectus. As of September 30, 2002, we had $4,125 in cash and cash equivalents, $118,836 of accounts receivable, approximately $3.2 million of inventories, and approximately $2.7 million of current accounts payable. We reported a net loss of $1,792,057 on total revenues of $210,077 for the quarter ending September 30, 2002.

We continue to be in discussions with various parties to secure additional financing, including arranging to convert certain liabilities from strategic vendors into equity. The additional financings may include the proceeds of equity from private placements, the potential exercise of recently registered warrants and in addition to the anticipated proceeds that will be generated from this offering to the existing shareholders. Management may curtail certain expenditures until such time additional financing is secured. The inability to secure sufficient additional financing in the near term may have an impact on our ability to meet our current obligations and could negatively affect our ability to meet our business objectives.

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PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The primary market for our common stock is the OTC Bulletin Board, where it trades under the symbol “XDSL.OB”. The following table sets forth the high and low closing bid prices for the shares for the periods indicated as provided by the National Quotation Bureau, Inc. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions. These figures have been adjusted to reflect a 1 for 10 reverse stock split on March 1, 1997.

Year/Quarter	High	Low
Fiscal year ended June 30, 1999
First Quarter	$4.25	$0.75
Second Quarter	3.65625	1.5625
Third Quarter	5.625	1.875
Fourth Quarter	8.75	2.90625

Fiscal year ended June 30, 2000
First Quarter	$9.25	$2.96875
Second Quarter	6.1875	2.50
Third Quarter	19.125	6.50
Fourth Quarter	14.125	6.00

Fiscal year ended June 30, 2001
First Quarter	$9.25	$3.00
Second Quarter	5.9375	1.4688
Third Quarter	3.38	1.22
Fourth Quarter	2.61	1.03

Fiscal year ended June 30, 2002
First Quarter	$1.67	$.31
Second Quarter	.86	.31
Third Quarter	.62	.27
Fourth Quarter	.50	.23

Fiscal year ended June 30, 2003
First Quarter	$.32	$.15

As of December 3, 2002, we had, 65,932,341, shares of common stock outstanding and approximately 13,000 stockholders.

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the board of directors deems are relevant.

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USE OF PROCEEDS

We will use the net proceeds from this offering for general corporate purposes and working capital. In addition, we will use 10% of the net proceeds from the offering for the repayment of certain indebtedness, which bears annual interest at 8% and matures on December 31, 2003. Our net proceeds from the rights offering depends upon the number of shares that are purchased. If all of the subscription rights offered by this prospectus are exercised, then we will receive gross proceeds of approximately $7,500,000 in cash.

THIS OFFERING

Before exercising any rights, you should read carefully the information set forth under the “Risk Factors” beginning on page 8.

The Rights

As soon as practicable after the date of this prospectus, we are distributing, at no charge, to holders of our common stock as of 5:00 p.m., on the record date of _________________, an aggregate of 25,000,000 transferable subscription rights to purchase additional shares of common stock, or one right for every five (5) shares of common stock owned at that time. You will not receive fractional subscription rights, but instead we will round your number of subscription rights down to the nearest whole number. Each right entitles you to purchase one share of common stock for the subscription price. On December 18, 2002, the last reported sales price for our common stock was $0.191 per share.

Record Date

_________________ at 5:00 p.m. Only our shareholders as of the record date will receive rights to subscribe for shares of common stock.

Subscription Price

The subscription price is $0.30 per share, payable in cash. All payments must be cleared on or before the expiration date.

Basic Subscription Privilege

You are entitled to purchase one newly-issued share of common stock at the subscription price for each right exercised.

Oversubscription Privilege

If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other shareholders have not purchased under their basic subscription privilege. You may purchase a percentage of the unsubscribed shares equal to your percentage of shares purchased pursuant to the basic subscription privilege. Because a number of our shareholders own fewer than 1,250 shares, as an alternative to exercising their basic subscription privilege and their oversubscription privilege, each shareholder will be given the right to purchase up to an aggregate of 1,250 shares regardless of the number of shares owned. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

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You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription privilege. For this purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account. You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all of the shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, promptly after completion of this offering. Interest will not be payable on amounts refunded.

Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to the subscription agent, Jersey Transfer & Trust Company and us and record certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report

•	the number of shares held on the record date on behalf of each beneficial owner;
•	the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner;
•	that each beneficial owner’s basic subscription privilege held in the same capacity has been exercised in full; and
•	the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

If you complete the portion of the subscription certificate to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

The Board Makes No Investment Recommendations to Shareholders.

Our board of directors has approved but does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

If you choose not to exercise your subscription rights in full, your relative ownership interest in us will be diluted. If you exercise rights, you risk investment loss on new money invested. The trading price of our common stock may decline below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after this offering. For a summary of some of the risks a new investment would entail, see “Risk Factors” beginning on page 8.

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Expiration Time and Date.

The rights expire _____________, 2003 at 5:00 p.m. We have the option of extending the expiration date for any reason, although presently we do not intend to do so. Rights not exercised by the expiration date become assignable at the discretion of the Company.

In order to exercise rights in a timely manner, you must ensure that the subscription agent actually receives, prior to expiration of the rights, the properly executed and completed subscription certificate, or “Form of Notice of Guaranteed Delivery,” together with full payment for all common stock you wish to purchase.

No Revocation

You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment, even if you later learn information about us that you consider to be unfavorable.

Determination of Subscription Price

The subscription price is $0.30 per share. Our board of directors determined the per share subscription price based upon a number of factors including:

•	the historic and current market price of our common stock;
•	the difficult market conditions prevailing for the raising of equity capital;
•	our business prospects;
•	our operating history;
•	general conditions in the securities market;
•	our need for capital;
•	alternatives available to us for raising capital;
•	the amount of proceeds desired; and
•	general economic, business and market conditions.

The $0.30 per share price should not be considered an indication of the actual value of our common stock. You may not be able to sell common stock purchased during this offering at a price equal to or greater than $0.30 per share. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or investment bankers.

Transferability of Subscription Rights

You may transfer all of your rights evidenced by a rights certificate by endorsing the rights certificate for transfer as required by the instructions found on your rights certificate. You may transfer a portion of your rights, but not fractional rights, by delivering to the subscription agent a rights certificate properly endorsed for transfer, with instructions to register the number of rights transferred in the name of the transferee, and to issue a rights certificate to the transferee reflecting this amount. A new rights certificate evidencing the balance of the rights you retain will then be issued to you, or to an additional transferee if you instruct, or the balance of the rights can be sold by your broker as described below.

Upon expiration of the subscription period your rights will no longer be transferable. If you wish to transfer all or a portion of your rights, but not fractional rights, you should allow a sufficient amount of time prior to the expiration date of the subscription period for:

—	the transfer instructions to be received and processed by the subscription agent;

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—	a new rights certificate to be issued and transmitted, evidencing the rights transferred by and you and evidencing the retained rights, if any; and

—	the rights evidenced by such rights certificates to be exercised or sold by the recipients of the rights certificates.

This amount of time could range from two to ten business days, depending upon the method used to deliver the rights certificates and make payments and the number of transactions that you request the subscription agent to make.

Neither we nor the subscription agent shall have any liability to you or your transferee if rights certificates are not received in time for exercise or sale prior to the expiration date of the subscription period.

The rights may be purchased or sold through usual trading channels, including banks and brokers. We anticipate that the rights will be traded on the over-the-counter bulletin board until the close of business on the last trading day preceding the expiration date of the subscription period. You may sell all of your rights evidenced by a rights certificate by endorsing the rights certificate for sale as required in the instructions found on your rights certificate. You may sell a portion of your rights, but not fractional rights, by delivering to the subscription agent a rights certificate properly endorsed for sale, with instructions for the rights that are not to be sold. A new rights certificate evidencing the balance of the rights you retain will then be issued to you. If your broker is able to sell your rights, your broker should send you the net proceeds from the sale of your rights. The proceeds you receive should be the sales price of the righ ts sold by your broker, minus any applicable brokerage commissions, taxes and other expenses your broker may charge. We cannot assure you that a market will develop for the rights or that your broker will be able to sell your rights.

Except for the fees charged by the subscription agent, we will not pay any brokerage commissions, transfer taxes, fees or other expenses you may incur in this rights offering, including those fees incurred in connection with the purchase, sale or exercise of the rights.

Extension, Withdrawal and Amendment

We have the option of extending the period for exercising your rights, although we do not intend to do so at this time. We also reserve the right to withdraw or terminate this offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions will be returned promptly. We will not pay interest on any returned funds. We will notify shareholders if we extend, withdraw or terminate this offering by issuing a press release and filing that press release with the Securities and Exchange Commission as an exhibit to a Form 8-K.

We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will:

•	mail notice of the amendment to all shareholders of record as of the record date;
•	extend the expiration date by at least ten days; and
•	offer all subscribers no less than ten days to revoke any subscription already submitted.

The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

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Mailing of Subscription Certificates and Record Holders

We are sending a subscription certificate to each record holder along with this prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription certificate and timely deliver it with full payment for the shares to be purchased. Only the holders of record of our common stock as of the close of business as of the record date may exercise rights.

If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holders of our shares to contact the beneficial owners to obtain instructions concerning rights the beneficial owners it represents are entitled to exercise.

Foreign and Unknown Addresses

We are not mailing subscription certificates to shareholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates will be held by the subscription agent for those shareholders. To exercise their rights, these shareholders must notify the subscription agent prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date.

Right to Block Exercise Due to Regulatory Issues

We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any U.S. state or federal or regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking such clearance or approval.

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in this offering in order to carry out this offering in such state or jurisdiction.

Procedures to Exercise Rights

Please do not send subscription certificates or related forms to us. Please send the properly completed and executed form of subscription certificate with full payment to the subscription agent for this offering, the Jersey Transfer & Trust Company.

You should read carefully the subscription certificate and related instructions and forms, which accompany this prospectus. You should call mPhase Technologies, Inc. at 877-505-2790, the information agent for this offering, or at the address and telephone number listed below under the caption “This Offering — Questions and Assistance Concerning the Rights” promptly with any questions you may have.

You may exercise your rights by delivering to the subscription agent, at the address specified below and in the instructions accompanying this prospectus, on or prior to the expiration date:

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Properly completed and executed subscription certificate(s), which evidence your rights. See “The Offering — Delivery of Subscription Certificate” below for instructions on where to send these.

•	Any required signature guarantees.
•	Payment in full of the subscription price for each newly issued common stock you wish to purchase under the subscription privilege and the over subscription privilege. See “This Offering — Required Forms of Payment of Subscription Price” below for payment instructions.

Required Forms of Payment of Subscription Price

The subscription price is $0.30 per share of common stock subscribed for, payable in cash. All payments must be cleared on or before the expiration date.

If you exercise any rights, you must deliver to the subscription agent full payment in the form of a U.S. personal check, certified or cashier’s check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to Jersey Transfer & Trust Company, subscription agent. Personal checks drawn on non-U.S. banks will not be accepted.

In order for you to timely exercise your rights, the subscription agent must actually receive the subscription price before the expiration date.

Funds paid by uncertified personal check may take at least five business days to clear and ten business days in the case of an out of New Jersey State bank. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before such date. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier’s check or bank draft drawn upon a U.S. bank, or a U.S. postal money order.

Delivery of Subscription Certificates

All subscription certificates, payments of the subscription price and nominee holder certifications, notice of guaranteed delivery and DTC participant over subscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to the subscription agent, the Jersey Transfer & Trust Company, as follows:

Jersey Transfer & Trust Company
201 Bloomfield Avenue
Bloomfield, New Jersey 07044
Attention: Jeffrey Manger

Eligible institutions may deliver “Notice of Guaranteed Delivery” forms by facsimile transmission. The subscription agent’s facsimile number is (973) 239-2361. You should confirm receipt of all facsimiles by calling (973) 239-2712.

Special Procedure Under “Notice of Guaranteed Delivery”

If you wish to exercise rights but cannot ensure that Jersey Transfer & Trust Company will actually receive the executed subscription warrant before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

•	Full payment must be received by Jersey Transfer & Trust Company prior to the expiration date for all of the newly issued common stock you desire to purchase

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pursuant to the subscription privilege.

•	A properly executed “Notice of Guaranteed Delivery” substantially in the form distributed by us with your subscription warrant and accompanied by a Medallion Guaranty must be received by Jersey Transfer & Trust Company at or prior to the expiration date.

•	The “Notice of Guaranteed Delivery” form must be executed by both you and one of the following: (1) a member firm of a registered national securities exchange, (2) a member of the National Association of Securities Dealers, Inc., (3) a commercial bank or trust company having an office or correspondent in the United States, or (4) other eligible guarantor institution qualified under a guarantee program acceptable to the Subscription Agent. The co-signing institution must provide a Medallion Guaranty on the “Notice of Guaranteed Delivery” guaranteeing that the subscription warrant will be delivered to the Subscription Agent within three business days after the date of the form. Your “Notice of Guaranteed Delivery” form must also provide other relevant details concerning the intended exercise of your rights.

•	The properly completed subscription warrant(s) with any required signature guarantee must be received by the Subscription Agent within three business days following the date of the related Notice of Guaranteed Delivery.

•	If you are a nominee holder of rights, the “Nominee Holder Certification” must also accompany the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as subscription warrants at the addresses set forth above under the caption “This Offering – Delivery of Subscription Warrant” or by telegram or facsimile transmission.

The Subscription Agent’s facsimile number is (973) 239-2361. You should confirm facsimile deliveries by calling the Subscription Agent.

Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Jersey Transfer & Trust Company whose address and telephone number are set forth below under the caption “Questions and Assistance Concerning the Rights.”

Incomplete Forms; Insufficient Payment

If you do not indicate on your subscription certificate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows: (1) you will be deemed to have exercised your basic subscription privilege to the full extent of the payment received, and (2) if any funds remain, you will be deemed to have exercised your over subscription privilege to the extent of the remaining funds. We will return any payment not applied to the purchase of common stock under this offering promptly. Interest will not be payable on amounts refunded.

Prohibition on Fractional Shares

Each right entitles you to purchase one share of common stock at the subscription price. We will accept any inadvertent subscription indicating a purchase of fractional common stock by rounding down to the nearest whole share and refunding without interest any payment received for a fractional share promptly.

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Instructions to Nominee Holders

If you are a broker, trustee or depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact such beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and, in the case of any exercise of the over subscription privilege, the related form of “Nominee Holder Certification” and submit them on a timely basis to the subscription agent, the Jersey Transfer & Trust Company, with the proper payment.

Risk of Loss on Delivery of Subscription Certificate Forms and Payments

Each holder of rights bears all risk of the method of delivery to the subscription agent of subscription certificates and payments of the subscription price.

If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration date.

Because uncertified personal checks may take at least five business days to clear (and for out of New Jersey State checks up to 10 business days), you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or bank draft drawn upon a U.S. bank, or a U.S. postal money order. Personal checks drawn upon non-U.S. banks will not be accepted.

How Procedural and Other Questions are Resolved

We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our reasonable discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our reasonable discretion. Neither we nor the subscription agent have any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or any other required document. Neither we nor the subscription agent will incur any liability for failure to give such notification.

We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

Issuance of Common Stock

Common stock purchased in this offering will be issued as soon as practicable after the expiration date. The subscription agent will deliver subscription payments to us only after consummation of this offering and the issuance of certificates to our shareholders that exercised rights. Unless you instruct otherwise in your subscription certificate form, common stock purchased by the exercise of rights will be registered in the name of the person exercising the rights.

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Common Stock Outstanding After the Rights Offering

Assuming we issue all of the common stock, each of which represents one share of common stock, offered in the rights offering, approximately 90,932,341 million shares of common stock will be issued and outstanding. This would represent approximately a 27% increase in the number of outstanding shares of common stock as of the date of this prospectus.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the subscription agent will pay these expenses.

Subscription Agent

We have appointed Jersey Transfer & Trust Company as subscription agent for the rights offering. The subscription agent’s address for packages sent by mail or overnight delivery is:

Jersey Transfer & Trust Company
201 Bloomfield Avenue
Bloomfield, New Jersey 07044
Attention: Jeffrey Manger

The subscription agent’s telephone number is (973) 239-2712 and its facsimile number is (973) 239-2361. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery, if any, to the subscription agent. We will pay the fees and specified expenses of the subscription agent, which we estimate will total $8,000. We have also agreed to indemnify the subscription agent from any liability, which it may incur in connection with the rights offering.

IMPORTANT

Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail. Do not send subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription certificate, and you bear the risks associated with such delivery. If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days prior to February 21, 2003 because uncertified personal checks may take at least five business days to clear. We strongly urge you to pay, or arrange for payment, by means of certified or cashier’s check or bank draft drawn upon a U.S. bank, or a U.S. postal money order.

Questions and Assistance Concerning the Rights

If you have any questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or the instructions, or the Notice of Guaranteed Delivery, you should contact us or the information agent:

mPhase Technologies, Inc.
587 Connecticut Avenue
Norwalk, Connecticut
Attention: General Counsel
(203) 831-2242

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SELECTED FINANCIAL DATA

The selected financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes included in this prospectus. The statement of operations data from October 2, 1996 (date of inception) to June 30, 1997 and for the year ended June 30, 1998, and the balance sheet data as of June 30, 1997 and 1998, are derived from financial statements that have been audited by Schuhalter, Coughlin & Suozzo, LLC, independent auditors, and are included in this prospectus. The statement of operations data for the years ended June 30, 1999, 2000 and 2001, and the balance sheet data as of June 30, 2000 and 2001, are derived from financial statements that have been audited by Arthur Anderson LLP, independent auditors, and are included in this prospectus. The statement of operations data for the year ended June 30, 2002 are derived f rom financial statements that have been audited by Rosenberg, Rich, Baker Berman & Company, and the balance sheet data as of June 30, 2002 are derived from financial statements that have been audited by Rosenberg, Rich, Baker Berman & Company, independent auditors, and are included in this prospectus. The statement of operations data for the three months ended September 30, 2001 and September 30, 2002, and the balance sheet data as of September 30, 2002, are derived from unaudited financial statements reviewed by Rosenberg Rich Baker Berman & Company, included in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements. The results for the three months ended September 30, 2002 are not necessarily indicative of the operating results to be expected in the future.

		Year ended June 30,					Three months ended September 30,

	From Inception (October 2, 1996) to June 30, 1997)	1998	1999	2000	2001	2002	2001 (Unaudited)	2002 (Unaudited)

(in thousands, except share amounts)
STATEMENT OF OPERATIONS DATA:
Total revenues	$–	$–	$–	$279	$10,524	$2,582	$537	$210
Costs & Expenses:
Cost of sales	–	–	–	132	5,805	2,415	457	197
Research & Development	192	2,297	3,563	10,157	10,780	3,820	1,111	803
Licensing Fees	37	450	–	–	–	–	–	–
General & administrative	541	1,260	4,683	17,516	16,151	6,490	2,644	870
Depreciation & Amortization	11	29	410	471	660	670	193	131
Non-cash compensation charge	–	–	13,003	10,343	1,171	548	218	23
Operating loss	(78l)	(4,036)	(21,659)	(38,340)	(24,043)	(11,361)	(4,086)	(1,814)
Other income (expense), net	–	(305)	(1,162)	20	–	31	33	41
Interest income (expense)	–	–	(18)	158	43	(26)	(10)	(19)

Net Loss	$(781)	$(4,341)	$(22,839)	$(38,162)	$(24,000)	$(11,356)	$(4,063)	$(1,792)
Basic and diluted net loss per share	(.10)	(.46)	(1.42)	(1.41)	(.72)	(.23)	(.10)	(.03)
Shares used in basic and diluted net loss per share (1)	7,806,487	9,336,340	16,038,009	26,974,997	33,436,641	49,617,280	42,037,506	60,881,131

BALANCE SHEET DATA:
Cash and cash equivalents	$162	$–	$7,978	$6,432	$31	47	$31	$4
Working capital (deficit)	(212)	(3,073)	4,936	3,557	(1,458)	(399)	–	(125)
Total assets	369	2,175	10,624	11,184	8,997	6,942	8,794	5,947
Long-term debt, net of current portion	–	–	–	–	–	1,014	–	–
Total stockholders’ equity (deficit)	$(23)	$(915)	$6,974	$7,329	$1,865	(42)	$414	$(248)

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SELECTED QUARTERLY FINANCIAL DATA

The statement of operations data as of the periods indicated below are derived from unaudited financial statements and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements.

Three months ended September 30

(in thousands, except share amounts)
FISCAL 2003 QUARTERLY STATEMENT OF OPERATIONS DATA:
Total Revenues	$210

Costs and Expenses:
Cost of Sales	197
Research and development	803
General and administrative	870
Depreciation and amortization	131
Non-cash compensation charge	23

Operating Loss	(1,814)
Interest Income (expense)	(19)

Loss before other income (expenses)	(1,833)
Other income (expense)	41

Net Loss	(1,792)

Basic and diluted net loss per share	$(.03)

Shares used in basic and diluted net loss per share /1/	60,881,131

	Three months ended

	September 30	December 31	March 31	June 30

	(in thousands, except share amounts)
FISCAL 2002 QUARTERLY STATEMENT OF OPERATIONS DATA:
Total Revenues	$537	$545	$866	$634

Costs and Expenses:
Cost of sales	457	530	724	704
Research and development	1,111	1,257	539	912
General and administrative	2,644	1,471	1,262	1,114
Depreciation and amortization	193	209	136	132
Non-cash compensation charge	218	170	93	68

Operating Loss	(4,086)	(3,092)	(1,888)	(2,296)
Interest income (expense)	(10)	(1)	(5)	(10)

Loss before other income (expenses)	(4,096)	(3,093)	(1,893)	(2,306)
Other income (expense)	33	5	85	19

Net Loss	(4,063)	(3,088)	(1,808)	(2,287)

Basic and diluted net loss per share	$(.10)	$(.07)	$(.03)	$(.04)

Shares used in basic and diluted net loss per share /1/	42,037,506	44,645,458	55,606,168	56,459,167

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	Three months ended

	September 30	December 31	March 31,	June 30,

	(in thousands, except share amounts)
FISCAL 2001 QUARTERLY
STATEMENT OF OPERATIONS DATA:
Total Revenues	$1,865	$5,231	$2,959	$469

Costs and Expenses:
Cost of sales	872	2,779	1,689	465
Research and development	3,162	3,318	2,220	2,080
General and administrative	3,125	2,968	2,873	7,185
Depreciation and amortization	123	136	200	201
Non-cash compensation charge	362	356	232	221

Operating loss	(5,779)	(4,326)	(4,255	(9,683)
Interest income	28	8	4	3

Net loss	$(5,751)	$(4,318)	$(4,251)	$(9,680)

Basic and diluted net loss per share	$(.18)	$(.13)	$(.12)	$(.27)

Shares used in basic and diluted net loss per share /1/	31,562,727	32,324,964	34,205,000	35,702,797

	Three months ended

	September 30	December 31	March 31	June 30

	(in thousands, except share amounts)
FISCAL 2000
STATEMENT OF OPERATIONS DATA:
Total revenues	$–	$–	$40	$240

Cost and Expenses:
Cost of sales	–	–	19	113
Research and development	1,491	1,904	2,858	3,904
General and administration	1,164	1,184	7,542	7,626
Depreciation and amortization	114	116	118	123
Non-cash compensation charge	46	42	5,234	5,022

Operating loss	(2,815)	(3,246	(15,731)	(16,548)
Other income (expense), net	–	–	–	20
Interest income (expense)	18	41	57	42

Net loss	$(2,797)	$(3,205)	$(15,674)	$(16,486)

Basic and diluted net loss per share	$(.11)	$(.12)	$(.56)	$(.55)

Shares used in basic and diluted net loss per share /1/	24,942,965	25,907,602	27,743,996	29,729,060

The quarterly earnings per share data above are computed independently for each of the quarters presented. As such, the sum of the quarterly per common share information may not equal the full year amounts due to rounding differences resulting from changes in the weighted-average number of common shares outstanding.

/1/ Does not include shares on a pro forma basis for all periods presented for shares which may be issued pursuant to warrants issued in private placements. Common equivalent shares other than the warrants discussed above have also been excluded from the computation of diluted earnings per share since their effect is antidilutive.

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	Year ended June 30,

	1997	1998	1999	2000	2001	2002

	(in thousands)
BALANCE SHEET DATA
Cash and cash equivalents	$162	$–	$7,978	$6,432	$31	$47
Working capital (deficit)	(212)	(3,073)	4,936	3,557	(1,458)	(399)
Total assets	369	2,175	10,624	11,184	8,997	6,942
Long-term debt, net of current portion	–	–	–	–	–	1,014
Total stockholders’ equity (deficit)	$(23)	$(915)	$6,974	$7,329	$1,865	$(42)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis along with selected financial data, financial statements and the related notes included elsewhere in this prospectus.

Overview

We are a development–stage company that has designed, patented and is currently engaged in the commercialization of our primary product, the Traverser™. We believe the Traverser™ provides a unique “turnkey” broadband equipment solution that enables telephone companies to deliver real-time digital television programming, high-speed Internet and voice services over existing copper telephone lines. We believe that the Traverser™ will, in many instances, provide the most cost effective, reliable and scaleable solution for telephone companies to provide a comprehensive suite of bundled or unbundled services, utilizing Asymmetric Digital Subscriber Line, or ADSL technology. We also manufacture and sell conventional and intelligent POTS Splitter Shelves and other DSL component products, which are currently being deployed by telephone companies both in the United States and abroad.

mPhase Technologies, Inc was organized on October 2, 1996. On February 17, 1997, we acquired Tecma Laboratories, Inc., a public corporation in a reverse merger transaction. This resulted in our stock becoming publicly-traded on the Over-the-Counter Bulletin Board. On June 25, 1998, we acquired Microphase Telecommunications, Inc. in a stock-for-stock exchange, whose principal assets included patents and patent applications utilized in our Traverser™ product. On August 21, 1998, mPhaseTV, was organized as a wholly-owned subsidiary to market interactive television and e-commerce revenue opportunities. This subsidiary is dissolved. On March 2, 2000 mPhase acquired an interest in mPhaseTelevision.net, Inc., a joint venture organized to provide digital television programming content to service providers deploying television over DSL.

From our inception, our operating activities have related primarily to research and development, establishing third-party manufacturing and distribution relationships and developing product brand recognition among telecommunications service providers. These activities included establishing trials and field tests of the Traverser™ product with Hart Telephone Company in Georgia, and establishing a core administrative and sales organization.

Revenues.  To date, all material revenues have been generated from sales of POTS Splitters Shelves and other DSL component products to a small number of telecommunications companies. We believe that future revenues are difficult to predict because of the length and variability of the commercial roll-out of the Traverser™ to various telecommunications service providers. We believe that there may be a significant international market for the Traverser™, involving many different countries with different regulations, certifications and commercial practices than the United States, future revenues are highly subject to changing variables and uncertainties. Additionally, the recent instability of the telecommunications market evidenced by the reduction in capital spending across the whole telecom sector contributes to our difficulty in accurately predicting future revenues.

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Cost of revenues.  The costs necessary to generate revenues from the sale of POTS Splitters Shelves and other DSL components include direct material, labor and manufacturing. We paid these costs to Janifast Ltd., which has facilities in the People’s Republic of China and is owned by and managed by certain senior executives of our Company. The cost of revenues also includes certain royalties paid to Microphase Corporation, a privately-held corporation organized in 1955, which shares certain common management with us. Costs for future production of the Traverser™ product will consist primarily of payments to contract manufacturers to acquire the necessary components and assemble the products, as well as future patent royalties payable to GTRC.

Research and development.  Research and development expenses consist principally of payments made to GTRC, and Microphase Corporation for development of the Traverser™ product. All research and development costs are expensed as incurred.

General and administrative.  Selling, general and administrative expenses consist primarily of salaries and related expenses for personnel engaged in direct marketing of the Traverser™ and the POTS Splitter Shelves and other DSL component products, as well as support functions including executive, legal and accounting personnel. Certain administrative activities are outsourced on a monthly fee basis to Microphase Corporation. Finally, we lease our principal office from Microphase Corporation.

Litigation.  The Company has not incurred any material expenses due to litigation since its inception.

Non-Cash compensation charge.  We incurred non-cash compensation charges of $217,500 and $22,520, respectively, for the periods commencing (i) July 1, 2001 and ended September 30, 2001 and (ii) July 1, 2002 and ended September 30, 2002. We make extensive use of stock options and warrants as a form of compensation to employees, directors and outside consultants.

Three months ended September 30, 2002 vs. September 30, 2001

Revenue.  Total revenues were $210,077 for the three months ending September 30, 2002 compared to $537,008 for the three months ending September 30, 2001. The decrease was primarily attributable to slowing sales of the Company’s POTS Splitter product line, caused by the general downturn in the telecommunications market, including among customers that order component products from the Company. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be a significant part of DSL deployment worldwide. The Company cannot predict when the demand for telecommunication equipment will resume.

Cost of Revenues.  Cost of sales was $197,319 for the three months ending September 30, 2002 as compared to $456,699 in the prior period. Operating margins for the period ended September 30, 2002 were 6%. The margins have varied dramatically as spending among telecommunication providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products. Additionally, the Company has offered discounts to certain customers in the period ended September 30, 2002 causing the margin to decrease.

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Research And Development.  Research and development expenses were $803,294 for the three months ending September 30, 2002 as compared to $1,111,416 during the comparable period in 2001. Such expenditures include $100,000 incurred with GTRC for the three months ended September 30, 2002 as compared to $250,000 during the comparable period in 2001. In addition we incurred $703,294 primarily with Microphase and other strategic vendors for the three months ending September 30, 2002 as compared to $861,416 during the comparable period in 2001.

The decrease in research expenditures incurred with GTRC is due to the Company’s nearing completion of the design and manufacture of prototypes of the set top box and the central office equipment associated with its Traverser™ product in 2001.

Research expenditures incurred with Microphase were related to the continuing development of the Company’s DSL component products, including the Company’s line of POTS Splitters and Microfilters and the Company’s newest product, the iPOTS™. We believe the mPhase iPOTS™ offers a much needed solution for the DSL industry; the iPOTS™ enables telcos to remotely and cost-effectively perform loop management and maintenance including line testing, qualification and troubleshooting. Prior to the introduction of the iPOTS™, loop management could not be remotely performed through a conventional POTS Splitter without the use of expensive cross connects or relay banks because of the mandatory DC blocking capacitors in traditional POTS splitters, as required by the ITU, ANSI and ETSI. The unique (patent pending) iPOTS™ circuit allows most test heads to perform both narrow and wideband testing of the local loop through the central office POTS Splitter without having to physically disconnect the POTS Splitter, thereby eliminating the need to dispatch personnel and a truckroll. The Company anticipates significant demand for this product, as it significantly reduces the cost of deploying and maintaining DSL services. Also recently developed is the DSL loop extender product called mPhaseStretch™. This product extends the service distance for the mPhase Traverser™ and can be used in conjunction with other DSL services. The Company anticipates significant demand for the Stretch loop extender product as it addresses a primary issue in DSL services.

General and Administrative Expenses.  Selling, general and administrative expenses were $870,262 for the three months ending September 30, 2002 down from $2,644,088 for the comparable period in 2001. The decrease in the selling, general and administrative costs occurred in part as a result of a decrease of non-cash charges relating to the issuance of common stock and options to consultants, which totaled $203,780 for the three months ending September 30, 2002 as compared to $942,355 during the comparable period in 2001.

Net Loss.  The Company recorded a net loss of $1,792,057 for the three months ended September 30, 2002 as compared to a loss of $4,063,333 for the three months ended September 30, 2001. This represents a loss per common share of $(.03) for the three months ending September 30, 2002 as compared to a loss per common share of $(.10) for the three months ending September 30, 2001.

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TWELVE MONTHS ENDED JUNE 30, 2002 VS. JUNE 30, 2001

Revenues.  Total revenues for the year ended June 30, 2002 decreased to $2,582,446 from $10,524,134 for the year ended June 30, 2001. The decrease was primarily attributable to slowing sales of the Company’s POTS Splitter product line, caused by the general downturn in the DSL equipment market, including customers that order component products from the Company. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be significant part of DSL deployment worldwide. The Company cannot predict when the demand for telecommunication equipment will resume, however, we do not expect significant sales in the first two quarters of fiscal 2003.

Cost of revenues.  Cost of sales was $2,415,129 for the year ended June 30, 2002 as compared to $5,804,673 in the year ended June 30, 2001. Operating margins for the period ended June 30, 2002 were 6%. The margins have varied dramatically as spending among the telecommunication providers has contracted, coupled with downward pressures related to the supply and demand of telecommunications products. Additionally, the Company has offered discounts to certain customers in the period ended June 30, 2002 causing the margin to decrease.

Research and Development.  Research and development expenses were $3,819,583 for the year ended June 30, 2002 as compared to $10,779,570 in the year ended June 30, 2001. Such expenditures include $450,000 incurred with GTRC for the year ended June 30, 2002 as compared to $3,814,000 during the comparable period in 2001. In addition we incurred $1,212,594 with Microphase and additional expenses with other strategic vendors for the year ended June 30, 2002 as compared to $3,405,975 during the comparable period in 2001.

The decrease in research expenditures incurred with GTRC is due to the Company’s nearing completion of the design and manufacture of proptypes of the set top box and the central office equipment associated with its Traverser™ product in 2002.

Research expenditures incurred with Microphase were related to the continuing development of the Company’s DSL component products, including the Company’s line of POTS Splitters and Microfilters and the Company’s newest products, the iPOTS™ and the mPhase Stretch. We believe the mPhase iPOTS™ offers a much needed solution for the DSL industry; the iPOTS™ enables telcos to remotely and cost-effectively perform loop management and maintenance including line testing, qualification and troubleshooting. Prior to the introduction of the iPOTS™, loop management could not be remotely performed through a conventional POTS Splitter without the use of expensive cross connects or relay banks because of the mandatory DC blocking capacitors in traditional POTS splitters, as required by the ITU, ANSI and ETSI. The unique (patent pending) iPOTS™ circuit allows most test heads to perform both narr ow and wideband testing of the local loop through the central office POTS Splitter without having to physically disconnect the POTS Splitter, thereby eliminating the need to dispatch personnel and a truckroll. The Company anticipates significant demand for this product, as it significantly reduces the cost of deploying and maintaining DSL services. Also recently developed is the DSL loop extender product called mPhaseStretch. This product extends the service distance for the mPhase Traverser™ and can be used in conjunction with other DSL services. The Company anticipates significant demand for the Stretch loop extender product as it addresses a primary issue in DSL services.

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General and Administrative Expenses.  Selling, general and administrative expenses were $6,490,373 for the year ended June 30, 2002 down from $16,150,711 for the comparable period in 2001. The decrease in the selling, general and administrative costs included a decrease of non-cash charges relating to the issuance of common stock and options to consultants, which totaled $2,445,561 for the year ended June 30, 2002 as compared to $6,227,552 during the comparable period in 2001. The decrease also occurred as a result of the reduction in workforce in Fiscal 2002 and the reduction in marketing expenses in Fiscal 2002 in response to the current contraction in the telecommunications equipment market.

Net loss.  mPhase recorded a net loss of $11,245,361 for the year ended June 30, 2002 as compared to a loss of $23,998,734 for the same period ended June 30, 2001. This represents a loss per common share of $(.23) in 2002 as compared to $(.72) in 2001, based upon weighted average common shares outstanding of 49,617,280 and 33,436,641 during the periods ending June 30, 2002 and June 30, 2001, respectively.

Twelve months ended June 30, 2001 vs. June 30, 2000

Revenues.  Total revenues for the year ended June 30, 2001 increased to $10,524,134 from $279,476 for the year ended June 30, 2000. The increase was primarily attributable to sales of POTS Splitters and other DSL component products.

Cost of revenues.  Total cost of revenues increased to $5,804,673 for the year ended June 30, 2001 from $131,756 for the year ended June 30, 2000 due to the commencement of sale of POTS Splitter Shelves and other DSL component products. Operating margins for the period ended June 30, 2001 were 45% based on the limited number of sales achieved. During the year ended June 30, 2001 there was a general shortage of POTS Splitter Shelves and other DSL component products as telecommunication companies worldwide have been aggressively deploying products as technology. Such margins may be materially smaller in the future as a result of a greater market balance of supply and demand for such products.

Research and Development.  Research and development expenses increased from $10,156,936 in the year ended June 30, 2000 to $10,779,570 for the year ending June 30, 2001. Such amount includes $4,564,000 incurred with GTRC for such twelve-month period ended in 2000 as compared to $3,814,000 during the comparable period in 2001. Research and development expenses incurred primarily with respect to Microphase Corporation and Flextronics International, Inc., an outside contract manufacturer of the Traverser™, increased from $3,328,443 to $3,405,975 for the twelve-month period ended June 30, 2000 as compared to the twelve-month period ended June 30, 2001 respectively. Research expenditures incurred with Flextronics were due to our increased efforts in the deployment of the Traverser™, including the design and manufacture of prototypes of the set-top box and the Central Office POTS Splitter Shelf. mPhase terminated the manufacturing relationship with Flextronics as part of its own effort to reduce costs during the first quarter of fiscal 2002. Increased research and development expenditures incurred with Microphase Corporation and Janifast Corporation; results are related primarily to the POTS Splitter Shelves and other DSL component products.

General and administrative expenses.  General and administrative expenses were $16,150,711 for the twelve-month period ended on June 30, 2001 as compared to $17,516,216 for the same period ended June 30, 2000. The decrease in administrative costs is a result of the decrease of non-cash charges for the issuance of options to consultants which totaled $6,227,552 for the year ended June 30, 2001 as compared to $9,078,311 during the comparable period in 2000, offset by an increase in salaries and marketing expenses.

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Net Loss.  We recorded a net loss of $23,998,734 for the twelve months ending June 30,2001 as compared to a net loss of $38,161,542 for the same period ended June 30, 2000. This represents a loss per common share of $(.72) for 2001 as compared to $(1.41) for the same period in 2000.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition

All revenue included in the accompanying consolidated statements of operations for all periods presented relates to sales of mPhase’s POTS Splitter Shelves and DSL component products.

As required, mPhase has adopted the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, which provides guidelines on applying generally accepted accounting principles to revenue recognition based on the interpretations and practices of the SEC. The Company recognizes revenue for its POTS Splitter Shelf and other DSL component products at the time of shipment, at which time, no other significant obligations of the Company exist, other than normal warranty support.

Research and Development

Research and development costs are charged to operations as incurred in accordance with Statement of Financial Accounting Standards (“SFAS”), No. 2, “Accounting for Research and Development Costs.”

Income Taxes

mPhase accounts for income taxes using the asset and liability method in accordance with SFAS No. 109 “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. Because of the uncertainty as to their future realizability, net deferred tax assets, consisting primarily of net operating loss carryforwards, have been fully reserved for. Accordingly, no income tax benefit for the net operating loss has been recorded in the accompanying consolidated financial statements.

Utilization of net operating losses generated through June 30, 2002 may be limited due to changes in ownership that occurred.

Stock-Based Compensation

The Company follows the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-based Compensation”. SFAS No. 123 encourages, but does not require companies to record compensation expense for stock-based employee compensation plans at fair value. As permitted, the Company has elected to continue to account for stock-based compensation to employees using the intrinsic value method presented in Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair value-based method, as defined, had been applied. Compensation expense is generally measured on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.

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Liquidity and Capital Resources.  At September 30, 2002, mPhase had a working capital deficit of $(124,676) as compared to working capital of $399,321 on June 30,2002.

Through September 30,2002, the Company had incurred development stage losses totaling $103,158,343. At September 30,2002, the Company had $4,125 of cash and cash equivalents and $118,836 of trade receivables to fund short-term working capital requirements. The Company’s ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) fund the successful wide scale development, deployment and marketing of its products.

Historically, the Company has funded its operations and capital expenditures primarily through private placements of common stock. Management expects that its ongoing financial needs will be provided by financing activities and believes that the sales of its line of POTS Splitter products and other related DSL component products will provide some offset to cash flows used in operations, although there can be no assurance as to the level and growth rate of such sales in future periods as seen with quarter to quarter fluctuations in components sales. At September 30,2002, the Company had cash and cash equivalents of $4,125, compared to $47,065 at June 30,2002, accounts receivable of $118,836 and inventory of approximately $3.1 million at September 30, 2002, compared to accounts receivable of $273,780 and inventory of approximately $3.3 million at June 30,2002.

Cash used in operating activities was $431,933 during the three months ending September 30, 2002. The cash used by operating activities principally consists of the net loss, the net increase in accounts receivable offset by the increase in depreciation and amortization, the net decrease in inventory, and by non-cash charges for common stock options and warrants issued for services and increased accrued expenses. Cash used in investing activities for the three-month period ended September 30, 2002 was $0.

The Company has entered into various agreements with Georgia Tech Applied Research Corporation, (“GTARC”), pursuant to which the Company receives technical assistance in developing the Digital Video and Data Delivery System. The Company has incurred expenses in connection with technical GTARC totaling approximately $100,000 and $250,000 for the three months ending September 30, 2002 and 2001 respectively and $13,524,300 from the period from inception through September 30, 2002. Upon completion of the commercial product, GTRC may receive a royalty of 5% of product sales.

During the quarter ended December 31, 2001, certain officers, directors and related parties were issued 2,000,000 restricted shares of the Company’s common stock for the investment of $1,000,000 in cash.

During the three months ending September 30, 2002, the Company issued 200,000 shares of its common stock to consultants for services performed. In addition, for the three months ended September 30, 2002, the Company issued 4,873,333 shares of the Company’s common stock and 2,491,800 warrants in connection with the extinguishments of debt.

As of September 30, 2002, mPhase had no material commitments for capital expenditures.

We intend to continue to invest in technology and telecommunications hardware and software in connection with the full commercial production of the cost-reduction version of the Traverser™. Since we have strategically determined that the cost to a prospective telco to build a master headend is substantially reduced owing to new developments in technology, we have decided that mPhaseTV no longer requires access to a satellite uplink facility. Thus the amount of capital necessary to fund mPhaseTV and mPhase has been substantially reduced. We continue our efforts to raise additional funds through private placements of our common stock and strategic alliances, the proceeds of which are required to fund continuing development stage expenditures and the comercial roll-out of our Traverser™ Digital Video and Delivery System. However, there can be no assurances that we will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available when needed or at terms that we deem to be reasonable.

We have evaluated our cash requirements for fiscal year 2003 based upon certain assumptions, including our ability to raise additional financing and increased sales of our POTS Splitters. The Company anticipates that it will need to raise additional monies primarily in private placements of its common stock with accredited investors during the fiscal year which will end June 30, 2003, or alternatively we will need to curtail certain expenses as incurred at the present levels including marketing and research and development expenses. Additional investment in technology design to reduce the cost of the Traverser™ will be necessary over the next 12 months. In the long term, the Company may invest additional funds annually on research and development of the Traverser™ product line based upon sales levels, changes to technology and the overall success of the Company attaining sufficient financing until such time as it achieves profitable operations.

Should these cash flows not be available to us, we believe we would have the ability to revise our operating plan and make certain further reductions in expenses, so that our resources available at June 30, 2003, plus financing to be secured during fiscal year 2003, and expected POTS splitter revenues, will be sufficient to meet our obligations until the end of fiscal year 2003. We have continued to experience operating losses and negative cash flows. To date, we have funded our operations with a combination of component sales and private equity offerings. Management believes that we will be able to secure the necessary financing in the short term to fund our operations into our next fiscal year. However, failure to raise additional funds, or generate significant cash flows through revenues, could have a material adverse effect on our ability to achieve our intended business objectives.

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BUSINESS

Overview

We are a developer of broadband communications equipment and provider of digital video content. The Company's flagship product, the Traverser™, enables telephone companies and other telecommunications service providers to offer up to 384 channels of digital television, high-speed Internet and voice simultaneously over their existing copper wire infrastructure. The Traverser™ utilizes Digital Subscriber Line (DSL) technology to cost-effectively deliver a full suite of communication services, e.g., voice, television and data services.

We believe the Traverser™ provides telephone companies with a cost effective, high quality and reliable means of converging communications services. To our knowledge, the Traverser™ is the only platform that does not utilize Internet Protocol (IP) transmission for the delivery of television services over telephone wires to the end user. By utilizing a non-IP transport, (NIP) we believe certain quality of service issues that are often associated with IP-based television delivery systems are negated. The patented bus architecture of our system is such that all television channels are available to all users all of the time as opposed to channel availability being based on ratios. Hence, we feel that our solution is uniquely reliable. Furthermore, because we do not utilize IP transport for the delivery of television, we do not require the use of potentially costly equipment associated with IP-based television delivery such as, ATM switches, servers or routers, as well as other ancillary equipment.

We believe that the Traverser™ is the only system that is capable of providing voice, data and television services to subscribers up to 12,000 feet (up to 30,000 feet with the use of the mPhaseStretch™) from the telephone company’s central office through an end-to-end system over the existing telephone infrastructure, without requiring telephone companies to upgrade their existing copper wire networks to fiber optics. Our products do not require fiber upgrades, therefore we believe that the Traverser™ is uniquely positioned to enable small and mid-sized domestic and international communications service providers to compete in the market for integrated voice, data and television services in the most cost effective manner.

Industry Background

In the United States, the telecommunications, cable and satellite industries are currently undergoing significant technological and regulatory changes leading to the convergence of voice, Internet and television services. Many domestic cable companies have upgraded their networks to support the delivery of high-speed Internet and telephony services to their cable television subscribers. In order to compete effectively with cable companies that are threatening to infringe upon traditional telephony revenue sources, some telephone companies are seeking to upgrade their networks to provide their customers with fast and reliable Internet access, as well as multi-channel television.

Further incentivizing telecommunications providers in the United States and abroad to offer advanced communications services is the fact that local and long distance calling revenues are declining. The proliferation of wireless telephony coupled with the advent of new technology such as Voice over DSL or Voice over IP has negatively affected telephone companies’ traditional revenue source, i.e., plain old telephone services. Despite all of these pressures, however, it is unclear how quickly telephone companies will move toward deploying full service communications networks such as the Traverser™ given the recent significant reduction of capital expenditures and market capitalization of companies in the telecommunications sector.

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Over the past several years, telephone companies around the world have made significant upgrades to their infrastructure and network equipment. However, the primary means of connecting a telephone subscriber, either residential or commercial, to a telephone company’s central office is via a twisted copper pair connection. This connection is commonly referred to as the “last mile.” The last mile of copper wire networking represents the slowest portion of the communications infrastructure and often acts as a bottleneck in the delivery of higher bandwidth data and video traffic. We estimate that over 140 million businesses and homes in the United States are served by the copper infrastructure in the last mile, and the worldwide installed base of copper lines exceeds one billion.

One of the technologies deployed by telephone companies in the last mile today to enable high-speed access is Digital Subscriber Line, or DSL. A growing number of local exchange carriers are deploying DSL to offer high-speed Internet access services on existing copper lines. DSL allows telephone service providers to leverage the underutilized capacity of the telephone line, offer multiple services on the same line and deliver high-speed data as a dedicated, “always-on” service. According to telecommunications research firm Point-Topic, at the end of 2001, there were approximately 18.7 million DSL connections in service, representing a 188% growth from the previous year. According to Point-Topic, DSL service now exceeds cable modems 5 to 1.

There are multiple “flavors” of DSL that are deployed around the world today. The most common flavor is ADSL with other flavors such as SH.DSL and VDSL gaining in popularity. Each flavor of DSL operates slightly differently and enables different up and downstream bitrates, with VDSL being the most robust of all the flavors. While VDSL may enable greater bandwidth as compared to other flavors, it requires service providers to deploy fiber-to-the-neighborhood because VDSL can only travel over copper out to 3,000 to 4,000 feet.

Even though competitive pressures and incentives exist in the United States for telephone service providers to rollout a complete suite of communications services, including television, it is unclear at what rate this deployment will progress. The most recent economic downturn has resulted in an industry-wide slowing of the telecommunications equipment sector. The pullback in telecommunications-related spending is particularly apparent among US-based telephone companies. However, we do believe that the international community will continue to progress, albeit at a slower rate than previously thought and that our most immediate sales opportunities exist abroad.

Our Solution

By combining the benefits of DSL technology with digital video transmission capability, the Traverser™ is designed to provide a cost-effective solution for integrated voice, video and data services to the end user. By using the existing installed public telephone infrastructure in the local loop, the Traverser™ supports high-speed communications without requiring costly infrastructure such as fiber optics.

The mPhase Traverser™ DVDDS is a complete end-to-end system. mPhase Technologies, designs, develops and manufactures all of the elements required for its customers to enhance their service platform. Specifically, the mPhase Traverser™ System consists of Central Office Equipment (CO), Management Software and Customer Premises Equipment (CPE). Service providers wishing to deploy the mPhase Traverser™ System need to build a digital video headend to receive television content. This includes installing a satellite receiving dish, as well as video grooming equipment and software to manage the video content. At the digital headend local off-air channels are received and digitized and then combined with the signals received via satellite. The headend can be co-located with a single central office or remotely located and connected to each Central

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Office via dark fiber. mPhase does not manufacture headend equipment. However, it has established preferred vendor relationships with a number of headend equipment manufacturers.

The mPhase Traverser™ System includes Central Office equipment, known as the mPhase Universal Access Shelf. The Access Shelf integrates the video signals from the headend with the Internet and voice signals. The outputs of the Access Shelf are DSL lines capable of carrying a single video stream, high-speed data and plain old telephone service (POTS).

Upon reaching the home or business, the DSL line is fed into the mPhase Intelligent Network Interface (INI), which functions as a digital set-top box. The INI separates the three signals and routes them to their respective devices — the video signal to the television, the data signal to the computer and the voice signal to the telephone.

The mPhase Traverser™ was designed to function over the installed copper infrastructure. Unlike other technologies based on VDSL (very fast digital subscriber line) technology, the Traverser™ does not require that a telco build out a fiber network. Instead, the Traverser™ transmits voice, broadcast television and data entirely over copper, up to 12,000 feet (2.2 miles), by adding mPhase’s newly developed product, the mPhaseStretch™, voice video and data can be delivered to subscribers as far as 30,000 feet from a central office. This unique advantage makes the Traverser™ significantly more compelling relative to VDSL-based solutions by enabling telcos to serve almost 100% of its customers without having to upgrade its existing infrastructure in any way thereby saving telcos time and costs.

Another unique benefit the mPhase Traverser™ System offers relative to competition is the fact that digital television signals are transmitted in native MPEG-2 format over the DSL spectrum. At no point does the Traverser™ System deliver television signals in an IP or IP encapsulated in ATM format. By delivering television via a point-to-point connection, we believe the Traverser™ ensures reliable picture quality and avoids operational and quality of service problems typically associated with IP-based video delivery platforms. Importantly, the Traverser™ utilizes a patented bus architecture. This unique design makes all of the television channels available to all users all of the time as opposed to making availability of channels based on ratios.

We believe that none of the other broadband alternatives that utilize the existing copper infrastructure for the local loop have the cost and coverage advantages as our product does. We believe that communications service providers will seek to build upon their investment in copper wire by utilizing their infrastructure for transmission of digital services rather than pursuing costly fiber or hybrid fiber coaxial cable upgrades. Our equipment is engineered to provide flexibility to enable telephone companies to cost-effectively deploy multiple communications services to a large number of subscribers. It is for these reasons that we believe that our equipment enables communications service providers to generate incremental revenues from their existing subscribers and respond to increased competition without significant capital expenditures.

We believe the demand for high-speed broadband access solutions, such as the one provided by the Traverser™, is significant and will continue to grow with the increase in demand for high-quality, digital television programming, the proliferation of widespread Internet usage and the increase in congestion caused by data intensive applications and transmissions over the installed copper wire infrastructure.

To facilitate sales of its flagship product, mPhase has established a subsidiary company, mPhaseTelevision.net, Inc. (“mPhaseTV”). mPhaseTV has entered into

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licensing agreements with content originators for upwards of 90 channels of television content. mPhaseTV can provide a single source of licensing agreements for service providers interested in entering into the business of television over telephone wires. By being able to offer this service to potential customers, the Company believes it eliminates a potential barrier to purchase and/or speeds the time to market for its customers.

Additionally, mPhase has developed a line of DSL component products. These products include microfilters and splitters, and line extenders. Each of these products can be used as components of the Traverser™ System, and can also be sold as stand-alone products. The Company recently announced the release of its “intelligent” line of central office POTS Splitters which the Company believes significantly lowers the cost of deploying DSL services by reducing the operational costs associated with loop qualification. The Company recently entered into an exclusive worldwide distribution agreement with Corning Cable Systems. Corning, through its global sales force, will be re-selling mPhase's line of “intelligent” POTS splitter products to telecommunications providers around the world.

Business Development, Organization, and Acquisition Activities

We were incorporated in New Jersey in 1979 under the name Tecma Laboratory, Inc. In 1987, we changed our name to Tecma Laboratories, Inc. As Tecma Laboratories, Inc., the Company was primarily engaged in the research, development and exploitation of products in the skin care field. On February 17, 1997, we acquired Lightpaths, Inc., a Delaware corporation, which was engaged in the development of telecommunications products incorporating DSL technology, and we changed our name to Lightpaths TP Technologies, Inc.

On January 29, 1997, we formed another wholly-owned subsidiary called TLI Industries, Inc. The shares of TLI were spun off to our stockholders on March 31,1997 after we transferred the assets and liabilities, including primarily fixed assets, patents and shareholder loans related to the prior business of Tecma Laboratories. As a consequence of these transactions, we became the holding company of our wholly owned subsidiary, Lightpaths, Inc. on February 17, 1997.

On May 5, 1997, we completed a reverse merger with Lightpaths TP Technologies, Inc. and thereafter, changed our name to mPhase Technologies, Inc. on June 2, 1997.

On June 25, 1998, we acquired Microphase Telecommunications, Inc., a Delaware corporation, by issuing 2,500,000 shares of our common stock. Microphase Telecommunications’ principal assets were patents and patent applications utilized in the development of our proprietary Traverser™ technology.

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In March 2000, we entered into a joint venture with Alphastar International, Inc. to form an entity called mPhase Television.net, Inc., in which we held a 50% interest. On May 1, 2000, we acquired an additional 6.5% interest in mPhaseTV, and made it one of our consolidated subsidiaries.

On March 14, 2000, we entered into an agreement with BMW Manufacturing Corp., located in South Carolina. Under the agreement, we installed version 1.0 of the Traverser™ for BMW’s telephone transmission network. BMW has agreed that, upon its notice and consent, we will be able to demonstrate to potential customers the functioning system at BMW’s facilities. BMW has made two (2) subsequent purchases increasing the size of its deployment to 62 unique units.

Our flagship installation, Hart Telephone, has completed the build and development of its digital headend during fourth quarter of 2001. The completion of their digital headend marks the move from beta to commercial deployment of the Traverser™ platform. Hart currently has approximately 120 customers receiving about 84 channels of television services.

mPhase has initiated development of Version 2.0 of the Traverser™ with a major, experienced research and development organization. Version 2.0 will be a cost-reduced version of Version 1.0, offering enhanced functionality to version 1.0. We expect Version 2.0 to be commercially available for deployment in Hartwell, as well as other locations, in 2003. We believe such cost reduced product will increase the competiveness of the Traverser™ against other competing technologies in the global marketplace.

Our revenue, historically, has been derived from sales of component telephone equipment parts, the majority of which has come from our sales of POTS Splitter Shelves. In our fiscal year ended June 30, 2002, and through the first quarter of our fiscal year 2003 ended September 30, 2002 we generated approximately $2.6 million and $210,000 in revenue, respectively, from the commercial sale of our component products. These component products, including filters and Central Office POTS Splitter Shelves, are marketed to other DSL equipment vendors. We do not believe that the sales of our Traverser™ will be materially impaired by the sale of these component products to these potential competitors.

Products & Services

Traverser™ Digital Video and Data Delivery System

mPhase’s principal and flagship product, the Traverser™ Digital Video and Data Delivery System (DVDDS), is a patented end-to-end system enabling the delivery of digital broadcast television, analog voice service and high-speed data, as well as other ancillary services, over a single copper telephone wire.

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The Traverser™ consists of network elements located at a programming and control center owned by the telephone company, the central office and at the subscriber’s residence or business. The key elements of the Traverser™ are the system management workstation, the POTS Splitter Shelves, the access shelves, and the customer premises equipment, or INI.

Digital television content is received via satellite at the programming control center. At the programming control center, local broadcast channels are also integrated into the programming received by satellite. Digital television content is then transmitted over fiber to the central office(s). At each central office, digital television, Internet and traditional telephone services are combined by the Traverser™ for delivery to subscribers over existing telephone wires. Once received at the home or office, the Intelligent Network Interface distributes the digital television content, Internet and telephone signals to their respective devices.

The unique, patented bus architecture utilized by the Traverser™ allows a plurality of channels to be delivered to a plurality of users all of the time. Unlike other IP based video transport systems, the Traverser™ does not require video storage or video multicasting servers; all digital television content is transported to all users in real time, native MPEG-2 format.

The Traverser™ enables communications service providers to send reliable, MPEG-2 digital-quality television over the installed copper wires, in addition to high-speed Internet transmission and voice services, allowing them to compete effectively with cable operators and satellite services for subscribers in the last mile. The Traverser™ technology provides 4 Mbps of bandwidth for digital video delivery with an additional 2Mbps for Internet services, which is up to 40 times faster than regular 56k dial-up Internet services. The Traverser™ utilizes technology we license exclusively from Georgia Tech and DSL technology which we license non-exclusively from Globespan Semiconductor, Inc. Georgia Tech provided a significant portion of the engineering research and design to develop the Traverser™. The Traverser™ also utilizes an advanced filter technology developed by Microphase Corporation, a company with which we share common management.

Component Parts

POTS Splitter Shelves

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A Plain Old Telephone Service (POTS) Splitter Shelf is a low pass/high pass filter that separates voice and data transmissions. POTS Splitter Shelves, are necessary to permit simultaneous voice and data transmissions over the same twisted copper wire pair. POTS Splitter Shelves and the individual cards that populate the shelf separate and re-combine traffic traveling along each copper wire into the analog voice portion of a transmission and the digital data portion, so that each component can travel independent of the other. This product allows for increased clarity of both voice and data information and decreased “cross talk”, or interference.

POTS Splitters are available in a domestic and European Harmonized version to service the international market as well as in a version that can support ADSL over ISDN lines.

Intelligent POTS Splitter (iPOTS™) and Universal Bypass

We believe the mPhase iPOTS™ offers a much needed solution for the DSL industry; the iPOTS™ enables telcos to remotely and cost-effectively perform loop management and maintenance including line testing, qualification and troubleshooting. Prior to the introduction of the iPOTS™, loop management could not be remotely performed through a conventional POTS Splitter without the use of expensive cross connects or relay banks because of the mandatory DC blocking capacitors in traditional POTS splitters, as required by the ITU, ANSI and ETSI. The unique (patent pending) iPOTS™ circuit allows test heads to perform both narrow and wideband testing of the local loop through the central office POTS Splitter without having to physically disconnect the POTS Splitter, thereby eliminating the need to dispatch personnel and a truckroll.

The iPOTS is a complete solution which includes a POTS Splitter as well as the bypass or “intelligent” functionality and the UniversalBypass is a module containing the intelligent functionality which can be used with any vendor’s POTS Splitter.

mPhase has recently entered into a distribution agreement with Corning Cable Systems for its line of intelligent products. mPhase has granted Corning, one of the world’s leading suppliers of Central Office DSL components, the exclusive worldwide distribution of its intelligent line. This agreement significantly increases the potential exposure of this product line, as Corning has a global salesforce and established relationships with the largest telephone companies in the world.

mPhaseStretch™

mPhase has recently introduced a new product known as the mPhaseStretch™. This product is a loop extender that enhances the performance of the Traverser™ System my extending its transmission distance for the delivery of voice, video and data up to 30,000 feet. The mPhaseStretch™ is a powered device that is placed on the line at approximately 9,000 feet or before the signal begins to degrade. We believe the addition of the Stretch gives mPhase the greatest serviceable distance radius for the delivery of converged services. A universal version of the Stretch™, or a version interoperable with other vendor’s DSLAM equipment is scheduled to be released in early 2003.

Microfilters

We have developed a complete line of microfilters, including a 2 and 4 pole filter for use in single and multi-phone households, as well as a NID Splitter. These products, similar to POTS Splitters, ensure clear and reliable service of voice and high-speed data when these two services reside on the same line.

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mPhase Television.Net, Inc.

mPhaseTV provides contracts, licensing agreements, marketing and legal support to service providers interested in deploying television over DSL. mPhaseTV has established licensing agreements and partnerships with content originators thus allowing service providers to offer its subscribers a full complement of television programming. It is important to note that the role of mPhaseTV has changed since its inception. Originally, mPhaseTV was to act as a content aggregator, downlinking a complete lineup of channels, digitizing those channels and uplinking them via satellite for further delivery to each telco site. The benefit of mPhaseTV acting as a content aggregator was that service providers would not have to build a full-scale headend that included encoders, and other equipment. However, recent advances in technology have significantly reduced the costs for a telephone company to build a full-scale headend. Therefore the role of mPhaseTV is now limited to providing the appropriate licenses and relationships as opposed to offering a content aggregation solution. Telephone companies purchasing content through mPhaseTV are still required to build a full-scale digital headend.

We contributed the initial funding for the mPhaseTV, by lending it $1,000,000 at 8% per annum interest. The loan is repayable to us in common stock at the time that mPhase Television qualifies for listing in the NASDAQ Small Cap Market. We also contributed $20,000 in cash to the joint venture and granted options to Alphastar to purchase 200,000 shares of our stock for $4.00 per share. The agreement requires Alphastar to provide mPhase Television the right to transmit television broadcasts over Alphastar’s digital satellite network. On May 1, 2000, we acquired an additional 6.5% interest in mPhase Television for an additional $1,500,000 in cash. We report mPhaseTV as a consolidated subsidiary.

As part of its cost reduction efforts, mPhase has currently renegotiated its joint venture relationship with Alphastar International, Inc. that established mPhaseTV. Under the original arrangement, mPhaseTV leased the rights to use Alphastar’s earth station satellite uplink and downlink facility in Oxford, CT. Pursuant to an agreement dated as of June 18, 2002, mPhaseTV has terminated its lease of the earth station and Alphstar and its affiliated entity have converted certain accounts payable into shares of the Company’s common stock. mPhaseTV continues to serve as a strategic asset for selling the Traverser™ by having secured the rights to transmit over DSL over 90 television channels directly from the content providers eliminating the need for a U.S. telco purchasing the Traverser™ from having to assemble such rights itself from each of the content providers. mPhase currently owns a 56% controlling interest in mPhaseTV.

Research and Development Activities

We have designed the Traverser™ and its ancillary component parts in conjunction with Georgia Tech Applied Research Corporation (“GTARC”), which conducts a majority of our digital research and development for the Traverser™ line of products. Microphase Corporation contributed the analog technology incorporated in the design of the Traverser™, as well as providing ongoing development of analog components for the Traverser™. mPhase has reached an agreement for the development of a next generation Traverser™ with a major, well established research and development organization to compliment GTARC, which will cost approximately $1,000,000. To date, the Company has paid approximately $11,400,000 with respect to such cost reduction effort. Version 2.0 will be a cost-reduced version of Version 1.0, offering enhanced functionality, but at a significantly reduced cost. We anticipate that Georgia Tech will be involved in a reduced role with the development efforts of Version 2.0.

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As of June 30, 2001, we had been billed approximately $13,400,000 for research and development conducted by GTRC, of which approximately $1,870,480 remained outstanding. For the period between July 1, 2002 and September 30, 2002 (unaudited), we have incurred approximately $100,000 of additional expenses for research and development with GTARC. On March 26, 1998, we entered into a license agreement with GTARC, which owns the Digital Video and Data System technology. Georgia Tech has granted us the exclusive license to use and re-sell this technology in the Traverser™. We pay GTRC royalties between 3% to 5% on the sales of the Traverser™. The agreement expires automatically when the patents covering the invention expire. As previously indicated, we are negotiating with Georgia Tech to amend certain provisions of the agreement.

Market

Our primary business is to develop and market the Traverser™ to domestic and international telephone companies and other communications service providers. We position the Traverser to be the most cost-effective, reliable, scaleable and easy to operate TV-over-ADSL solution on the market.

mPhase markets its products in the U.S. to small, independent telephone companies. We believe our product is ideal in markets where the population is dispersed with relatively long loop lengths due to our advantage of having the longest serviceable distance radius. Additionally, smaller telcos tend to be more nimble and faster in their decision-making process. Also, many of these telcos are located in areas where the competition for television services is less intense than larger telcos located in urban markets.

mPhase also markets the Traverser™ System to international telephone companies. Telephone companies around the world are experiencing negative pressures on their calling revenues, encroaching competition from technologies which were at one time complimentary (e.g., cable) and a need to increase their per subscriber revenue. Outside of the United States, telcos are particularly reliant on their copper infrastructure, as few countries have upgraded their infrastructure to optics. Beyond that, the options for pay-TV services outside the U.S. are, for the most part, limited. Consumers living abroad have less access to digital television, leaving international telcos well-positioned to capture a large percentage of the market. Hence, we believe the market conditions that exist abroad are stronger for our product than those that exist domestically.

While mPhase believes it will experience some success in the U.S., it anticipates greater success in the international community. mPhase is focused over the next several quarters on securing 1 to 2 large international telephone companies as customers. To that end, it has several trials scheduled with major international incumbent telcos.

mPhase is in the process of building reliable, reputable and productive distributors and resellers and finalizing its certification process for distributors and resellers. The company then intends to aggressively pursue relationships with distributors and resellers abroad that have telecommunications experience and existing telephone company customers. We believe that by capitalizing upon these kinds of relationships, mPhase will be able to reach a greater international audience faster. An example of such a relationship is mPhase’s recently established agreement with Corning Cable Systems for the worldwide distribution of its intelligent line of products.

Patents and Licenses

We have filed and intend to file United States patent and/or copyright applications relating to some of our proposed products and technologies, either

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with our collaborators, strategic partners or on our own. There can be no assurance, however, that any of the patents obtained will be adequate to protect our technologies or that we will have sufficient resources to enforce our patents.

Because we may license our technology and products in foreign markets, we may also seek foreign patent protection. With respect to foreign patents, the patent laws of other countries may differ significantly from those of the United States as to the patentability of our products or technology. In addition, it is possible that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for, or may in the future apply for and obtain patents, which will have an adverse impact on our ability to make and sell our products. There can also be no assurance that competitors will not infringe our patents or will not claim that we are infringing on their patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease our operations.

The intellectual property owned and licensed by us falls into two general categories, analog and digital intellectual property.

mPhase owns the analog intellectual property which can be characterized as filter technology. This intellectual property includes:

—	Low pass filter shelves and POTS Splitters, which combine the Traverser™ DSL spectrum from the traditional voice service;

—	ADSL filters, which are filters that conform to the worldwide DSL standard and are utilized in the transmission of data and voice service; and;

—	Bypass for telephone Splitter System, which enables an automated and remote bypass of the POTS Splitter so full metallic testing can be performed.

We have a pending patent application, which was filed in June 1999 claiming priority to three provisional patent applications for the analog portion of our technology used in relation to the Traverser™ product.

We exclusively license our digital intellectual property from Georgia Tech Research Corporation (“GTRC”). We also have an exclusive, worldwide license to manufacture and market products using the technology developed by GTARC under our contract with them. The exclusive license with GTRC is applicable for the duration of their patent protecting the system design and other technology related to the Traverser™. The digital intellectual property that we license provides several unique aspects of the Traverser™. Among them is the backplane design, which provides every subscriber the ability to view any channel available. All subscribers in a given system could be watching the same channel at the same time. The intellectual property licensed exclusively to mPhase by GTRC includes the below mentioned patents.

A patent for the System and Method for the Delivery of Digital Video and Data over a Communications Channel was issued on November 28, 2000 to the Georgia Tech Research Corporation.

The patent issued on March 27, 2001 to the Georgia Tech Research Corporation for the System and Method for Maintaining Timing Synchronization in a Digital Video Network. This patent covers the development of the Framer and the Framer chip.

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The Framer is an Integrated Circuit, which gives the Traverser™ the capability of allocating both the downstream and upstream bandwidth into virtually any application required. This feature allows the Traverser™ to deliver both MPEG–2 Digital Video and Internet data simultaneously and also allows for future applications of the Traverser™.

The patent issued on November 28, 2001 to the Georgia Tech Research Corporation for the Method and Apparatus for Combining a Plurality of 8B/10B Encoded Data Streams addresses video data transport between digital headends and the access network serving subscribers. A further patent is pending covering other methods of video program transport.

Another patent was recently issued on August 13, 2002 covering what mPhase calls the System Management Workstation (SMW). Specifically, this patent entitled, “Computer System and Method for Providing Digital Video and Data Over a Communication Channel” addresses the means by which the computer system and method manages the already patented bus or broadcast backplane, for the delivery of converged voice, video and data. The management system covered by this patent performs functions such as monitoring the health of the Traverser™ system, managing a database of user information, as well as linking multiple central offices to a master system control station.

GTRC also has patents pending that protect:

—	apparatus and methods of remote control of the Intelligent Network Interface; and,
—	systems and methods to provide subscribers means to playback previously recorded video content.

We also rely on unpatented proprietary technology, and we can make no assurance that others may not independently develop the same or similar technology to ours or otherwise obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of the Traverser™ technology, our future operations would likely be adversely affected.

Government Regulation

The Federal Communication Commission, or FCC, and various state public utility and service commissions, regulate most of our potential domestic customers. Changes to FCC regulatory policies may affect the accessibility of communications services, and otherwise affect how telecommunications providers conduct their business. These regulations may adversely affect our potential penetration into certain markets. In addition, our business and results of operations may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components which we obtain from non-domestic component suppliers. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially adversely affect our business.

Competitive Business Conditions

The telecommunications sector overall has experienced a significant global downturn in spending over the past year. A number of once seemingly powerhouses of the industry have faltered resulting in devastating effects across the industry. The dramatic pull back in spending among service providers, coupled with the malaise of the capital markets has halted the growth of the sector. While the Company remains optimistic about the future of broadband, we don't anticipate an upturn of events until service providers in general are able to emerge from their current financial challenges.

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Our competitors that sell DSL systems like the Traverser™ or other technologies which incorporate broadband solutions over copper wire include: Next Level Communications, 2Wire, ADC, Advanced Fiber Communications, Alcatel S.A., Fujitsu, Lucent Technologies, Copper Mountain, Innovia, Ericsson, Turnstone, Westell, Teradyne, TuT Systems, Motorola, Marconi, NEC, Nokia, Paradyne Networks, Samsung, Siemens, DVTel, Inc., and Huawei Technologies. In addition, we compete with Myrio Corporation, Minerva and ImagicTV, Inc. who provide infrastructure software products to deliver multi-channel digital television over telephone networks by using Internet Protocol.

Relative to other platforms that converge voice, video and data- mPhase is the only non-Internet-Protocol platform that we are aware of on the market. However, there are other platforms that enable the same suite of services to be delivered using.

Next Level Communications offers a VDSL platform enabling the delivery of voice, video and data over copper telephone wires. However, because its platform is based on VDSL, it requires telcos to have a fiber to the neighborhood infrastructure. For some telcos the cost of this type of infrastructure upgrade is prohibitive.

Employees

We presently have nine (9) full-time employees, two (2) of whom are also employed by Microphase Corporation. See the description in the section entitled “Certain Relationships and Related Transactions.” Properties.

—	We maintain our corporate headquarters at 587 Connecticut Avenue, Norwalk, Connecticut 06854, under a facilities agreement with Microphase. The agreement with Microphase provides that we lease office space, lab facilities and administrative staff on a month-to-month basis for $11,340 per month.
—	We also maintain an office and research facility at the Georgia Advanced Telecommunications Technology Center in Atlanta, Georgia.

LEGAL PROCEEDINGS

The Company has recently been advised that, following an investigation by the staff of the Securities and Exchange Commission, the staff intends to recommend that the Commission file a civil injunctive action against Packetport and its Officers and Directors. Such recommendation relates to alleged civil violations by Packetport and such Officers and Directors of various sections of the Federal Securities Laws. The staff has alleged civil violations of Sections 5 and 17(a)of the Securities Act of 1933 and Sections 10(b)and 13(d) of the Securities Exchanges Act of 1934. As noted in other public filings of mPhase, the CEO and COO of mPhase also serve as Directors and Officers of Packetport. Such persons have advised mPhase that they deny any violation of law on their part and intend to vigorously contest such recommendation.

From time to time we may be involved in various legal proceedings and other matters arising in the normal course of business.

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OUR MANAGEMENT

Executive Officers and Directors

Our officers and directors, and their ages, as of May 20, 2002, are as follows:

Name	Age	Position(s)
Necdet F. Ergul	79	Chairman of the Board and Director
Ronald A. Durando	45	President, Chief Executive Officer and Director
Gustave T. Dotoli (2)	67	Chief Operating Officer and Director
Martin S. Smiley	55	Executive Vice President, Chief Financial Officer & General Counsel
David L. Klimek	48	Chief Technology Officer and Director
Anthony H. Guerino, Esq. (1)(2)	55	Director
Abraham Biderman (1)(2)	52	Director
Michael P. McInerney	46	Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

The following is biographical information about each of our Officers and Directors.

NECDET F. ERGUL has served as our Chairman of the Board since October 1996 with the exception of a three-month period in 2000 when he temporarily resigned. Mr. Ergul also currently serves as the President and Chief Executive Officer of Microphase Corporation, a leading developer of military electronic defense and telecommunications technology, which he founded in 1955. He is also a Director of Janifast Ltd. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development. Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York.

RONALD A. DURANDO is a co-founder of mPhase Technologies, Inc. and has served as our President, Chief Executive Officer and a Director since its inception in October 1996. Since 1994, Mr. Durando has been an Officer of Microphase Corporation. From 1986 to 1994, he was President and Chief Executive Officer of Nutley Securities, Inc., a registered broker-dealer. In addition, Mr. Durando is also Chairman of the Board of Janifast Ltd., a Hong Kong corporation for operational and manufacturing companies in China. Mr. Durando is also President and a Director of PacketPort.com, Inc.

GUSTAVE T. DOTOLI has served as our Chief Operating Officer and a Director since our inception in October 1996. In addition, Mr. Dotoli has been the Vice President of Corporate Development of Microphase Corporation since December of 1996. Mr. Dotoli is also a Director and Vice President, Corporate Secretary of PacketPort.com, Inc. He formerly was the President and Chief Executive Officer of the following corporations: Imperial Electro–Plating, Inc., World Imports USA, Industrial Chemical Supply, Inc., SISCO Beverage, Inc. and Met Pack, Inc. Mr. Dotoli received a B.S. in Industrial Engineering from Fairleigh Dickinson University in 1959.

DAVID KLIMEK is a co-founder of mPhase Technologies, Inc. and has served as our Chief Technology Officer since June 1997 and as Director of Engineering since its inception in October 1996. Mr. Klimek joined our Board of Directors in October 1996. From 1990-1996, Mr. Klimek owned and operated Mashiyach Design, Inc., an engineering consulting firm. He has more than 18 years of technical engineering and design expertise and presently holds 14 individual or co-authored U.S. patents. From 1982 to 1990, Mr. Klimek was the R&D manager of

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Digital Controls, Inc. Mr. Klimek holds a B.S. in Electrical Engineering from Milwaukee School of Engineering, Milwaukee, Wisconsin.

MICHAEL P. MCINERNEY is President of Lintel, Inc. subsidiaries; Hart Telephone Company, a 10,000–line local exchange carrier in Northeast Georgia, Hart Communications, a telecommunication company, Hart Cable, a cable television company and Diversified Golf. Mr. McInerney was Vice President of Lintel, Inc. from 1994 until he became President in 2001. From 1991 to 1994, Mr. McInerney was Executive Director of Standard Telephone Company. In the period from 1980-1991, Mr. McInerney was a regional manager, state manager and an account executive with AT&T. Mr. McInerney earned a Masters of Business Administration degree at Winthrop College and a B.S. degree at the University of Vermont.

ANTHONY H. GUERINO has been a member of the Board since February 23, 2000. Since December 1997, Mr. Guerino has been an attorney in private practice in New Jersey. Prior thereto, Mr. Guerino served as a judge of the Newark Municipal Courts for over twenty (20) years, periodically sitting in the Essex County Central Judicial Processing Court at the Essex County Courthouse. Mr. Guerino has been a chairperson for and member of several judicial committees and associations in New Jersey, and has been an instructor for the Seton Hall School of Law’s Trial Moot Court Program.

ABRAHAM BIDERMAN has been a member of our board since August 3, 2000. Mr. Biderman is Executive Vice President of Lipper & Company; Executive Vice President, Secretary and Treasurer of The Lipper Funds; and Co-Manager of Lipper Convertibles, L.P. Prior to joining Lipper & Company in 1990, Mr. Biderman was Commissioner of the New York City Department of Housing, Preservation and Development from 1988 to 1989 and Commissioner of the New York City Department of Finance from 1986 to 1987. He was Chairman of the New York City Retirement System from 1986 to 1989. Mr. Biderman was Special Advisor to former Mayor Edward I. Koch from 1985 to 1986 and assistant to former Deputy Mayor Kenneth Lipper from 1983 to 1985. Mr. Biderman is a Director of the Municipal Assistance Corporation for the City of New York. Mr. Biderman graduated from Brooklyn College and is a certified public accountant.

MARTIN SMILEY joined us as Executive Vice President, Chief Financial Officer and General Counsel on August 20, 2000. With over twenty years experience as a corporate finance and securities attorney and as an investment banker, Mr. Smiley serves as mPhase’s strategic financial leader. Prior to joining the company, Mr. Smiley served as a Principal at Morrison & Kibbey, Ltd., a mergers and acquisitions and investment banking firm from 1998 to 2000, and as a Managing Director for CIBC Oppenheimer Securities from 1994 to 1998. He served as a Vice President of Investment Banking at Chase Manhattan Bank from 1989 to 1994, and as a Vice President and Associate General Counsel for Chrysler Capital Corporation from 1984 to 1989. Mr. Smiley graduated with a B.A. in Mathematics from the University of Pennsylvania and earned his law degree from the University of Virginia School of Law.

Board Committees

Our Board of Directors has an audit committee and a compensation committee. The audit committee approves of our independent accountants and determines the appropriateness of their fees, reviews the scope and results of the audit plans of the independent accountants, oversees the scope and adequacy of our internal accounting control and record-keeping systems and confers independently with the independent accountants. The audit committee consists of Messrs. Biderman, and Guerino. Consistent with NASD regulations, an audit charter was developed and adopted by the Board and the audit committee on August 2, 2000. Certain provisions of the Audit Committee Charter have been temporarily suspended by the Board of Directors due to resignations of three (3) outside directors.

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The compensation committee makes recommendations to our Board of Directors regarding our stock incentive plans and all matters of compensation. The compensation committee consists of three (3) Directors, Messrs. Biderman, Dotoli and Guerino.

Director Compensation

For their attendance of Board and Committee meetings, we compensate the Directors in cash as well as in the form of stock options granted under our Stock Incentive Plan, which grants are included in the table “Security Ownership of Certain Beneficial Owners and Management” and the notes thereto.

Executive Compensation

The following table sets forth, for the fiscal year ended June 30, 2002 and the two previous fiscal years, the compensation earned by our Chief Executive Officer and the four other executive officers, whose compensation during the fiscal year ended June 30, 2002 was greater than $100,000 for services rendered to the Company in all capacities during such year.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Award(s) (Shares)	Securities Underlying Options/SARs (Shares)

Ronald A. Durando (1)(2) Chief Executive Officer and President	2002 2001 2000	$388,504 $395,004 $312,920	— — $ 683,500 $1,714,532	— — 157,500	1,850,000 1,225,000 250,000

Gustave T. Dotoli (1)(2) Chief Operating Officer	2002 2001 2000	313,504 342,917 231,670	— — 362,000	— — 232,500	1,225,000 860,000 175,000

David L. Klimek (1)(2) Chief Technology Officer	2002 2001 2000	106,606 175,577 106,500	— — 30,000	— — —	162,500 110,000 50,000

Martin S. Smiley (3) Executive VP, Chief Financial Officer & General Counsel	2002 2001 2000	158,712 163,435 —	— — —	— — —	540,000 670,000 —

(1)	Includes a Director’s stipend of $7,500.
(2)	Contractual stock bonus award.
(3)	Martin Smiley joined the Company on August 20, 2000.

No individual named above received prerequisites or non-cash compensation during the years indicated which exceeded the lesser of $50,000 or an amount equal to 10% of such person’s salary. No other executive officer received compensation and bonuses that exceeded $100,000 during any year.

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STOCK OPTIONS

The following table sets forth certain information concerning individual issues of options made during the year ended June 30, 2002 to our executive officers named in the summary compensation table above. For the fiscal year ended June 30, 2002, we granted options to acquire up to an aggregate of 5,736,250 shares to employees and directors.

Option Grants in Last Fiscal Year
(Individual Grants)

Name	Options Granted (#)	% of Total Options Granted to Employees in Fiscal 2002	Weighted Average or Base Price ($/Share)	Weighted Market Exercise Price on Grant Date	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for 5 year Option Term

						0%	5%	10%

Ronald A. Durando	1,850,000	28.1%	$.40	$.39	2007	$0	$180,850	$421,975
Gustave T. Dotoli	1,225,000	18.6%	.41	.40	2007	0	123,137	286,895
Martin Smiley	540,000	8.2%	.37	.36	2007	0	48,313	113,281
David Klimek	162,500	2.5%	.64	.63	2007	0	26,661	60,875

The following table sets forth information with respect to the number and value of outstanding options held by our executive officers named in the Summary Compensation Table above at June 30, 2002. During the fiscal year ended June 30, 2002, 28,890 options were exercised. The value of unexercised in–the–money options is based upon the difference between closing price of our shares on June 30, 2002 and the exercise price of the options.

Fiscal Year-End Option Values

			Number of at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)

Name	Shares Acquired on Exercise (#)	Value Realized $	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald A. Durando	—	—	4,775,000	—	$—	$—
Gustave T. Dotoli	—	—	3,035,000	—	—	—
David Klimek	—	—	947,500	—	—	—
Martin Smiley	—	—	1,210,000	—	—	—

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Employment Agreements

All employment agreements have expired and are presently being renegotiated.

Long-Term Stock Incentive Plan

We have a Long-Term Stock Incentive Plan, under which we have reserved for issuance 15,000,000 shares of common stock. Our shareholders approved our 2001 Stock Incentive Plan at our annual meeting of shareholders on May 30, 2001. The plan provides for grants of incentive stock options and nonqualified stock options to our key employees and consultants and those key employees and consultants of our subsidiaries.

With respect to our current plan, the compensation committee of the Board of Directors administers and interprets our current plan. The exercise price of common stock underlying an option may be greater, less than or equal to fair market value. However, the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted. The maximum term of an option is five years from the date of grant. In the event of a dissolution, liquidation or change in control transaction, we may require option holders to either exercise their options within 30 days or surrender such options (or unexercised portion thereof).

Upon stockholder approval, the Board of Directors merged our prior Long-Term Stock Incentive Plan into the 2001 Plan.

The purpose of the 2001 Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best available people.

The maximum number of shares of common stock that we may issue with respect to awards under the 2001 Plan is 20,000,000 shares, in addition to the shares previously authorized for issuance under our Company plan, but which are not issued before our current plan is merged into the 2001 Plan.

The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2001 Plan during any fiscal year to any one individual is limited to 2,500,000 subject to the exceptions made by the Board of Directors. These limits will be adjusted to reflect any stock dividends, split-ups and reverse stock split, unless the Board determines otherwise. If any award, or portion of an award, under the 2001 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if any shares are withheld by us, the shares subject to such award and the surrendered or withheld shares will thereafter be available for further awards under the 2001 Plan. Those shares that are surrendered to or withheld by us, or that are forfeited after issuance, however, will not be available for incentive stock options.

The 2001 Plan is administered by our Board of Directors or by a committee or committees as the Board of Directors may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the 2001 Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and the time or times at which such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and

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conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

In the event of changes in our common stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the administrator may make adjustments to the number and kind of shares reserved for issuance or with respect to which awards may be granted under the 2001 Plan, in the aggregate or per individual per year, and to the number, kind and price of shares covered by outstanding award.

Without the consent of holders of awards, the administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us, or our financial statements or those of any of our affiliates, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2001 Plan.

Participation in the 2001 Plan will be open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. All three (3) non-employee directors and approximately ten (10) employees will be eligible to participate in the 2001 Plan.

The 2001 Plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

Because participation and the types of awards available for grant under the 2001 Plan are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the 2001 Plan is approved are not currently determinable. For this purpose, the benefits or amounts that participants may receive if the 2001 Plan is approved do not include awards granted under the Prior Plan that are amended and restated to become awards covering the same number of shares under the terms of the 2001 Plan. These amended and restated awards are not contingent on stockholder approval since the Prior Plan was previously approved by the stockholders.

Our Board of Directors may terminate, amend or modify all or any provision of the 2001 Plan at any time.

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Compensation Committee Interlocks And Insider Participation

The members of the Compensation Committee during fiscal 2002 were Messrs. Dotoli, Biderman and Guerino. Mr. Dotoli is our Chief Operating Officer. Neither Messrs. Biderman nor Guerino has been one of our officers or employees.

None of our directors or executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity during fiscal 2002 that has a director or executive officer serving on our Board of Directors except that Mr. Dotoli is also a member of the Board of Directors of PacketPort.com, Inc., a company in which Mr. Durando serves as Chief Executive Officer. Mr. Ergul, Mr. Dotoli, together with Mr. Durando, are controlling shareholders of Janifast Ltd. and are also directors. Janifast Ltd. has produced components for the Traverser™, and may produce such components for us in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 3, 2002, certain information regarding the beneficial ownership of our shares:

—	by each person who is known by us to be the beneficial owner of more than five percent (5%) of its outstanding common stock;

—	each of our directors;

—	by each executive officer named in the Summary Compensation Table; and,

—	by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of “Shares” of Common Stock Beneficially Owned	Percentage Ownership of Common Stock Outstanding (2)

Necdet F. Ergul (7)(9)	12,352,451	18.7%
Ronald A. Durando (3)(7)	16,779,548	22.8%
Gustave T. Dotoli (7)(10)	5,147,766	7.3%
J. Lee Barton (4)(6)(7)(8)	7,703,219	11.6%
David Klimek (7)	1,340,000	2%
Lintel, Inc. (6)	4,114,219	6.2%
Abraham Biderman (5)(7)	277,733	—
Anthony Guerino (7)	267,500	—
Michael McInerney (7)(8)	124,500	—
Martin Smiley	2,563,048	3.8%
All executive Officers & Directors as a group (eight people) (8)	38,852,546	54.6%

—	Less than 1%
1.	Unless otherwise indicated, the address of each beneficial owner is 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711.

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2	Unless otherwise indicated, mPhase believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company shares beneficially owned by them. The percentage for each beneficial owner listed above is based on 65,932,341 shares outstanding on December 3, 2002, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for the purpose of computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares indicated in the table include the following number of shares issuable upon the exercise of warrants or options:

Necdet F. Erugul	3,416,250
Ronald A. Durando	7,370,400
Gustave Dotoli	4,131,400
J. Lee Barton	295,000
David Klimek	947,500
Martin Smiley	1,415,000
Michael McInerney	120,500
Abraham Biderman	272,500
Anthony Guerino	267,500

3.	Includes 1,396,148 shares held by Durando Investment LLC, which Mr. Durando controls and 7,350,000 shares and 1,200,000 warrants held by Janifast and 230,000 shares owned by Karen and Ronald Durando Foundation; and 95,000 shares owned by Durando Charitable Remainder Trust.
4.	Includes 100,000 shares owned by Kim Barton, his wife and 100,000 shares owned by Betty Barton, his daughter. Mr. Barton resigned in March 2002.
5.	Includes 5,233 shares of common stock, options and warrants for 195,000 shares of common stock. Does not include 1,103,225 shares held by Lipper & Co, where Mr. Biderman is a director.
6.	The address for Lintel, Inc. and J. Lee Barton, who is Chief Executive Officer of Lintel, Inc. is 196 North Forest Avenue, P.O. Box 388, Hartwell, GA 30643.
7.	Includes options for 25,000 shares of common stock received as compensation for participation on the Board of Directors.
8.	Mr. J. Lee Barton resigned as director in 2002. Mr. Michael P. McInerney, President of Lintel, Inc. subsidiaries, was appointed to the Board at the 2002 Annual Shareholders meeting.
9.	Includes 200,000 shares owned by Berrin Snyder, his daughter and 150,000 owned by Eda Peterson, his daughter. Also includes 7,244,667 shares and 2,200,000 warrants owned by Microphase Corporation, a company in which Mr. Ergul is the President and Chief Executive Officer.
10.	Includes 190,000 shares owned by Patricia and Gustave Dotoli Foundation; and 30,000 shares owned by Dotoli Charitable Remainder Trust.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

mPhase’s President, Chairman of the Board of the Company, and Chief Operating Officer are also employees of Microphase. On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement was for $5,000 per month and was on a month-to-month basis. In July 1998, the office space agreement was revised to $10,000 and in January 2000 to $11,050 per month. Additionally, in July 1998, mPhase entered into an agreement with Microphase, whereby mPhase reimburses Microphase $40,000 per month for technical research and development assistance. Microphase also charges fees for specific projects on a project-by-project basis. During the years ended June 30, 2000, 2001, 2002 and for the period from inception (October 2, 1996) to June 30, 2002, $2,547,847, $2,128,983, $1,212,594 and $6,576,424, and during the three months ended September 30, 2001 and 2002, $258,287 and $253,980 respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations. Management believes that amounts charged to the Company by Microphase are commensurate to amounts that would be incurred if outside third parties were used.

Also, during the fiscal year ended June 30, 2000, $2,600,000 was advanced to Microphase in the form of a note, which was repaid by Microphase during the year. mPhase recorded $39,000 of interest income on this note for the year ended June 30, 2000. The Company is obligated to pay a 3% royalty to Microphase on revenues from its proprietary Traverser™ Digital Video and Data Delivery System and DSL component products. During the year ended June 30, 2001 and 2002, mPhase recorded royalties to Microphase totaling $297,793 and $78,762, respectively. Pursuant to a debt conversion agreement between the Company and Microphase for the year ended June 30, 2001, Microphase received 1,278,000 shares of mPhase common stock. For the year ended June 30, 2002, in consideration for a direct investment of $100,000 and pursuant to debt conversion agreements, Microphase received 2,900,000 shares of mPhase common stock and 2,200,000 warrants to purchase mPhase common stock. As of June 30, 2001, the Company had $70,799 payable to Microphase, which is included in amounts due to related parties in the accompanying consolidated balance sheet. As of June 30, 2002, the Company had $92,405 included in other liabilities-related parties in the accompanying consolidated balance sheet as discussed in Note 14.

During the year ended June 30, 2000, mPhase advanced money to Janifast Limited, which is a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter Shelves and DSL component products. As of June 30, 2000 the amount advanced to Janifast was approximately $1,106,000, which is included in production advances-related parties on the accompanying balance sheet. There were no such advances as of June 30, 2002 and September 30, 2002.

Pursuant to a debt conversion agreement between the Company and Janifast, for the year ended June 30, 2001, Janifast received 1,200,000 shares of the Company's common stock. For the year ended June 30, 2002 pursuant to debt conversion agreements, Janifast received 3,450,000 shares of mPhase common stock and 1,200,000 warrants to purchase mPhase common stock. During the years ended June 30, 2000, 2001 and 2002 and the period from inception (October 2, 1996 to June 30, 2002) $0, $8,932,378, $1,759,308 and $10,691,686, respectively have been charged to inventory or expense and is included in operating expenses in the accompanying statements of operations. As of June 30, 2002, the Company had $260,159 included in other liabilities-related parties in the accompanying consolidated balance sheet as discussed in Note 14.

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For consulting services rendered in connection with the joint venture (Note 8), the Company agreed to pay two officers of the Company and a related party $412,400, which was included on the June 30, 2000 consolidated balance sheet of the Company. This amount was paid by the Company during the year ended June 30, 2001.

Due to related parties as of June 30, 2000 included $36,120 due to Nutley Securities, a company owned by mPhase’s president and $49,180 due to affiliates of the Company’s joint venture partner, Alphastar International, Inc. Both amounts are for various services performed.

In July 2000, mPhase added a member to the Board of Directors who is employed by an investment-banking firm that has assisted and is expected to continue to assist the Company in raising capital through private financing. During the year ended June 30, 2001, the company issued 140,350 shares of common stock for investment banking services rendered during the period and recorded an additional $69,000 of fees which is included in accrued expenses at June 30, 2001. A member of mPhase’s Board of Directors is employed by Lintel, Inc, the parent corporation of Hart Telephone. The Company has installed its prototype product and commenced beta testing at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone upon the completion of beta testing and the commencement of production of the Traverser™. As consideration for the execution of the agreement with Hart Telephone, in May 2000, mPhase issued Hart Telephone 125,0 00 options each to purchase one share of common stock at an exercise price of $1.00 (valued at $1,010,375), which is included in research and development expenses in the accompanying statement of operations as of June 30, 2000.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company’s common stock pursuant to debt conversion agreements.

During December 2001, the Company converted $1,020,000 of liabilities due to Microphase and Janifast into 3,400,000 shares of the Company’s common stock and a like amount of warrants to purchase one share each of the Company’s common stock at an exercise price of $.30 pursuant to debt conversion agreements.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company’s common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share; and a warrant to purchase 550,000 shares of the Company’s common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003. Up to ten percent (10%) of the proceeds from this offering will be used to repay the outstanding principle on this promissory note.

During the year ended June 30, 2002, certain officers, directors and related parties were issued 8,150,000 shares of mPhase common stock and 3,400,000 warrants in consideration of the investment of $1,000,000 cash and the conversion of $1,460,000 accounts payable. Effective for the three months ending September 30, 2002, pursuant to debt conversion agreements, the Company converted the $1,555,242 of liabilities due to certain strategic vendors and related parties into 4,873,333 shares of the Company’s common stock, and 2,491,800 warrants which resulted in a gain of $40,725.

Our management is affiliated by employment at and/or ownership of a related group of companies, including Microphase Corporation, Complete Telecommunications, Inc. (which was dissolved subject to a settlement dated August 16, 1999), PacketPort, Inc. and PacketPort.com and Janifast Ltd., which may record material transactions

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with us. As a result of such affiliations, our management in the future may have conflicting interests with these affiliated companies.

Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, our Chairman, Chief Executive Officer and Chief Operating Officer, respectively, are executive officers and shareholders of Microphase and Ronald Durando and Gustave T. Dotoli are president and vice-president of PacketPort.com., respectively.

We reimburse Microphase $51,340 per month for research and development services and administrative expenses incurred for the use of Microphase’s office space, lab facilities and administrative staff.

Ronald A. Durando is the owner/sole shareholder of Nutley Securities, Inc., a former registered broker-dealer, which is not a private investment company under the Investment Advisors Act of 1940.

One of our former directors, J. Lee Barton, Chairman of the Board of Lintel, Inc. Lintel is the parent corporation of Hart Telephone Company, our beta customer located in Hartwell, Georgia, where we installed our prototype product and commenced beta testing. In December 1998, we issued 3,115,000 shares in a private placement to J. Lee Barton, several members of his family, Lintel, several employees of Lintel and two employees of Microphase for a purchase price of approximately $1.03 per share, or an aggregate purchase price of $3,197,416. In fiscal year 1999, we awarded J. Lee Barton 75,000 shares and an option for 100,000 shares. In fiscal year 2000, we awarded J. Lee Barton a $285,000 bonus, a stock award of 140,000 shares and options for 225,000 shares, which includes options to Hart Telephone. In fiscal year 2001 we awarded Mr. Barton options for 120,000 shares of common stock. Michael McInerney, one of our directors, is the president of Lintel, Inc. Mr. Mc Inerney has been awarded 5,000 shares and options for 120,500 shares.

Janifast Ltd., a Hong Kong corporation, is the manufacturer that produces our components. In addition to the components, Janifast may produce prototype and production runs of the Traverser™. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast Ltd. with an aggregate ownership interest of greater than 75% of Janifast Ltd. Mr. Durando is Chairman of the Board of Directors of Janifast Ltd. and Mr. Ergul is a Director of Janifast Ltd.

On November 26, 1999, Mr. Durando acquired, via a 100% ownership of PacketPort, Inc., a controlling interest in Linkon Corporation, now known as PacketPort.com, Inc. On November 26, 1999, PacketPort, Inc., a company owned 100% by Mr. Durando, acquired controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 shares of our common stock to PacketPort, Inc.

Abraham Biderman became a member of our Board in August 2000. Mr. Biderman is the Executive Vice President of Lipper & Company, L.P., which received a total of 265,125 shares of common stock for its services as a placement agent for our May 2000, September 2000 and January 2001 private placements. In July, 2001 and November, 2001 Lipper and Company received 138,000 shares and 300,000 shares in additional common stock in mPhase for services rendered to the Company as placement agent in a Private Placement and for general investment banking and financial advice services.

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DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 150,000,000 shares of common stock, without par value. As of December 3, 2002, 65,932,341 shares of our common stock are issued and outstanding and held by approximately 13,000 stockholders of record. Of the shares of our issued and outstanding common stock, shares are covered by this prospectus. In addition shares or our common stock authorized but unissued as of the date of this prospectus will be issued on exercise of warrants held by certain selling stockholders.

The following description of our capital stock is a summary of the material terms of such stock. It does not purport to be complete and is subject in all respects to the provisions of our Certificate of Amendment of Certificate of Incorporation and our Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and to applicable New Jersey law.

Common Stock

Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting for the election of Directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares of common stock voted elects the Directors then standing for election. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for dividends, at such appropriate times and in such amounts as our Board of Directors decides. The common stock is not entitled to preemptive rights or other subscription rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to share ratably in all assets remaining after the payment of liabilities. Shares of common stock shall be transferred only on our books upon surrender to us or a duly appointed transfer agent of the certificate or certificates properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

Upon approval by our stockholders of a proposed amendment to our Certificate of Incorporation, our Board of Directors, without further action by the holders of our common stock, is authorized to classify any shares of its authorized by unissued common stock as preferred stock in one or more series, from time to time. With respect to each series, our Board of Directors determines the number of shares constituting such series, the dividend rate on the shares of each series, whether such dividends shall be cumulative and the relation of such dividends to any dividends payable on any other class of stock, whether the shares of each series shall be redeemable and the terms thereof, whether the shares shall be convertible into common stock and the terms thereof, the amount per share payable on each series or other rights of holders of such shares on our liquidation or dissolution, the voting rights, if any, of shares of each series and any other rights and privileges not in conflict with our Bylaws and any qualifications, limitations or restrictions thereof. Our Board of Directors has no present intention to issue any series of preferred stock. The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control not approved by our Board of Directors.

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Filling Vacancies on the Board

The Certificate of Incorporation provides that any vacancy on the Board that results from an increase in the number of Directors during the interim between annual meetings or special meetings of shareholders may be filled by the Board. These provisions could temporarily prevent any shareholder from obtaining majority representation on the Board by enlarging the Board and filling the new directorships with its own nominees.

New Jersey Shareholders Protection Act

There are provisions of New Jersey law, and our Certificate of Incorporation and Bylaws, that may have an anti-takeover effect. These provisions are designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our Board of Directors for the fair and equitable treatment of all shareholders.

New Jersey has adopted a type of anti-takeover statute known as the New Jersey Shareholders Protection Act. Subject to numerous qualifications and exceptions, the statue prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation’s board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum finan cial terms specified by the statute. An “interested shareholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power. The term “business combination” is defined broadly to include, among other things:

—	the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder,

—	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation’s assets, or

—	the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

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The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be “squeezed out” after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The New Jersey statute generally applies to corporations that are organized under New Jersey law, have either their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.

TAX CONSIDERATIONS OF THE RIGHTS OFFERING

United States Federal Income Tax Considerations

In the opinion of our outside counsel, Piper Rudnick LLP, the discussion below sets forth the material United States federal income tax consequences of this offering to the holders of our common stock with respect to the distribution of the rights to them (including oversubscription rights) and of the exercise of such rights. The summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated under the Code, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis. The tax consequences of this offering under state, local and foreign laws are not discussed, nor are any taxes other than U.S. federal income taxes discussed. Moreover, special considerations not described in this summary may apply to some taxpayers or some types of taxpayers, including financial institutions, broker-dealers, nominee holders of o ur shares, life insurance companies, tax-exempt organizations and foreign taxpayers. The discussion is limited to those who have held the common stock, and will hold the rights and any shares acquired upon the exercise of the rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

We urge stockholders to consult their own tax advisors with respect to the particular federal income or other tax consequences to them of the offering, as well as the tax consequences under state, local and foreign law and the possible effects of changes in tax laws.

Issuance of Rights

You will not recognize taxable income for federal income tax purposes upon distribution of the rights.

Stockholder Basis and Holding Period of the Rights

As a result of receiving the distribution of rights, you must generally allocate the basis of your common stock between such stock and the rights in proportion to their respective fair market values on the date of issuance. For example, assume that you own common stock with a basis of $80 and a fair market value of $100 and you are issued rights to acquire new shares of common stock with a fair market value of $20. After the issuance, you will have a basis of $66.67 in your common stock and $13.33 in your rights. If the rights are subsequently exercised, the basis of the new stock acquired will be equal to the subscription price paid for the new stock plus your basis in the rights exercised. If the rights are sold prior to exercise, the gain (or loss) will be equal to the amount realized on the sale less your basis in the rights.

If the fair market value of your rights on the date of issuance is less than 15% of the fair market value of the common stock you hold on the date of issuance, then your basis in the rights will be zero. In such a case, you may make an irrevocable election on your federal income tax return for the year relating to the date of issuance to allocate the basis of your common stock between such stock and the rights

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in proportion to their respective fair market values on the date of issuance in the manner set forth in the prior paragraph. An election to allocate basis to the rights must be in the form of a statement attached to your income tax return for the year in which the rights were received. If you make such an election, you must retain a copy of the election, and of the tax return with which it was filed, in order to substantiate the basis allocated to the rights. If such an election is not made, the basis of the new stock acquired will be equal to the subscription price paid. If such an election is not made and the rights are sold prior to their exercise, the gain will be equal to the amount realized on the sale.

Your holding period with respect to the rights will include your holding period for the common stock with respect to which the rights were distributed.

Lapse of the Rights

If you allow your rights received to lapse, no gain or loss will be recognized and the basis in the shares upon which you received a distribution of the rights will be the same as it was immediately prior to the distribution of the rights.

Sale of the Rights

If you sell the rights received in this offering prior to exercise, you will recognize gain or loss equal to the difference between the sale proceeds and your basis, if any, in the rights sold. The gain or loss will be capital gain or loss if gain or loss from a sale of the common stock held by the seller would be characterized as capital gain or loss at the time of the sale.

Exercise of the Rights; Basis and Holding Period of the Common Stock

You will not recognize any gain or loss upon the exercise of your rights. The basis of the shares acquired through your exercise of the rights will be equal to the sum of the subscription price paid for the shares acquired through exercise of the rights and your basis in the rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

For example, assume you hold common stock for a period of two years and at the end of such two-year period, an issuance of rights to acquire new shares of common stock is made to you on your common stock. Immediately after the issuance of the rights, your holding period in the rights will be two years (i.e., the rights will also be a long-term capital asset in your hands). Assume further that $10 of basis is allocated to the rights and the subscription price for the new common stock is $100. Your basis in the new common stock will be $110 (i.e., your $10 basis in your rights plus the $100 subscription price paid to exercise the rights) on the date you exercise your rights. The holding period for the new common stock will then begin on the day the rights are exercised.

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Sale of Shares

If you sell your shares acquired through the exercise of the rights, you will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and your basis in the shares, which will include the exercise price. If you hold the shares as a capital asset, gain or loss on the sale will be long-term or short-term capital gain or loss, depending on whether you have held the shares for more than one year beginning on the date of exercise of the rights.

PLAN OF DISTRIBUTION

We are offering shares of our common stock directly to you pursuant to this offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

We will pay the fees and expenses of the Jersey Transfer & Trust Company as subscription agent, and mPhase Technologies Inc., as information agent, and also have agreed to indemnify the subscription agent and the information agent from any liability they may incur in connection with this offering.

On or about __________, 2003, we will distribute the rights and copies of this prospectus to the holders of record of our common stock on _________________. If you wish to exercise your rights and subscribe for newly-issued shares of our common stock, you should follow the procedures described under “This Offering Procedures to Exercise Rights.” The subscription rights are transferable.

Shares of our common stock received through the exercise of subscription rights will be traded on the Over-the-Counter Bulletin Board under the symbol “XDSL.OB” as our currently outstanding shares of common stock now trade.

The rights offered pursuant to this offering are being offered by us directly to shareholders of our common stock.

We will provide marketing assistance in connection with this rights offering and will solicit the exercise of rights by holders. We also reserve the right to market the rights not subscribed for during the subscription period for a period of up to six months following the expiration of the subscription period.

If we do not sell all of the shares of common stock offered in the rights offering, then we will attempt to assign the unexpired rights and the remaining shares of common stock in a public offering pursuant to this prospectus to potential investors. We plan to offer these shares of common stock at prices approximating the then market price of our common stock. We intend to sell these shares of common stock for a period of six months after the end of the subscription period of the rights offering.

LEGAL MATTERS

The validity of the common stock we are offering pursuant to this prospectus will be passed upon by the law firm of Piper Rudnick, LLP, New York, New York, outside counsel to the Company. Piper Rudnick currently holds warrants to purchase up to a total of 2,233,490 shares of common stock and a promissory note for $420,872 bearing interest at 8% per annum. Up to 10% of the proceeds from this offering will be used to repay the outstanding principal and interest on the promissory note. See, “Certain Relationships and Related Transactions.”

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EXPERTS

The financial statements and schedules included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been reviewed by Rosenberg Rich Baker Berman & Company and audited by Arthur Andersen, LLP and Schuhalter, Coughlin & Suozzo, LLC, independent public accountants, and are included in reliance upon the authority of said firms as experts in giving said reports. Prior to the date of this prospectus, Arthur Andersen was indicted in connection with its rendering of services to another company. Therefore, Arthur Andersen withdrew from practice before the SEC effective prior to the date hereof and many of the accountants at Arthur Andersen have left their current jobs or have been searching for a new place of employment. Based on these factors, after reasonable efforts, including numerous phone calls, we were unable to contact our former audit partner at Arthur Andersen and therefore were unable to obtain Arthur Andersen’s consent to the inclusion of their report dated October 12, 2001. Accordingly, we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the securities act. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the securities act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. As of September 30, 2002, Schuhalter, Coughlin & Suozzo, LLC, owns 390,800 shares of common stock, options to purchase 310,000 shares of common stock and warrants to purchase 220,800 additional shares of common stock. All of such securities owned by Schuhalter, Coughlin & Suozzo, LLC, other than 170,000 shares of common stock which it bought on the open market since April 2002, were issued to Schuhalter, Coughlin & Suozzo, LLC in consideration for non-audit consulting services and/or extinguishment of payables related to non-audit consulting services and were issued after Schuhalter, Coughlin & Suozzo, LLC was no longer our independent public accountants.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

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You may request a copy of these filings, at no cost by writing or telephoning us at the following address:

mPhase Technologies, Inc.
587 Connecticut Avenue
Norwalk, Connecticut 06854-0566
Attention: General Counsel
(203) 831-2242

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling security holders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
mPhase Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2002, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 1999, 2000, 2001. Such amounts are included in the cumulative from inception to June 30, 2002 totals of the statements of operations, changes in stockholders’ equity and cash flows and reflect total net loss of 89 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us an d our opinion, insofar as it relates to amounts for the period from inception to June 30, 2001, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2002 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2002 and for the period from inception to June 30, 2002, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a nominal stockholders’ deficit position that raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rosenberg Rich Baker Berman & Company
Bridgewater, NJ

August 26, 2002, except for Note 14 as to which the date is October 14, 2002.

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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2001 and for the period from inception (October 2, 1996) to June 30, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 1998. Such amounts are included in the cumulative from inception to June 30, 2001 totals of the statements of operations, changes in stockholders’ equity and cash flows and reflect total net loss of 6 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to June 30, 1998, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001 and for the period from inception to June 30, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arthur Andersen LLP

Stamford, Connecticut
October 12, 2001

PURSUANT TO SEC RELEASE NO. 33-8070 AND RULE 437A UNDER THE SECURITIES ACT OF 1933, AS AMENDED, mPHASE TECHNOLOGIES, INC. HAS NOT RECEIVED WRITTEN CONSENT AFTER REASONABLE EFFORT TO USE THIS REPORT. WITH RESPECT TO THIS INSTANT 10K, YOU WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT FOR ANY UNTRUE STATEMENTS OF A MATERIAL FACT CONTAINED IN THE FINANCIAL STATEMENTS AUDITED BY ARTHUR ANDERSEN LLP OR ANY OMISSIONS TO STATE A MATERIAL FACT REQUIRED TO BE STATED THEREIN.

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REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

We have audited the statements of operations, changes in stockholders’ equity, and cash flows for the period October 2, 1996 (date of inception) through June 30, 1998 of mPhase Technologies, Inc. (a development stage company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of its operations and its cash flows for the period of October 2, 1996 (date of inception) through June 30, 1998 in conformity with generally accepted accounting principles.

Schuhalter, Coughlin & Suozzo, LLC

Raritan, New Jersey
January 28, 1999

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

			September 30, 2002
	JUNE 30,
	2001	2002	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$31,005	$47,065	$4,125
Accounts receivable, net of bad debt reserve of $29,218 $2,906 and $2,906 respectively	292,434	273,780	118,836
Due from officer	100,000	–	–
Inventory	4,303,895	3,342,716	3,182,026
Prepaid expenses and other current assets	856,979	830,589	553,279

Total current assets	5,584,313	4,494,150	3,858,266

Property and equipment, net	2,198,845	1,742,186	1,457,633
Patents and licenses, net	1,026,524	685,349	612,048
Other assets	187,500	20,830	19,207

Total assets	$8,997,182	$6,942,515	$5,947,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	5,116,029	2,819,245	2,691,135
Accrued expenses	1,742,138	673,065	671,818
Due to related parties	184,373	35,000	35,000
Note payable, current	–	353,339	370,809
Deferred revenue	–	214,180	214,180

Total current liabilities	7,042,540	4,094,829	3,982,942

Other liabilities	90,000	1,211,249	–
Other liabilities, related parties	–	665,068	1,211,249

Long-term debt, net of current portion	–	1,014,218	1,001,200

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS’ EQUITY:
Common Stock, stated value $.01, 150,000,00 shares authorized; 41,344,467, 60,807,508, and 65,880,841, shares issued and outstanding, respectively	413,445	608,075	658,808
Additional paid-in capital	92,293,370	100,751,284	102,274,068
Deferred compensation	(713,275)	(23,923)	(1,403)
Deficit accumulated during development stage	(90,120,925)	(101,366,286)	(103,158,343)
Unrecognized capital losses	–	(4,026)	(13,394)
Less-treasury stock, 13.750 shares, at cost	(7,973)	(7,973)	(7,973)

Total stockholders' equity (deficit)	1,864,642	(42,849)	(248,237)

Total liabilities and stockholders' equity	$8,997,182	$6,942,515	$5,947,154

The accompanying notes are an integral part of these consolidated balance sheets.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

				From Inception (October 2, 1996) to June 30, 2002 (unaudited)
	For the Years Ended June 30,

	2000	2001	2002

TOTAL NET REVENUES	$279,476	$10,524,134	$2,582,446	$13,386,056

COSTS AND EXPENSES:
Cost of Sales	131,756	5,804,673	2,415,129	8,351,558
Research and development (including non-cash stock related charges of $1,010,375, $0, $267,338 and $1,660,174, respectively)	10,156,936	10,779,570	3,819,583	30,808,774
General and administrative (including non-cash stock related charges of $9,078,311, $6,227,552, $2,445,561 and $20,246,337 respectively)	17,516,216	16,150,711	6,490,373	47,128,430
Depreciation and amortization	471,101	660,372	670,183	2,251,612
Non-cash charges for stock-based employee compensation	10,343,114	1,170,903	548,550	25,065,172

Total costs and expenses	38,619,123	34,566,229	13,943,818	113,605,546

Loss from operations	(38,339,647)	(24,042,095)	(11,361,372)	(100,219,490)

OTHER (EXPENSE) INCOME:
Gain on extinguishments	–	–	142,236	142,236
Minority interest loss in consolidated subsidiary	20,000	–	–	20,000
Loss from unconsolidated subsidiary	–	–	–	(1,466,467)
Interest income (expense), net	158,105	43,361	(26,225)	157,435

Total other income (expense)	178,105	43,361	116,011	(1,146,796)

NET LOSS	$(38,161,542)	$(23,998,734)	$(11,245,361)	$(101,366,286)

Unrealized holding loss on securities	–	–	(4,026)	(4,026)

COMPREHENSIVE LOSS	$(38,161,542)	$(23,998,734)	$(11,249,387)	$(101,370,312)

LOSS PER COMMON SHARE, basic and diluted	$(1.41)	$(0.72)	$(.23)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, basic and diluted	26,974,997	33,436,641	49,617,280

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE FOUR YEARS
IN THE PERIOD ENDED JUNE 30, 2002

	Common Stock		Treasury Stock	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)

	Shares	$ .01 Stated Value

BALANCE, OCTOBER 2, 1996 (date of inception)	$1,140,427	$11,404	$–	$459,753	$–	$(537,707)	$(66,550)
Issuance of common stock of Tecma Laboratories, Inc., for 100% of the Company	6,600,000	66,000	–	(537,157)	–	537,707	66,550
Issuance of common stock, in private placement, net of offering costs of $138,931	594,270	5,943	–	752,531	–	–	758,474
Net loss	–	–	–	–	–	(781,246)	(781,246)

BALANCE, JUNE 30, 1997	8,334,697	83,347	–	675,127	–	(781,246)	(22,772)
Issuance of common stock with warrants, in private placement, net of offering costs of $84,065	999,502	9,995	–	791,874	–	–	801,869
Issuance of common stock for services	300,000	3,000	–	147,000	–	–	150,000
Issuance of common stock in connection with investment in unconsolidated subsidiary	250,000	2,500	–	122,500	–	–	125,000

Repurchase of 13,750 shares of common stock	–	–	(7,973)	–	–	–	(7,973)
Issuance of common stock with warrants in private placement, net of offering costs of $121,138	1,095,512	10,955	–	659,191	–	–	670,146
Issuance of common stock for financing services	100,000	1,000	–	(1,000)	–	–	–
Issuance of common stock in consideration for 100% of the common stock of Microphase Telecommunications, Inc.	2,500,000	25,000	–	1,685,000	–	–	1,710,000
Net loss	–	–	–	–	–	(4,341,059)	(4,341,059)

BALANCE, JUNE 30, 1998	$13,579,711	$135,797	$(7,973)	$4,079,692	$–	$(5,122,305)	$(914,789)

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE FOUR YEARS
IN THE PERIOD ENDED JUNE 30, 2002

	Common Stock			Additional			TOTAL STOCKHOLDERS’

	Shares	$.01 Stated Value	Treasury Stock	Paid-In Capital	Deferred Compensation	Accumulated Deficit	EQUITY (DEFICIT)

BALANCE, JUNE 30, 1998	13,579,711	$135,797	$(7,973)	$4,079,692	$—	$(5,122,305)	$(914,789)
Issuance of common stock with warrants in private placements, net of offering costs of $107,000	3,120,000	31,200	—	2,981,800	—	—	3,013,000
Issuance of common stock for services	1,599,332	15,993	—	8,744,873	—	—	8,760,866
Issuance of common stock with warrants in private placement, net of offering costs of $45,353	642,000	6,420	—	1,553,227	—	—	1,559,647
Issuance of common stock in private placement, net of offering costs of $679,311	4,426,698	44,267	—	10,343,167	—	—	10,387,434
Issuance of stock options for services	—	—	—	7,129,890	—	—	7,129,890
Issuance of warrants for services	—	—	—	16,302	—	—	16,302
Deferred employee stock option compensation	—	—	—	—	(140,000)	—	(140,000)
Net loss	—	—	—	—	—	(22,838,344)	(22,838,344)

BALANCE, JUNE 30, 1999	23,367,741	233,677	$(7,973)	$34,848,951	$(140,000)	$(27,960,649)	$6,974,006
Issuance of common stock and options in settlement	75,000	750	—	971,711	—	—	972,461
Issuance of common stock upon exercise of warrants and options	4,632,084	46,321	—	5,406,938	—	—	5,453,259
Issuance of common stock in private placement, net of cash offering costs of $200,000	1,000,000	10,000	—	3,790,000	—	—	3,800,000
Issuance of common stock in private placement, net of cash offering costs of $466,480	1,165,500	11,655	—	9,654,951	—	—	9,666,606
Issuance of common stock for services	1,164,215	11,642	—	8,612,265	—	—	8,623,907
Issuance of options for services	—	—	—	9,448,100	—	—	9,448,100
Deferred employee stock option compensation	—	—	—	1,637,375	(1,637,375)	—	—
Amortization of deferred employee stock option compensation	—	—	—	—	551,707	—	551,707
Net loss	—	—	—	—	—	(38,161,542)	(38,161,542)

BALANCE, JUNE 30, 2000	31,404,540	$314,045	$(7,973)	$74,370,291	$(1,225,668)	$(66,122,191)	$7,328,504

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE FOUR YEARS
IN THE PERIOD ENDED JUNE 30, 2002

	Common Stock			Additional			TOTAL STOCKHOLDERS’

	Shares	$.01 Stated Value	Treasury Stock	Paid-In Capital	Deferred Compensation	Accumulated Deficit	EQUITY (DEFICIT)

BALANCE, JUNE 30, 2000	31,404,540	$314,045	$(7,973)	$74,370,291	$(1,225,668)	$(66,122,191)	$7,328,504

Issuance of common stock upon exercise of options	320,000	3,200	—	324,300	—	—	327,500
Issuance of common stock with warrants in private placements, net of cash offering costs of $512,195	4,329,850	43,298	—	7,766,547	—	—	7,809,845
Issuance of common stock for services	450,000	4,500	—	1,003,125	—	—	1,007,625
Issuance of options and warrants for services	—	—	—	5,849,585	—	—	5,849,585
Deferred employee stock option compensation	—	—	—	607,885	(607,885)	—	—
Amortization of deferred employee stock option compensation	—	—	—	—	1,120,278	—	1,120,278
Issuance of common stock in settlement of debt to directors and related parties	4,840,077	48,402	—	2,371,637	—	—	2,420,039
Net Loss	—	—	—	—	—	(23,998,734)	(23,998,734)

BALANCE, JUNE 30, 2001	41,344,467	$413,445	$(7,973)	$92,293,370	$(713,275)	$(90,120,925)	$1,864,642

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN
SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996)
TO JUNE 30, 1997 AND FOR EACH OF THE FOUR YEARS
IN THE PERIOD ENDED JUNE 30, 2002

	Shares	$.01 Stated Value	Treasury Stock	Additional Paid-in Stock	Deferred Compensation	Accumulated Deficit	Comprehensive Loss	TOTAL STOCKHOLDERS EQUITY (Deficit)

Balance June 30, 2001	41,344,467	$413,445	$(7,973)	$92,293,370	$(713,275)	$(90,120,925)	—	$1,864,642
Sale of Common stock with warrants in private placement	6,980,643	69,807	—	1,903,943	—	—	—	1,973,750
Issuance of Common stock for services	2,976,068	29,760	—	1,169,241	—	—	—	1,199,001
Issuance of options and warrants for services	—	—	—	1,877,937	—	—	—	1,877,937
Cancellation of unearned options to former employees	—	—	—	(140,802)	140,802	—	—	—
Amortization of deferred employee stock option compensation	—	—	—	—	548,550	—	—	548,550
Issuance of common stock and warrants in settlement of debt to related parties and strategic vendors	7,492,996	74,930	—	2,663,728	—	—	—	2,738,658
Sale of Common stock to certain Officers and Directors in private placement	2,000,000	20,000	—	980,000	—	—	—	1,000,000
Issuance of Common stock upon exercise of options	13,334	133	—	3,867	—	—	—	4,000
Net Loss	—	—	—	—	—	(11,245,361)	—	(11,245,361)
Other comprehensive loss	—	—	—	—	—	—	(4,026)	(4,026)

Balance, June 30,2002	60,807,508	$608,075	$(7,973)	$100,751,284	$(23,923)	$(101,366,286)	$(4,026)	$(42,849)

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
For the three months ended September 30, 2002 (unaudited)

	Shares	$.01 Stated Value	Treasury Stock	Additional Paid-in Stock	Deferred Compensation	Accumulated Deficit	Comprehensive Loss	TOTAL STOCKHOLDERS EQUITY (Deficit)

Balance June 30, 2002	60,807,508	$608,075	$(7,973)	$100,751,284	$(23,923)	$(101,366,286)	$(4,026)	$(42,849)

Issuance of common stock for services	200,000	2,000	—	46,000	—	—	—	48,000

Amortization of deferred employee stock option compensation	—	—	—	—	22,520	—	—	22,520

Issuance of common stock in settlement of debt	340,000	3,400	—	61,200	—	—	—	64,600

Issuance of warrants to certain officers in settlement of debt	—	—	—	480,917	—	—	—	480,917

Issuance of common stock in settlement of debt to related parties	4,533,333	45,333	—	934,667	—	—	—	980,000

Net loss	—	—	—	—	—	(1,792,057)		(1,792,057)

Other comprehensive loss	—	—	—	—	—	—	(9,368)	(9,368)

Balance, September 30,2002	65,880,841	$658,808	$(7,973)	$102,274,068	$(1,403)	$(103,158,343)	$(13,394)	$(248,237)

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,			Inception (October 2, 1996) to June 30, 2002

	2000	2001	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(38,161,542)	$(23,998,734)	$(11,245,361)	$(101,366,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	756,055	1,235,213	1,653,346	4,168,188
Book value of fixed assets disposed	5,796	61,414	—	74,272
Loss on unconsolidated subsidiary	—	—	—	1,466,467
Provision for doubtful accounts	—	29,218	2,906	32,124
Impairment of note receivable	—	212,500	20,250	232,750
Gain on Extinguishments	—	—	(142,236)	(142,236)
Non-cash common stock, common stock option and warrant expense	20,431,800	7,398,455	3,261,449	47,009,762

Changes in operating assets and liabilities:
Accounts receivable	(151,186)	(170,466)	15,748	(305,904)
Inventory	—	(4,303,895)	961,179	(3,342,716)
Prepaid expenses and other current assets	(730,626)	88,280	173,649	(566,797)
Production advances-related parties	(1,109,641)	1,109,641	—	—
Other assets	—	(150,000)	146,420	(3,580)
Receivables from subsidiary	—	—	—	(150,000)
Due from officer	—	(100,000)	100,000	—
Accounts payable	1,086,736	2,802,008	(340,057)	3,982,456
Accrued expenses	(391,997)	(5,394)	332,819	2,015,585
Deferred revenue	-	—	214,180	214,180
Due to related parties	483,365	2,106,707	2,110,303	4,279,040

Net cash used in operating activities	(17,781,240)	(13,685,053)	(2,735,405)	(42,402,695)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in patents and licensing rights	(38,272)	(148,127)	(74,649)	(375,720)
Purchase of property and equipment	(1,348,210)	(705,577)	(31,445)	(2,463,800)

Net cash used in investing activities	(1,386,482)	(853,704)	(106,094)	(2,839,520)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from private placement of common stock and exercise of options and warrants	17,622,279	8,137,345	2,977,750	45,417,444
Repurchase of treasury stock at cost	—	—	-	(7,973)
Repayment of note payable	—	—	(120,191)	(120,191)

Net cash provided by financing activities	17,622,279	8,137,345	2,857,559	45,289,280

Net increase (decrease) in cash	(1,545,443)	(6,401,412)	16,060	47,065
CASH AND CASH EQUIVALENTS beginning of period	7,977,860	6,432,417	31,005	—

CASH AND CASH EQUIVALENTS, end of period	$6,432,417	$31,005	$47,065	$47,065

The accompanying notes are an integral part of these consolidated financial statements.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	For the Three Months Ended		Oct. 2, 1996 (Date of Inception) through September 30, 2002

	2001	2002

Cash Flow From Operating Activities:
Net Loss	$(4,063,333)	$(1,792,057)	$(103,158,343)
Adjustments to reconcile net loss to
Net cash used in operating activities:
Depreciation and amortization	427,132	380,563	4,548,750
Book Value of fixed assets disposed	—	—	74,272
Provision for doubtful accounts	—	—	32,124
Gain on debt extinguishments	(32,528)	(40,725)	(182,961)
Loss on unconsolidated subsidiary	—	—	1,466,467
of note receivable	—	—	232,750
Non-cash charges relating to issuance of
Common stock, common stock options, and
Impairment Warrants	1,327,625	270,050	47,279,812
Changes in assets and liabilities:
Accounts receivable	(121,778)	154,944	(150,960)
Inventories	68,251	160,690	(3,182,026)
Prepaid expenses and other current assets	133,158	24,662	(542,135)
Other non-current assets	37,500	1,623	(1,957)
Accounts payable	363	44,567	4,027,023
Accrued expenses	554,753	(1,248)	2,014,338
Due to/from related parties	1,016,280	364,938	4,643,978
Receivables from Subsidiary	—	—	(150,000)
Deferred revenue	156,180	—	214,180

Net Cash used in Operating Activities	(496,397)	(431,993)	(42,834,688)

Cash Flow from Investing Activities:
Payments related to patents and licensing rights	(840)	—	(375,720)
Purchase of fixed assets	(27,864)	—	(2,463,800)

Net Cash used in Investing Activities	(28,704)	—	(2,839,520)

Cash Flow from Financing Activities:
Proceeds from issuance of common stock and Exercises of options and warrants	525,000	—	45,417,444

Advances from related parties	—	418,750	418,750
Payments of notes payable	—	(29,697)	(149,888)
Repurchase of treasury stock at cost	—	—	(7,973)

Net cash provided by financing activities	525,000	389,053	45,678,333

Net increase (decrease) in cash	(101)	(42,940)	4,125

CASH AND CASH EQUIVALENTS,
Beginning of period	31,005	47,065	—

CASH AND CASH EQUIVALENTS,
End of period	$30,904	$4,125	$4,125

The accompanying notes are an integral part of these consolidated balance sheets.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

1.    ORGANIZATION AND NATURE OF BUSINESS

mPhase Technologies, Inc. (“mPhase” or the “Company”) was organized on October 2, 1996. The primary business of mPhase is to design, develop, manufacture and market high-bandwidth telecommunications products. The present activities of the Company are focused on the deployment of its proprietary Traverser™ System, which delivers MPEG2 non-Internet Protocol based television, high-speed Internet and POTS over copper wire. Additionally, the Company sells a line of DSL component products.

On February 17, 1997, mPhase acquired Tecma Laboratories, Inc., (“Tecma”) in a transaction accounted for as a reverse merger.

On June 25, 1998, the Company acquired Microphase Telecommunications, Inc. (“MicroTel”) a Delaware corporation, through the issuance of 2,500,000 shares of its common stock in exchange for all the issued and outstanding shares of MicroTel (Note 4). The assets acquired in this acquisition were patents and patent applications utilized in the Company’s proprietary Traverser™ Digital Video and Data Deliver System (“Traverser™”).

On August 21, 1998, the Company incorporated a 100% wholly-owned subsidiary called mPhaseTV.net, Inc., a Delaware corporation, to market interactive television and e-commerce revenue opportunities. This subsidiary is dissolved.

On March 2, 2000 the Company acquired a 50% interest in mPhaseTelevision.Net, Inc., an incorporated joint venture with AlphaStar International, Inc. (Note 8). The Company acquired an additional interest in the joint venture of 6.5% in April of 2000 for $1.5 million. Based on its controlling interest in mPhaseTelevision.Net, the operating results of mPhaseTelevision.Net are included in the consolidated results of the Company since March 2, 2000.

The Company is in the development stage and its present activities are focused on the commercial deployment of its proprietary Traverser™ and associated DSL component products. Since mPhase is in the development stage, the accompanying consolidated financial statements should not be regarded as typical for normal operating periods.

2.    LOSSES DURING THE DEVELOPMENT STAGE AND MANAGEMENT’S PLANS

Through June 30, 2002, the Company had incurred development stage losses totaling approximately $101,366,000, and at June 30, 2002 had a stockholders’ deficit of $42,849. At June 30, 2002, the Company had $47,065 of cash and cash equivalents and $273,780 of trade receivables to fund short-term working capital requirements.

At June 30, 2002, the Company’s ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) the successful wide scale development, deployment and marketing of its products.

Through September 30, 2002, the Company had incurred development stage losses totaling approximately $103,158,343, and at September 30, 2002 had a stockholders’ deficit of $248,237. At September 30, 2002, the Company had $4,125 of cash and cash equivalents and $118,836 of trade receivables to fund short-term working capital requirements.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

2.    LOSSES DURING THE DEVELOPMENT STAGE AND MANAGEMENT’S PLANS (Continued)

The Company believes that it will be able to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2003 and continue its development and commercialization efforts. Management’s plans in this regard include, but are not limited to, the following:

During the quarter ended December 31, 2001, certain officers, directors and related parties were issued 2,000,000 restricted shares of the Company’s common stock for the investment of $1,000,000 in cash. The Company also completed private placements of its common stock during the fiscal year ended June 30, 2002, generating proceeds of approximately $2.7 million, and converted certain payables and accrued expenses with related parties and strategic vendors to equity, approximately $3.6 million, and to long-term notes, approximately $1.5 million. In addition, subsequent to June 30, 2002, related parties agreed in principle and strategic vendors executed a Memorandum of Intention to convert a total of approximately $1.9 million to equity.

The Company presently has ongoing discussions and negotiations with a number of additional financing alternatives, one or more of which it believes will be able to successfully close to provide necessary working capital, while maintaining sensitivity to shareholder dilution issues including a Rights Offering with the Company’s existing shareholders.

In addition to the above financing activities, the following business initiatives are also ongoing and are expected to provide additional working capital to the Company.

The Company is currently negotiating with several organizations for the commencement of commercial sales of its Traverser™ products, including deployment at existing test sites. The Company has had discussions with certain companies for increasing sales of its POTS Splitter and component products.

Management believes that actions presently being taken to complete the Company’s development stage through the introductory roll-out of its Traverser™ Digital Video and Data Delivery System will be successful. However, there can be no assurance that mPhase will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available, when required, to permit the Company to realize its plans. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of mPhase, its wholly-owned and majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current period presentation.

CASH AND CASH EQUIVALENTS

mPhase considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of three to five years.

SHORT-TERM INVESTMENTS

Short-term investments principally consist of highly-liquid shares of corporate securities. The Company classifies all these short-term investments as available-for-sale securities. Unrealized gains and losses on these investments are recorded in accumulated other comprehensive income (loss) as a separate component of shareholders’ equity. Any decline in market value judged to be other than temporary is recognized in determining net income. Realized gains and losses from the sale of these investments are included in determining net income (loss).

REVENUE RECOGNITION

All revenue included in the accompanying consolidated statements of operations for all periods presented relates to sales of mPhase’s POTS Splitter Shelves and DSL component products.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

As required, mPhase has adopted the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, "Revenue Recognition in Financial Statements", which provides guidelines on applying generally accepted accounting principles to revenue recognition based on the interpretations and practices of the SEC. The Company recognizes revenue for its POTS Splitter Shelf and other DSL component products at the time of shipment, at which time, no other significant obligations of the Company exist, other than normal warranty support.

SHIPPING AND HANDLING CHARGES

The Company includes costs of shipping and handling billed to customers in revenue and the related expense of shipping and handling costs is included in cost of sales.

BUSINESS CONCENTRATIONS AND CREDIT RISK

To date the Company’s products have been sold to a limited number of customers, primarily in the telecommunications industry. The Company had revenues from two customers representing 64% and 19% of total revenues during the year ended June 30, 2001. The Company had revenues from two customers representing 39% and 21% of total revenues during the year ended June 30, 2002.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations as incurred in accordance with Statement of Financial Accounting Standards (“SFAS”), No. 2, “Accounting for Research and Development Costs.”

ADVERTISING COSTS

Advertising costs are expensed as incurred.

INCOME TAXES

mPhase accounts for income taxes using the asset and liability method in accordance with SFAS No. 109 “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. Because of the uncertainty as to their future realizability, net deferred tax assets, consisting primarily of net operating loss carryforwards, have been fully reserved for. Accordingly, no income tax benefit for the net operating loss has been recorded in the accompanying consolidated financial statements.

Utilization of net operating losses generated through June 30, 2002 may be limited due to changes in ownership that occurred.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

COMPREHENSIVE INCOME (LOSS)

In addition to net loss, comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by and distributions to owners. Items of comprehensive income include foreign currency exchanges and unrealized gains and losses on investments classified as available for sale.

In 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes rules for the Reporting of Comprehensive Income and its components. For each of the years ended June 30, 2001 and 2000, there was no difference between the Company’s net income and comprehensive income.

PATENTS AND LICENSES

Patents and licenses are capitalized when mPhase determines there will be a future benefit derived from such assets, and are stated at cost. Amortization is computed using the straight-line method over the estimated useful life of the asset, generally five years.

Amortization expense was $442,444, $460,121 and $471,629 for the years ended June 30, 2000, 2001, and 2002, respectively.

INVENTORIES

Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market. Inventory consists mainly of the Company’s POTS Splitter Shelf and Filters. Inventory is comprised of the following:

	June 30		September 30

	2001	2002	2002

			(unaudited)

Raw materials	$639,524	$266,748	$266,748
Work in Progress	—	1,045,679	1,037,987
Finished goods	3,978,923	3,273,644	3,124,466

Total	$4,618,447	$4,586,071	$4,429,201

Less: Reserve for obsolescence	(314,552)	(1,243,355)	(1,247,175)

	$4,303,895	$3,342,716	$3,182,026

LONG-LIVED ASSETS

In accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” the Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such changes in circumstances may include, among other factors, a significant change in technology that may render an asset or an asset group obsolete or noncompetitive, a significant change in the extent or manner in which an asset is used, evidence of a physical defect in an asset or asset group or an operating loss.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

If changes in circumstances indicate that the carrying amount of an asset may not be recoverable, then the Company estimates the fair value based on the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition, and would record an impairment loss (equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset) if such estimated cash flows are less than the carrying amount of the asset. Fair value would be determined, if necessary, based on an outside appraisal.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for mPhase’s cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to the short maturities of these financial instruments.

LOSS PER COMMON SHARE, BASIC AND DILUTED

mPhase accounts for net loss per common share in accordance with the provisions of SFAS No. 128, “Earnings per Share” (“EPS”). SFAS No. 128 requires the disclosure of the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Common equivalent shares have been excluded from the computation of diluted EPS since their effect is antidilutive.

STOCK-BASED COMPENSATION

The Company follows the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-based Compensation”. SFAS No. 123 encourages, but does not require companies to record compensation expense for stock-based employee compensation plans at fair value. As permitted, the Company has elected to continue to account for stock-based compensation to employees using the intrinsic value method presented in Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair value-based method, as defined, had been applied. Compensation expense is generally measured on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the FASB issued SFAS No. 141, “Business Combinations” (“SFAS 141”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 required all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt SFAS 142 effective January 1, 2002. The Company is currently evaluating the effect that the adoption of the provisions of SFAS 142 will have on its results of operations and financial position.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”, and provides guidance on classification and accounting for such assets when held for sale or abandonment. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Management does not expect that adoption of SFAS No. 144 will have a material effect on the Company’s results of operations or financial position.

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, which recinds SFAS No. 4 and No. SFAS 44 and SFAS No. 64 which relates to circumstances whereby the Company would determine when the settlement of debt or other liabilities would be considered extraordinary or recurring. Management does not expect that adoption of SFAS No. 145 will have a material effect on the Company’s results of operations or financial position.

STATEMENT OF CASH FLOW SUPPLEMENTAL INFORMATION

	JUNE 30		SEPTEMBER 30

	2001	2002	2001	2002

			(Unaudited)
Interest paid	$1,201	$21,760	$10,086	$2,803

Taxes paid	$—	$—	$—	$—

Schedule of Non-Cash Investing and Financing Activities:
Conversion of accounts payable and accrued expenses to equity	$2,420,039	$2,738,658	$325,929	$1,566,242

Conversion of accounts payable and accrued expenses to notes payable to equity	$—	$1,487,747	$—	$—

Investments in Patents and
Licenses paid with equity	$—	$43,750	$—	$43,750

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

4. ACQUISITION OF MICROTEL

In June 1998, mPhase issued 2,500,000 shares of common stock in exchange for all of the issued and outstanding shares of MicroTel, a wholly-owned subsidiary of Microphase, Inc. (“Microphase”). The transaction was accounted for as a purchase pursuant to APB Opinion No. 16 “Accounting for Business Combinations”. The total purchase price of approximately $1,870,000, which was based on the fair market value of the shares issued, was allocated to the patents acquired and is being amortized over an estimated useful life of five years. Pursuant to the agreement of merger, MicroTel has become a wholly-owned subsidiary of mPhase.

5. NOTE RECEIVABLE

As consideration for a letter of settlement with a former consultant of mPhase, the Company had loaned the former consultant $250,000 in the form of a Note (the “Note”) secured by 75,000 shares of the former consultants common stock of mPhase. The Note was due April 7, 2001. The Company decreased the Note to $37,500, representing the estimated value of the underlying stock at June 30, 2001. The Company charged $212,500 to administrative expense as a result of this impairment. The Company has included the $37,500, in long-term assets in the accompanying consolidated balance sheet for the year ended June 30, 2001. The Company decreased the Note to $17,250, representing the estimated value of the underlying stock at June 30, 2002. The Company charged $20,250 to administrative expenses as a result of the further impairment of the underlying stock value at June 30, 2002. The Company has included the $17,250 in long-term assets in the accompanying consolidated balance sheet for the year ended June 30, 2002 and for the quarter ended September 30, 2002.

6. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following:

	June 30		September 30,
	2001	2002	2002
			(Unaudited)

Equipment	$2,879,738	$3,593,418	$3,572,376
Office and marketing equipment	471,086	482,464	482,464

	3,350,824	4,075,882	4,054,840
Less-Accumulated depreciation	(1,151,979)	(2,333,696)	(2,597,207)

	$2,198,845	$1,742,186	$1,457,633

Depreciation expense for the years ended June 30, 2000, 2001, and 2002, was $313,611, $775,092, and $1,181,717, respectively of which $284,954, $501,676, and $983,163, respectively is included in research and development expense. Depreciation expenses for the three months ended September 30, 2001 and 2001 were $317,015 and $263,511, respectively, including $217,444 and $247,721, which are included in research and development.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

7. ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30		Sept. 30, 2002
	2001	2002	(Unaudited)

GTRC (Notes 13,14)	$400,000	$—	$—
Other	1,342,138	673,065	671,818

	$1,742,138	$673,065	$671,818

8. JOINT VENTURE

In March 2000, mPhase acquired a 50% interest in mPhaseTelevision.Net (formerly Telco Television Network, Inc.), an incorporated joint venture, for $20,000. The agreement provided for the grant of warrants to the joint venture partner in consideration of the execution of the Joint Venture Agreement, to purchase 200,000 shares of the Company’s common stock for $4.00 per share (valued at $2,633,400). This non-cash charge is included in general and administrative expenses in the accompanying statement of operations for the year ended June 30, 2000. The fair value of the warrants granted to the joint venture partner as of the date of grant was based on the Black-Scholes stock option pricing model, using the following weighted average assumptions: annual expected rate of return of 0%, annual volatility of 115%, risk free interest rate of 5.85% and an expected option life of 3 years.

The agreement stipulates for mPhase’s joint venture partner, AlphaStar International, Inc., (“Alphastar”), to provide mPhaseTelevision.Net right of first transmission for its transmissions including MPEG-2 digital satellite television. In addition, in March 2000, mPhase loaned the joint venture $1,000,000 at 8% interest per annum. The loan is repayable to the Company from equity infusions to the subsidiary, no later than such time that mPhaseTelevision.Net qualifies for a NASDAQ Small Cap Market Listing. During April 2000, the Company acquired an additional 6.5% interest in mPhaseTelevision.Net for $1,500,000.

During the fiscal year ended June 30, 2001 and ended June 30, 2002, the joint venture was charged $1,009,420 and $64,039, respectively, and during the three months ended September 30, 2001 and 2002, the joint venture was charged $35,608 and $0, respectively, for fees and costs by its joint venture partner and its affiliates.

Pursuant to an agreement dated as of June 18, 2002, mPhaseTelevision.Net has terminated its lease of the earth station and Alphastar and its affiliated entity have converted certain accounts payable into shares of the Company’s common stock. Additionally, under this Agreement, mPhase is obligated to pay Alphastar and its affiliates $35,000, which is included in amounts due to related parties in the accompanying consolidated balance sheet.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

9. LONG TERM DEBT

Long-term debt is comprised of the following:

	June 30, 2002	Sept. 30, 2002 (unaudited)

Settlement Agreements:

Accounts payable expected to be converted to note payable to GTRC bearing 7% interest, amortized in equal monthly payments of $4,167 and a lump sum payment of $75,000 due twelve months from September 15, 2002.	$150,000	$150,000

Accounts payable expected to be converted to note payable to GTRC bearing 7% interest, amortized in average monthly payments of $0 in 2003, $39,568 in 2004, $56,085 in 2005, $60,140 in 2006, $64,487 in 2007, and a lump sum payment of $253,955 due at maturity in September 2007.	$474,235	$474,235

Note payable to law firm bearing 8% interest, monthly installments of $5,000 per month commencing in June 2002 and continuing through December 1, 2003 with a final payment of principal plus accrued interest due at maturity on _________________.	$415,888	$412,274

Note payable to vendor bearing 8% interest due in weekly payments of $5,000 including accrued interest. These payments commenced in January 2002 and continue until June 2003.	$237,169	$218,586

Note payable to vendor non-interest bearing average monthly payments of $4,167 and $3,660 including accrued interest. These payments commenced in April 2002 and continue until May 2004.	$90,265	$82,765

Note payable to consultant bearing interest at 8%, monthly installments of $2,000 commencing in October 2002 and continuing through March 2004.	$—	$34,150

Total	1,367,557	1,372,009

Less: Current portion	(353,339)	(370,809)

Long-term debt, non-current portion	$1,014,218	$1,001,200

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

9. LONG TERM DEBT (Continued)

At June 30, 2002 and September 30, 2002 respectively, total maturities of long-term debt based upon existing and requested terms are as follows:

	June 30, 2002	Sept. 30, 2002
		(Unaudited)

2003	$353,339	$370,809
2004	575,052	562,034
2005	55,760	55,760
2006	59,791	59,791
2007	64,113	64,113
2008 and thereafter	259,502	259,502

TOTAL	$1,367,557	$1,372,009

10. STOCKHOLDERS’ EQUITY

mPhase initially authorized capital of 50,000,000 shares of common stock with no par value. On February 23, 2000, the Board of Directors proposed and on May 22, 2000 the shareholders approved an increase in the authorized capital to 150,000,000 shares of common stock.

On January 26, 2000 the Board of Directors of mPhase resolved that the stated value of the common stock was $.01 for accounting purposes and, as such, the financial statements have been retroactively restated to reflect this change.

Tecma issued 6,600,000 shares of common stock for all of the issued and outstanding shares of the Company in the reverse acquisition (Note 1).

In October 1997, mPhase issued 250,000 shares of its common stock in connection with its investment in Complete Telecommunications Inc.

During the year ended June 30, 1998, mPhase sold, pursuant to private placements, 2,095,014 shares of its common stock together with 1,745,179 warrants for proceeds to the Company of $1,472,015, net of offering costs of $205,203. The warrants were issued to purchase one share each of common stock at an exercise price of $0.75, and exercised during the year ended June 30, 2000 generating proceeds to the Company of $1,308,884. Included in offering costs are 100,000 shares of common stock issued for services provided by a third party valued at $0.50 per share, the fair market value on the date of grant.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

10. STOCKHOLDERS’ EQUITY (Continued)

During the year ended June 30, 1998, mPhase issued 300,000 shares of common stock to consultants for services at $0.50 per share, its fair market value. The Company recorded a charge to operations of $150,000 included in cumulative from inception in the accompanying consolidated statement of operations.

On June 25, 1998, mPhase issued 2,500,000 shares of its common stock for all of the outstanding stock of MicroTel (Note 4) for approximately $1,870,000, the fair market value.

In November 1998, mPhase sold, 3,120,000 shares of its common stock at $1.00 per share, together with 1,000,000 warrants, with an exercise price of $1.00 per share, for $3,013,000 net of offering costs of approximately $107,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. On June 2, 2000 these warrants were exercised, generating proceeds to the Company of $1,000,000.

During the year ended June 30, 1999, mPhase issued 1,599,332 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

In April, May and June of 1999, mPhase sold a total of 642,000 shares of common stock at $2.50 per share, together with 642,000 warrants for $1,559,647, net of offering costs of $45,353 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. The warrants expire in June 2004. By June 30, 2000, 148,000 of these warrants were exercised, generating proceeds to the Company of $370,000.

In June 1999, mPhase sold 4,426,698 shares of its common stock at a price of $2.50 per share for $10,387,434, net of offering costs of $679,311, in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

In December 1999 and January 2000, mPhase sold, pursuant to private placements, 1,000,000 shares of common stock at a price of $4.00 per share, net of cash offering costs of $200,000, generating net proceeds to the Company of $3,800,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. In connection with the private placements, the Company issued 200,000 and 50,000 warrants to purchase common stock to the respective investors. The warrants had an exercise price of $4.00 and $5.00, respectively. During February 2000, these warrants were exercised, generating $1,050,000 of proceeds to the Company.

In March 2000, mPhase sold 832,500 shares of common stock at a price of $10.00 per share, net of cash offering costs of $466,480, and issued 124,875 shares to a transaction advisor for services, generating net proceeds to the Company of $7,858,520 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. On May 5, 2000 the Company issued an additional 208,125 shares to these investors due to a market value adjustment. These shares were valued at $1,808,086, which is included in general and administrative expenses in the accompanying statement of operations for the year ended June 30, 2000.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

10. STOCKHOLDERS’ EQUITY (Continued)

During the year ended June 30, 2000, mPhase issued 1,164,215 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,623,907, based upon the fair market value of the common stock on the dates of grant.

In September 2000, mPhase issued 510,000 shares of its common stock, generating net proceeds of $2,532,120, net of cash offering costs of $17,880 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. In connection with the private placement, the Company issued 105,750 shares of its common stock to transaction advisors.

In February 2001, mPhase sold 2,342,500 shares of its common stock and a like amount of warrants to purchase one share each of the Company’s common stock generating gross proceeds of $4,685,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors. The attached warrants permit the investor to purchase one share each of common stock at an exercise price of $3.00 per share. The Company incurred cash offering costs of $425,315 and also issued 284,600 shares of its common stock and 162,600 warrants to purchase one share each at an exercise price of $3.00 to transaction advisors.

In May and June 2001, mPhase sold 1,087,000 shares of its common stock and a like amount of warrants to purchase one share each of the Company’s common stock generating gross proceeds of $1,087,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors. The attached warrants permit the investor to purchase one share each of common stock at an exercise price of $3.00. The Company incurred offering costs of $69,000.

During the year ended June 30, 2001, the Company issued 450,000 shares of common stock to consultants for services performed and to be performed. The Company recognized a charge to operations of $886,534 and deferred $121,091 for services to be performed in the fiscal year ending June 30, 2002. Total expense of $1,007,625, based upon the fair market value of the common stock on the date of the grant.

Effective June 30, 2001, the Company issued 4,840,077 shares of the Company’s common stock in settlement of debt totaling $2,420,039 to directors and related parties.

In July 2001, the Company sold 75,000 shares of its common stock and a like amount of warrants to purchase one share each of the Company’s common stock at an exercise price of $3.00 generating proceeds of $75,000 in a private transaction with accredited investors.

In September 2001, certain Board members subscribed to purchase 2,000,000 restricted shares of the Company’s common stock for $1,000,000.

In December 2001, the Company issued 3,474,671 shares of its common stock and a like amount of warrants to purchase one share each of the Company’s common stock at an exercise price of $.30 generating gross proceeds of $1,042,000 in a private transaction pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors, which included a subscription receivable of $440,200, which was collected in January 2002.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

10. STOCKHOLDERS’ EQUITY (Continued)

In January 2002, the Company issued 2,754,503 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30 generating gross proceeds of $826,351 and June 2002, the Company issued 100,000 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30, generating gross proceeds of $30,000 in a private placements pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

In connection with the December 2001, January 2002, and June 2002, private placements, the Company issued 576,469 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30 to finders and consultants whom assisted in the transaction.

During the year ended June 30, 2002 the Company issued 7,492,996 shares of it common stock and 6,043,490 warrants to related parties and strategic vendors, in connection with the conversion of $2,738,658 of accounts payable and accrued expenses, of which $1,460,000 of accounts payable to related parties is discussed below:

During the year ended June 30, 2002, certain officers, directors and related parties were issued 8,150,000 shares of mPhase common stock and 3,400,000 warrants in consideration of the investment of $1,000,000 cash and the conversion of $1,460,00 accounts payable. (See Note 11).

The Company granted 1,505,000 options, and 48,068 warrants of its common stock and 48,068 to employees and 5,065,000 options to consultants for services performed during the fiscal year ended June 30, 2002. Compensation expense for the options granted to consultants was recorded based on the fair value of the options at the date of grant. Also, during the fiscal year ended June 30, 2002, the Company granted 2,923,000 shares of its common stock and 1,675,000 warrants to consultants for services performed.

During the three months ending September 30, 2002, the Company granted 200,000 shares of its common stock to consultants for services performed. Additionally, effective for the three months ended September 30, 2002, the Company issued 4,873,333 shares of the Company’s common stock and 2,491,800 warrants in connection with the extinguishments of debt.

STOCK INCENTIVE PLANS

On August 15, 1997, mPhase established its Long Term Stock Incentive Plan. Included as part of the Long Term Stock Incentive Plan, is the Stock Option Plan (the “Plan”), in which incentive stock options and nonqualified stock options may be granted to officers, employees and consultants of the Company. On February 23, 2000 the Board of Directors proposed and on May 22, 2000 the stockholders approved an increase in the total shares eligible under this plan to 15,000,000 shares. Vesting terms of the options range from immediately to two years and generally expire in five years except for certain options originally scheduled to expire in August 2002 have been extended through August 2007.

On May 30, 2001, mPhase established the 2001 Stock Incentive Plan (the “2001 Plan”), in which incentive stock options and non-qualified stock options may be granted to officers, employees and consultants of the Company. The total shares eligible under the 2001 Plan is 20,000,000 shares, in addition to the shares previously authorized for issuance under the prior plan. Vesting terms of the options range from immediately to two years and options generally expire in five years. The maximum number of shares that may be granted during any one fiscal year to any one individual under the 2001 Plan is limited to 2,500,000 shares.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

10. STOCKHOLDERS' EQUITY (Continued)

A summary of the stock option activity for the years ended June 30, 2000, 2001, 2002 pursuant to the terms of both plans, which include incentive stock options and non-qualified stock options, is set forth on the below:

	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE

Outstanding at June 30, 2000	7,462,500	$2.09
Granted	5,618,000	1.56
Exercised	(320,000)	1.02
Canceled	(180,000)	2.39

Outstanding at June 30, 2001	12,580,500	$1.94
Granted	6,570,000	.43
Exercised	—	—
Canceled	(43,500)	(4.26)

Outstanding at June 30, 2002	19,107,000	$1.27

Exercisable at June 30, 2002	19,096,385	$1.27

Outstanding at July 1, 2002	19,107,000	$1.27
Granted (unaudited)	—	—
Exercised (unaudited)	—	—
Canceled (unaudited)	—	—

Outstanding at September 30, 2002 (unaudited)	19,107,000	$1.27

Exercisable at September 30, 2002 (unaudited)	19,107,000	$1.27

The fair value of options granted in 2000, 2001 and 2002 was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of 115% in 2000, 113% in 2001, and 125.4% in 2002 risk-free interest rate ranging from 3.2% to 6.18% and expected option life of three years.

The per share weighted average fair value of stock options granted during 2000, 2001, and 2002 was $6.99, $1.16, and $.26, respectively. The per share weighted average remaining life of the options outstanding at June 30, 2000, 2001, and 2002 is 3.86, 3.66 and 3.29 years, respectively.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

10. STOCKHOLDERS' EQUITY (Continued)

mPhase has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options granted to employees at fair market value. Had compensation expense for stock options granted under the Plan been determined based on fair value at the grant dates, mPhase’s net loss for 2000, 2001 and 2002 would have been increased to the pro forma amounts shown below.

	JUNE 30			SEPTEMBER 30 (unaudited)

	2000	2001	2002	2001	2002

Net Loss:
As reported	$38,161,542	$23,998,734	$11,245,361	$4,063,333	$1,792,057
Pro forma	$40,097,570	$25,243,270	$11,673,091	$4,213,393	$1,792,057

Net Loss Per Share
As reported	$(1.41)	$(.72)	$(.23)	$(.10)	$(.03)

Pro forma	$(1.49)	$(.75)	$(.24)	$(.10)	$(.03)

For the year ended June 30, 2000, mPhase recorded non-cash charges and deferred compensation totaling $9,448,100 and $1,637,375, respectively, in connection with the grant of 2,710,000 options to employees and options to consultants for services rendered or to be rendered.

For the year ended June 30, 2001, the Company recorded non-cash charges and deferred compensation totaling $2,955,964 and $607,885, respectively, in connection with the grant of 5,618,000 options to employees and options to consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company’s common stock on the date of grant and the exercise price for options issued to employees and Black-Scholes stock option pricing calculations for options issued to consultants.

For the year ended June 30, 2002, the Company recorded non-cash charges and deferred compensation totaling $927,420 and $0, respectively, in connection with the grant of 6,570,000 options to employees and consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company’s common stock on the date of grant and the exercise price for options issued to employees and Black-Scholes stock option pricing calculations for options issued to consultants.

During the three months ending September 30, 2002, the Company granted 200,000 shares of its common stock to consultants for services performed. Additionally, effective for the three months ending September 30, 2002, the Company issued 4,873,333 shares of the Company’s common stock in connection with the extinguishments of debt.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

10. STOCKHOLDERS' EQUITY (Continued)

WARRANTS

In January and April 1998, mPhase issued 25,000 and 50,000 warrants, respectively, each to purchase one share of common stock at an exercise price of $1.06 and $2.44, respectively, for consulting services. The warrants expire five years from the date of issuance. At any time after the date of issuance, the Company may, at its option, elect to redeem all of these warrants at $0.01, subject to adjustment, as defined, per warrant, provided that the average closing price of the common stock for 20 business days within any period of 30 consecutive business days exceeds $5.00 per share. As of June 30, 2001, none of these warrants remain outstanding.

In July 1998, in connection with the private placements, mPhase issued 400,000 warrants, each to purchase one share of common stock at an exercise price of $1.00 per share. The Company allocated the net proceeds from the sale of the common stock to the common stock and the warrants. On July 26, 1999, pursuant to the warrant agreement these 400,000 warrants were converted into 352,239 shares of common stock. In accordance with the warrant agreement, the warrant holder had the right to initiate a cashless exercise to convert the warrants into shares of common stock in lieu of exchanging cash. The number of shares received was determined by dividing the aggregate fair market value of the shares minus the aggregate exercise price of the warrants by the fair market value of one share.

In September 1998, mPhase issued 6,666 warrants for services, each to purchase one share of common stock at an exercise price of $0.75 per share. The warrants expire five years from the date of grant. The Company determined the fair market value of the warrants issued under the Black-Scholes Option Pricing Model to be $16,302. This amount is included in the Company’s general and administrative expenses in the accompanying consolidated statement of operations as of June 30, 1999. These warrants were exercised during the year ended June 30, 2000 generating proceeds to the Company of $5,000.

In June 1999, in connection with the private placements, mPhase also issued 400,000 warrants each to purchase one share of common stock at an exercise price of $1.00 per share. The warrants expire five years from the date of grant. These warrants were exercised during the year ended June 30, 2000 generating proceeds of to the Company of $400,000.

In January 2000, in connection with private placements, mPhase issued 200,000 and 50,000 warrants, each to purchase one share of common stock, at an exercise price of $4.00 and $5.00, respectively. The net proceeds of the private placement were allocated to the warrants and the common stock based on their respective fair values. The warrants expire five years from the date of issuance. These warrants were exercised in February 2000.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

10. STOCKHOLDERS' EQUITY (Continued)

During the year ended June 30, 2001, mPhase issued 4,980,125 warrants to investors including 1,550,625 warrants to existing investors as compensation which resulted in a charge of $1,249,804 to operations based upon the fair value of the warrants issued as determined under the Black-Scholes option pricing model, and 162,600 to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company’s common stock at $3.00, for five years, in connection with private placements.

During the year ended June 30, 2001, mPhase granted 1,180,000 warrants to consultants for services performed and for services to be performed at prices ranging from $1.25 to $5.00, which resulted in a charge of $1,185,874 to operations and deferred $457,942 for services to be performed in the fiscal year to end June 30, 2002, totaling $1,643,816 based upon the fair value of the warrants issued as determined under the Black-Scholes option pricing model.

As of June 30, 2001, 6,816,725 warrants remained outstanding with a weighted average exercise price of $2.93.

During the year ended June 30, 2002, the Company issued 75,000 and 6,797,643 warrants to investors and to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company’s common stock at $3.00 and $.30, for five years, in connection with private placements. The Company also issued 13,334 shares of its common stock following the exercise of warrants resulting in gross proceeds $4,000. Also, during the year ended June 30, 2002, the Company granted 1,675,000 warrants to consultants for services performed and 6,043,490 warrants to creditors, including related parties, in connection with the conversion of outstanding liabilities.

As of June 30, 2002, 21,965,260 warrants remain outstanding with a weighted average exercise price of $1.05. Effective for the three months ended September 30, 2002, the Company issued 2,491,800 warrants in connection with the extinguishments of debt.

11. RELATED PARTY TRANSACTIONS

mPhase’s President, Executive Vice President and Chairman of the Board of the Company are also employees of Microphase. On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement was for $5,000 per month and was on a month-to-month basis. In July 1998, the office space agreement was revised to $10,000 and in January 2000 to $11,050 per month. Additionally, in July 1998, mPhase entered into an agreement with Microphase, whereby mPhase reimburses Microphase $40,000 per month for technical research and development assistance. Microphase also charges fees for specific projects on a project-by-project basis. During the years ended June 30, 2000, 2001, and 2002 and for the period from inception (October 2, 1996) to June 30, 2002, $2,547,847, $2,128,983, $1,212,594 and $6,576,424, respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations. Management believes that amounts charged to the Company by Microphase are commensurate to amounts that would be incurred if outside third parties were used.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

11. RELATED PARTY TRANSACTIONS (Continued)

Also, during the fiscal year ended June 30, 2000, $2,600,000 was advanced to Microphase in the form of a note, which was repaid by Microphase during the year. mPhase recorded $39,000 of interest income on this note for the year ended June 30, 2000. The Company is obligated to pay a 3% royalty to Microphase on revenues from its proprietary Traverser™ Digital Video and Data Delivery System and DSL component products. During the year ended June 30, 2002, mPhase recorded royalties to Microphase totaling $78,762. Pursuant to a debt conversion agreement between the Company and Microphase, for the year ended June 30, 2001, Microphase received 1,278,000 shares of mPhase common stock as discussed in Note 10. For the year ended June 30, 2002, in consideration for a direct investment of $100,000 and pursuant to debt conversion agreements, Microphase received 2,900,000 shares of mPhase common stock and 2,200,000 of warrants to purchase mPhase common stock. As of June 30, 2001, the Company had $70,799 payable to Microphase, which is included in amounts due to related parties in the accompanying consolidated balance sheet. As of June 30, 2002, the Company had $92,405 included in other liabilities-related parties in the accompanying consolidated balance sheet as discussed in Note 14. Additionally, at June 30, 2002, approximately $142,000 of undelivered purchase orders remain outstanding to Microphase.

On February 15, 1997, mPhase entered into a Technology, Patent and Trademark License Agreement (the “Agreement”) with MicroTel (Note 4). The Agreement permits the Company to utilize the patent and trademark technology of MicroTel under a licensing arrangement. The Company made payments of $37,500 per month, commencing June 1, 1997 for technology development. During the period ended June 30, 1997 and 1998, $37,500 and $450,000 has been charged to expense under this Agreement and is included in licensing fees in the accompanying consolidated statement of operations. As of June 25, 1998, the Company acquired MicroTel and as of that date this Agreement is no longer in effect.

During the year ended June 30, 2000, mPhase advanced money to Janifast Limited, which is owned by U.S. Janifast Holdings, Ltd, a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter shelves and DSL component products. As of June 30, 2000 the amount advanced to Janifast was approximately $1,106,000, which is included in production advances-related parties on the accompanying balance sheet. There were no such advances as of June 30, 2002.

Pursuant to a debt conversion agreement between the Company and Janifast, for the year ended June 30, 2001, Janifast received 1,200,000 shares of mPhase common stock as discussed in Note 10. For the year ended June 30, 2002, pursuant to debt conversion agreements, Janifast received 3,450,000 shares of mPhase common stock and 1,200,000 warrants to purchase mPhase common stock. During the years ended June 30, 2000, 2001 and 2002 and the period from inception (October 2, 1996 to June 30, 2002) $0, $8,932,378, $1,759,308 and $10,691,686, respectively have been charged to inventory or expense and is included in operating expenses in the accompanying statements of operations. As of June 30, 2002, the Company had $260,159 included in other liabilites-related parties in the accompanying consolidated balance sheet as discussed in Note 14. Additionally, at June 30, 2002, approximately $1,614,000 of undelivered purchase orders remain outstanding to Janifast.

For consulting services rendered in connection with the joint venture (Note 8), the Company agreed to pay two officers of the Company and a related party $412,400, which was included on the June 30, 2000 consolidated balance sheet of the Company. This amount was paid by the Company during the year ended June 30, 2001.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

11. RELATED PARTY TRANSACTIONS (Continued)

Due to related parties as of June 30, 2000 includes $36,120 due to Nutley Securities, a company owned by mPhase’s president and $49,180 due to affiliates of the Company’s joint venture partner, Alpha Star International, Inc. both amounts are for various services performed.

On November 26, 1999, PacketPort, Inc., a company owned by Mr. Durando, the President and CEO of mPhase, acquired a controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 of his own shares of mPhase’s common stock to Packet Port, Inc. Included in other current assets as of June 30, 2000 is $11,694 due from PacketPort.com for certain expenses paid by the Company on behalf of PacketPort.com.

In July 2000, mPhase added a member to the Board of Directors who is employed by an investment-banking firm that has assisted and is expected to continue to assist the Company in raising capital through private financing. During the year ended June 30, 2001, the company issued 140,350 shares of common stock for investment banking services rendered during the period and recorded an additional $69,000 of fees, which is included in accrued expenses at June 30, 2001. A member of mPhase’s Board of Directors is employed by Lintel, Inc, the parent corporation of Hart Telephone. The Company has installed its prototype product and commenced beta testing at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone upon the completion of beta testing and the commencement of production of the Traverser™. As consideration for the execution of the agreement with Hart Telephone, in May 2000, mPhase issued Hart Telephone 125,000 options each to purchase one share of common stock at an exercise price of $1.00 (valued at $1,010,375), which is included in research and development expenses in the accompanying statement of operations as of June 30, 2000.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements.

During the year ended June 30, 2002, certain officers, directors and related parties were issued 8,150,000 shares of mPhase common stock and 3,400,000 warrants in consideration of the investment of $1,000,000 cash and the conversion of $1,460,000 accounts payable.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company’s common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share; and a warrant to purchase 550,000 shares of the Company’s common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

12. INCOME TAXES

No provision has been made for corporate income taxes due to cumulative losses incurred. At June 30, 2002, mPhase has operating loss carryforwards of approximately $56.8 million and $56.5 million to offset future federal and state income taxes respectively, which expire at various times from 2016 through 2022. Certain changes in stock ownership can result in a limitation in the amount of net operating loss and tax credit carryovers that can be utilized each year.

At June 30, 2002 the Company has net deferred income tax assets of approximately $21.9 million comprised principally of the future tax benefit of net operating loss carryforwards, which represents an increase of $1.0 million for the fiscal year ended June 30, 2002. A full valuation reserve has been recorded against such assets due to the uncertainty as to their future realizability.

13. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

mPhase has entered into various agreements with GTRC and its affiliate, Georgia Tech Applied Research Corporation, (“GTARC”), pursuant to which the Company receives technical assistance in developing the commercialization of its Digital Video and Data Delivery System. The amount incurred by the Company for GTRC technical assistance with respect to its research and development activities and included in the accompanying consolidated statement of operation for the three months ending September 30, 2002 totaled approximately $100,000. The amount incurred by the Company for GTRC technical assistance with respect to its research and development activities during the years ended June 30, 2000, 2001, and 2002 totaled $4,563,560, $3,814,300, and $450,000 respectively, and $13,524,300 from the period from inception through September 30, 2002. Subsequent to September 30, 2002, the Company and GTRC and its affiliate, GTARC, entered into a Memorandum of Intention to exchange warrants and promissory Notes for all amounts outstanding and to exchange Mutual Releases.

If and when sales commence utilizing this particular technology, the Company will be obligated to pay to GTRC a royalty up to 5% of product sales, as defined.

mPhase was a party to employee agreements with certain key executives providing for cash commitments of $675,000 through June 30, 2002. In addition, one of the executives is entitled to an annual bonus equal to 5% of the appreciation in market value of mPhase’s stock from year-to-year based on the change in the Company’s issued and outstanding common stock at each fiscal year end through June 30, 2002, 25% of which is to be paid in cash and the remainder in common stock of the Company. All of these employment agreements have expired.

CONTINGENCIES

From time to time, mPhase may be involved in various legal proceedings and other matters arising in the normal course of business. The Company currently has no material outstanding legal proceedings.

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mPHASE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
(Unaudited for the periods ended September 30, 2001 and 2002)

14. SUBSEQUENT EVENTS

On October 11, 2002, the Company entered into, subject to the Company’s and the counter parties respective board of director’s approval, entered into an agreement in principle with the Company’s officers and affiliates, including Janifast Ltd. and Microphase Corporation, to convert up to an amount equal to the unpaid compensation and accounts payable through September 30, 2002. In the accompanying balance sheet for June 30, 2002 the Company has reclassified $312,504 due to officer’s and $352,564 due to related parties to other liabilities-related parties for amounts due through June that are expected to be converted to equity.

On October 14, 2002, the Company entered into a memorandum of intention with Georgia Tech Research Corporation, (GTRC), and its affiliate, Georgia Tech Applied Research Corporation, (GTRAC), subject to the approval of the respective board of director’s, together with the exchange of mutual releases, to convert all amounts outstanding as of June 30, 2002, in consideration for the issuance of warrants to purchase 6,500,000 shares of the Company’s common stock through 2007, at and two term notes totaling $624,235 with interest at 7% and varied payments through 2007. In the accompanying balance sheet for June 30, 2002 the Company has reclassified $624,235 and $1,211,249 of accounts payable and accrued expenses due to GTRC and GTRAC to long term debt and other liabilities for the amounts expected to be converted to notes payable and equity, respectively.

15. SUBSEQUENT EVENTS (unaudited)

On October 11, 2002, the Company entered into, subject to the Company’s and the counter parties respective Board of Directors’ approval, an agreement in principle with the Company’s officers and affiliates, including Janifast Ltd. and Microphase Corporation, to convert up to an amount equal to the unpaid compensation and accounts payable through September 30, 2002. The Company issued warrants to purchase 2,491,800 shares of the Company’s common stock at an exercise price of $.01, valued at $480,917, or $.193 per share, for the cancellation of unpaid compensation due to officer’s, effective October 14, 2002, and 4,533,333 shares of its common stock for the conversion of $980,000 due to related parties, effective October 14 and 15, 2002. The Company’s Board of Directors approved these transactions on October 30, 2002 and the warrants and shares were issued on November 11 and 12, 2002. For accounting purposed, these debt conversions were reflected in the balance sheet as of September 30, 2002.

The Company entered into a memorandum of intention with Georgia Tech Research Corporation (GTRC), and its affiliate, Georgia Tech Applied Research Corporation (GTRAC), on October 14, 2002, which memorandum was revised on November 12, 2002 and is subject to the approval of the respective Board of Directors of the parties thereto and the exchange of mutual releases. The memorandum provides for the settlement of any and all amounts outstanding to GTRC and GTRAC through September 30, 2002, in consideration for the issuance of warrants to purchase 4,500,000 shares at an exercise price of $.01 and 2,000,000 shares at an exercise price of $.30 of the Company’s common stock through 2007 and two term notes totaling $624,235 with interest at 7% and varied payments through 2007. In the accompanying balance sheet for September 30, 2002, the Company has reclassified $624,235 and $1,211,249 of accounts payable and accrued expenses due to GTRC and GTRAC to long term debt and other liabilities for the amounts expected to be converted to notes payable and equity, respectively.

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mPhase Technologies, Inc. has not authorized any person to give you information that differs from the information in this prospectus. You should rely solely on the information contained in this prospectus. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, even if the prospectus is delivered to you after the prospectus date, or you buy mPhase Technologies, Inc. common stock after the prospectus date.

25,000,000 Shares of Common Stock

PROSPECTUS

________ ___, 2003

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration Statement:

Securities and Exchange Commission Registration Fee	$690.00
OTC BB Filing Fee	—
OTC BB Listing Fee	—
Printing Expenses	$15,000
Accounting Fees and Expenses	$12,500
Legal Fees and Expenses	$25,000
Subscription Agent’s and Registrar’s Fees and Expenses	$8,000
Miscellaneous Expenses	$13,865.00
TOTAL	$75,000.00

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Item 14. Indemnification of Directors and Officers.

Our Certificate of Incorporation, as amended, and Bylaws provide that we shall indemnify any Director, officer, employee or agent of ours to the full extent permitted by the New Jersey Business Corporations Act.

Under Section 14A:3-5 of the New Jersey Business Corporation Act, we have the power to indemnify any person, against his expenses and liabilities in connection with any proceeding, whether civil or criminal, who is or was a Director, officer, employee or agent, provided that such person acted in good faith and with reasonable business prudence. Should the proceeding involve criminal liability, the Director, officer, employee or agent shall be indemnified if he reasonably believed that his conduct was not unlawful. Should the Director, officer, employee or agent be liable to us, indemnification shall not be provided unless the court in such proceeding determines that, in light of all surrounding circumstances of the case, such Director, officer, employee or agent is reasonably entitled to expenses as the court deems proper. Additionally, we shall indemnify any Director, officer, employee or agent against expenses should such Director, officer, employee or agent be successful on the merits in any proceeding referred to in this paragraph.

Our determination as to whether the Director, officer, employee or agent should be indemnified shall be made:

(i) by way of a majority vote of a quorum of the Board of Directors who were not parties to or otherwise involved in the proceeding;

(ii) or if such quorum is not obtainable, or, even if obtainable and directed by such quorum or by a majority vote of the disinterested Directors, by independent legal counsel in a written opinion; or

(iii) by our stockholders if directed by a resolution of the Board of Directors or of the stockholders.

We shall not indemnify any Director, officer, employee or agent if a judgment or other final adjudication establishes that his acts or omissions (a) were in breach of his duty of loyalty to us or our shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the Director, officer, employee or agent of an improper personal benefit.

We may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of ours, whether or not we would have the power to indemnify such corporate agent against expenses and liabilities under the provisions of Section 14A:3–5 of the New Jersey Business Corporation Act.

Item 15. Recent Sales of Unregistered Securities.

The following securities were issued by us within the past three years and were not registered under the Securities Act of 1933, as amended (the “Act”). Each of the transactions is claimed to be exempt from registration under the Act.

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During the year ended June 30, 1999, we issued 1,599,332 shares of common stock to employees and consultants for services performed. We recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

In April 1999, we issued 642,000 shares of our common stock and warrants to purchase up to 642,000 shares of our common stock at a combined price of $2.50 per share and warrant pursuant to Rule 506 of Regulation D of the Act for an aggregate of $1,605,000 in cash.

In June and July 1999, we issued 4,426,698 shares of our common stock at $2.50 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $11,066,745 in cash.

On July 26, 1999, 400,000 warrants were converted into 352,239 shares of common stock in a cashless exercise.

In June 1999, we also issued 400,000 warrants each to purchase one share of common stock at an exercise price of $1.00 per share which expire in June 2004.

During the year ended June 30, 2000 warrants to purchase 400,000 shares of common stock were exercised generating proceeds of $400,000.

In December 1999 and January 2000, we sold, pursuant to Rule 506 of Regulation D of the Act, 1,000,000 shares of common stock at a price of $4.00 per share, for an aggregate of $4,000,000. In connection with the private placement, we issued 200,000 and 50,000 warrants to purchase common stock for services rendered pursuant to Section 4(2) of the Act. The warrants had an exercise price of $4.00 and $5.00, respectively.

During February 2000, warrants to purchase 200,000 and 50,000 shares of common stock were exercised, at an exercise price of $4.00 and $5.00 respectively, generating additional proceeds of $1,050,000.

In May 2000, we issued 1,040,625 shares of our common stock at $8.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $8,325,000 in cash.

In September 2000, we issued 510,000 shares of our common stock at $5.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $2,550,000 in cash and in connection therewith 38,250 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

During the year ended June 30, 2000, we issued 1,164,215 shares of common stock to employees and consultants for services performed.

On November 30, 2000, we granted 150,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

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During the quarter ended December 31, 2000, we granted 30,000 warrants to a consultant for services performed pursuant to Section 4(2) of the Act.

During the nine month period ended December 31, 2000, we issued 320,000 shares of our common stock following the exercise of options and warrants resulting in gross proceeds of $327,500 and granted 1,035,000 options to employees and 1,572,000 options to consultants for services performed pursuant to Section 4(2) of the Act.

In January 2001, we granted 102,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

In January 2001, we granted 250,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

On January 26, 2001 and February 9, 2001 we raised approximately $4,685,000 in cash through the issuance of 2,342,500 shares of our common stock and a like amount of warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years pursuant to Rule 506 of Regulation D of the Act. The Company issued 162,600 warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years to consultants in connection with these private placements.

On April 3, 2001, we issued warrants to purchase 1,550,625 shares of common stock at an exercise price of $3.00 per share expiring on April 3, 2005 as consideration for consent to certain additional issuances.

On April 16, 2001, we issued warrants to purchase 250,000, 250,000 and 500,000 shares of common stock at respective exercise prices of $5.00, $2.50 and $1.25 per share in connection with consulting services rendered pursuant to Section 4(2) of the Act.

On May 7, 2001, we issued 300,000 shares of common stock and warrants to purchase 150,000 shares of common stock at an exercise price of $5.00 per share expiring on May 7, 2006 in connection with consulting services rendered pursuant to Section 4(2) of the Act.

On May 25, 2001, we issued 587,000 shares of our common stock and a like amount of warrants at an exercise price of $3.00 per share and a term of five years pursuant to Rule 506 of Regulation D of the Act for approximately $587,000 in cash.

On July 18, 2001, we issued 575,000 shares of our common stock and a like amount of warrants at an exercise price of $3.00 per share and a term of five years pursuant to Rule 506 of Regulation D of the Act for approximately $575,000 in cash.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company’s common stock pursuant to debt conversion agreements.

In September 2001, certain of our officers and directors purchased an aggregate of 2,000,000 shares of common stock for an aggregate investment of $1,000,000. This issuance was exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

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During December 2001, the Company converted $1,020,000 of liabilities due to Microphase and Janifast into 3,400,000 shares of the Company’s common stock and a like amount of warrants to purchase one share each of the Company’s common stock at an exercise price of $.30 pursuant to debt conversion agreements.

In December 2001 and January 2002, we issued 6,797,643 shares of common stock and a like amount of warrants at an exercise price of $.30 per share for a term of five (5) years pursuant to Rule 506 of Regulation D of the Act for approximately $2,000,000 in cash. This issuance was exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company’s common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share; and a warrant to purchase 550,000 shares of the Company’s common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003.

From August 2001 to June 2002, we issued an aggregate of 2,976,068 shares of common stock to consultants for an aggregate of $1,202,997. We also issued an aggregate of 2,675,000 warrants to consultants for an aggregate of $1,040,000.

From August 2001 to June 2002, holders of an aggregate of $1,462,082 in debt converted such debt into 4,625,584 shares of common stock.

Item 16. Exhibits and Financial Statements.

Exhibit
Number	Description

2.1*	Exchange of Stock Agreement and Plan of Reorganization dated January 15, 1997 (incorporated by reference to Exhibit 2(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

2.2*	Exchange of Stock Agreement and Plan of Reorganization dated June 25, 1998 (incorporated by reference to Exhibit 2(b) to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969)).

3.1*	Certificate of Incorporation of Tecma Laboratory, Inc. filed December 20, 1979 (incorporated by reference to Exhibit 3(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.2*	Certificate of Correction to Certificate of Incorporation of Tecma Laboratory, Inc. dated June 19, 1987 (incorporated by reference to Exhibit 3(b) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

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3.3*	Certificate of Amendment of Certificate of Incorporation of Tecma Laboratory, Inc. filed August 28, 1987 (incorporated by reference to Exhibit 3(c) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.4*	Certificate of Amendment of Certificate of Incorporation of Tecma Laboratories, Inc. filed April 7, 1997 (incorporated by reference to Exhibit 3(d) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.5*	Certificate of Amendment of Certificate of Incorporation of Lightpaths TP Technologies, Inc. filed June 2, 1997 (incorporated by reference to Exhibit 3(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.6*	Certificate of Amendment of Certificate of Incorporation of mPhase Technologies, Inc. filed September 15, 2000 (incorporated by reference to Exhibit 3i to our quarterly report on Form 10Q filed on November 13, 2000 (file no. 000-24969)).

3.7*	Bylaws of the Company (incorporated by reference to Exhibit 3(g) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

4.1*	Form of Registration Rights Agreement, dated January 26, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

4.2*	Form of Registration Rights Agreement, dated February 9, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

4.3*	Form of Warrant (incorporated by reference to Exhibit 4.3 to our registration statement on Form S-1 filed on June 28, 2002 (file no. 333-91560)).

4.4*	Warrant issued to Piper Rudnick LLP (incorporated by reference to Exhibit 4.4 to our registration statement on Form S-1 filed on June 28, 2002 (file no. 333-91560)).

4.5*	Warrant issued to Piper Rudnick LLP (incorporated by reference to Exhibit 4.5 to our registration statement on Form S-1 filed on June 28, 2002 (file no. 333-91560)).

4.6*	Form of Subscription Agreement, dated December 15, 2001 (incorporated by reference to Exhibit 4.6 to our registration statement on Form S-1 filed on June 28, 2002 (file no. 333-91560)).

5.1**	Opinion of Piper Rudnick LLP.

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10.1*	License Agreement, dated March 26, 1998, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

10.2*	First Amendment to the License Agreement, dated January 8, 2001, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.3*	Employment Agreement between Ronald A. Durando and the Company (incorporated by reference to Exhibit 10.8 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

10.4*	Employment Agreement between Gustave T. Dotoli and the Company (incorporated by reference to Exhibit 10.9 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

10.5*	Employment Agreement between Martin S. Smiley and the Company, dated as of August 15, 2000 (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.6*	Employment Agreement between David C. Klimek and the Company, dated as of April 1, 2001 (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.7*	Manufacturing Services Agreement, dated March 14, 2001, by and between the Company and Flextronics International USA, Inc. (incorporated by reference to Exhibit 10.7 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.8*	Supply Agreement by and between the Company and Hart Telephone Company, Inc., dated as of August 19, 1998 (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.9*	Facilities/Services Agreement between the Company and Microphase Corporation, dated as of July 1, 1998 (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.10*	Company’s 2001 Stock Incentive (incorporated by reference to Exhibit C to our preliminary proxy statement on Form Pre 14A filed on March 21, 2001 (file no. 000-30202)).

10.11*	License Agreement, dated July 31, 1996, by and between AT&T Paradyne Corporation and Microphase Corporation (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.12*	Assignment Agreement, dated February 17, 1997, by and between the Company and Microphase Corporation (incorporated by reference to Exhibit 10.12 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

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21*	List of Subsidiaries (incorporated by reference to Exhibit 21 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

23.1*	Consents of Schuhalter, Coughlin & Suozzo, LLC dated August 31, 1998 and Mauriello, Franklin & LoBrace, P.C. dated August 31, 1998 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

23.2*	Consents of Schuhalter, Coughlin & Suozzo, LLC dated April 23, 1999 and Mauriello, Franklin & LoBrace, P.C. dated April 23, 1999 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969)).

23.3*	Consent of Schuhalter, Coughlin & Suozzo, LLC dated August 13, 1999 (incorporated by reference to Exhibit 23.1 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

23.4	Consent of Schuhalter, Coughlin & Suozzo, LLC.

23.5**	Consent of Piper Rudnick LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as a part of the signature page of this Registration Statement)

99.1**	Form of Subscription Certificate.

99.2**	Instructions to Shareholders.

99.3**	Form of Letter to Shareholders.

99.4**	Form of Letter to Brokers.

99.5**	Notice of Guaranteeed Delivery.

99.6**	Form of Subscription Agency Agreement.

*	Incorporated by reference.
**	To be filed by amendment.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee” table in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post–effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of each issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 19th day of December 2002.

mPHASE TECHNOLOGIES, INC.

By: /s/ Ronald A. Durando
Name: Ronald A. Durando
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Martin S. Smiley as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and make such changes and additions to this registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done and about the premises, as fully to all intents and purposes as he/she might or could do in person, thereby ratifying and confirming all that the attorney-in-fact and agent, or his/her substitutes, may lawfully do or cause to be done by virtue thereof and the registrant hereby confers like authority on its behalf.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ * Necdet F. Ergul	Chairman of the Board of Directors	December 19, 2002

/s/ * Ronald A. Durando	President, Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2002

/s/ * Martin S. Smiley	Executive Vice President of Finance, Chief Financial Officer, and General Counsel	December 19, 2002

/s/ * Michael P. McInerney	Director	December 19, 2002

/s/ * Anthony H. Guerino	Director	December 19, 2002

/s/ * Gustave T. Dotoli	Chief Operating Officer and Director	December 19, 2002

/s/ * David L. Klimek	Chief Technology Officer and Director	December 19, 2002

/s/ * Abraham Biderman	Director	December 19, 2002

*By: /s/ *
Martin S. Smiley
Attorney-in-fact

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mPhase Technologies, Inc.
Form S–1
Registration Statement
Exhibit Index

Exhibit
Number	Description
2.1*	Exchange of Stock Agreement and Plan of Reorganization dated January 15, 1997 (incorporated by reference to Exhibit 2(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

2.2*	Exchange of Stock Agreement and Plan of Reorganization dated June 25, 1998 (incorporated by reference to Exhibit 2(b) to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969)).

3.1*	Certificate of Incorporation of Tecma Laboratory, Inc. filed December 20, 1979 (incorporated by reference to Exhibit 3(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.2*	Certificate of Correction to Certificate of Incorporation of Tecma Laboratory, Inc. dated June 19, 1987 (incorporated by reference to Exhibit 3(b) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.3*	Certificate of Amendment of Certificate of Incorporation of Tecma Laboratory, Inc. filed August 28, 1987 (incorporated by reference to Exhibit 3(c) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.4*	Certificate of Amendment of Certificate of Incorporation of Tecma Laboratories, Inc. filed April 7, 1997 (incorporated by reference to Exhibit 3(d) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.5*	Certificate of Amendment of Certificate of Incorporation of Lightpaths TP Technologies, Inc. filed June 2, 1997 (incorporated by reference to Exhibit 3(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

3.6*	Certificate of Amendment of Certificate of Incorporation of mPhase Technologies, Inc. filed September 15, 2000 (incorporated by reference to Exhibit 3i to our quarterly report on Form 10Q filed on November 13, 2000 (file no. 000-24969)).

3.7*	Bylaws of the Company (incorporated by reference to Exhibit 3(g) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

4.1*	Form of Registration Rights Agreement, dated January 26, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

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4.2*	Form of Registration Rights Agreement, dated February 9, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

4.3*	Form of Warrant (incorporated by reference to Exhibit 4.3 to our registration statement on Form S-1 filed on June 28, 2002 (file no. 333-91560)).

4.4*	Warrant issued to Piper Rudnick LLP (incorporated by reference to Exhibit 4.4 to our registration statement on Form S-1 filed on June 28, 2002 (file no. 333-91560)).

4.5*	Warrant issued to Piper Rudnick LLP (incorporated by reference to Exhibit 4.5 to our registration statement on Form S-1 filed on June 28, 2002 (file no. 333-91560)).

4.6*	Form of Subscription Agreement, dated December 15, 2001 (incorporated by reference to Exhibit 4.6 to our registration statement on Form S-1 filed on June 28, 2002 (file no. 333-91560)).

5.1**	Opinion of Piper Rudnick LLP.

10.1*	License Agreement, dated March 26, 1998, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

10.2*	First Amendment to the License Agreement, dated January 8, 2001, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.3*	Employment Agreement between Ronald A. Durando and the Company (incorporated by reference to Exhibit 10.8 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

10.4*	Employment Agreement between Gustave T. Dotoli and the Company (incorporated by reference to Exhibit 10.9 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

10.5*	Employment Agreement between Martin S. Smiley and the Company, dated as of August 15, 2000, as amended, (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.6*	Employment Agreement between David C. Klimek and the Company, dated as of April 1, 2001, as amended, (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

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10.7*	Manufacturing Services Agreement, dated March 14, 2001, by and between the Company and Flextronics International USA, Inc. (incorporated by reference to Exhibit 10.7 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262))

10.8*	Supply Agreement by and between the Company and Hart Telephone Company, Inc., dated as of August 19, 1998 (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.9*	Facilities/Services Agreement between the Company and Microphase Corporation, dated as of July 1, 1998 (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262).

10.10*	Company’s 2001 Stock Incentive (incorporated by reference to Exhibit C to our preliminary proxy statement on Form Pre 14A filed on March 21, 2001 (file no. 000-30202)).

10.11*	License Agreement, dated July 31, 1996, by and between AT&T Paradyne Corporation and Microphase Corporation (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

10.12*	Assignment Agreement, dated February 17, 1997, by and between the Company and Microphase Corporation (incorporated by reference to Exhibit 10.12 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

21*	List of Subsidiaries (incorporated by reference to Exhibit 21 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

23.1*	Consents of Schuhalter, Coughlin & Suozzo, LLC dated August 31, 1998 and Mauriello, Franklin & LoBrace, P.C. dated August 31, 1998 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

23.2*	Consents of Schuhalter, Coughlin & Suozzo, LLC dated April 23, 1999 and Mauriello, Franklin & LoBrace, P.C. dated April 23, 1999 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969)).

23.3*	Consent of Schuhalter, Coughlin & Suozzo, LLC dated August 13, 1999 (incorporated by reference to Exhibit 23.1 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

23.4	Consent of Schuhalter, Coughlin & Suozzo, LLC.

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23.5	Consent of Piper Rudnick LLP (included in Exhibit 5.1).

23.6	Consent of Rosenberg, Rich, Baker and Berman & Co.

24.1	Power of Attorney (included as a part of the signature page ofthis Registration Statement).

99.1**	Form of Subscription Certificate

99.2**	Instructions to Shareholders

99.3**	Form of Letter to Shareholders

99.4**	Form of Letter to Brokers

99.5**	Notice of Guaranteeed Delivery

99.6**	Form of Subscription Agency Agreement

*	Incorporated by reference.
**	To be filed by amendment